    As filed with the Securities and Exchange Commission on July 10, 1998
                                                                Registration No.
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          Regions Financial Corporation
             (Exact Name of Registrant as Specified in its Charter)
                             ----------------------

           Delaware                               6711                    63-0589368
(State or Other Jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)     Identification No.)

                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7100
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ----------------------
                             Samuel E. Upchurch, Jr.
                     General Counsel and Corporate Secretary
                              417 North 20th Street
                              Birmingham, AL 35203
                                 (205) 326-7860
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                             ----------------------
                                   Copies to:

       CHARLES C. PINCKNEY              FRANK M. CONNER III               WALTER G. MOELING, IV
   LANGE, SIMPSON, ROBINSON &              ALSTON & BIRD LLP            POWELL, GOLDSTEIN, FRAZER
           SOMERVILLE LLP           601 PENNSYLVANIA AVENUE, N.W.             & MURPHY LLP
417 NORTH 20TH STREET, SUITE 1700    NORTH BUILDING, SUITE 250          191 PEACHTREE STREET, NE
       BIRMINGHAM, AL. 35203             WASHINGTON, D.C. 20004            ATLANTA, GA.  30303
        (205) 250-5000                   (202) 508-3303                     (404) 572-6600

                              --------------------

     Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                              --------------------
                         CALCULATION OF REGISTRATION FEE

Title of each                                          Proposed maximum       Proposed maximum
class of securities            Amount to be            offering price             aggregate               Amount of
to be registered                registered                per unit*            offering price*            registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                   1,350,000                 $17.65154444           $23,829,585                $7,029.73

========================================================================================================================

* Calculated in accordance with Rule 457(f), based on the total stockholders' equity of the company being acquired as of March 31, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), shall determine.

Dear Jacobs Bank Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Jacobs Bank, to be held at Jacobs Bank's main office, located at 510 East Laurel Street, Scottsboro, Alabama, 35768, on _______, 1998, at _______:00 p.m., local time, notice of which is enclosed.

     At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Reorganization, dated as of February 18, 1998 (the "Agreement"), entered into with Regions Financial Corporation ("Regions"), and the related Plan of Merger, pursuant to which a newly-formed, interim bank subsidiary of Regions will merge with and into Jacobs Bank (the "Merger") and Regions will continue the banking operations of Jacobs Bank as a subsidiary of Regions. Upon consummation of the Merger, each share of Jacobs Common Stock issued and outstanding (excluding certain shares held by Jacobs Bank, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 13.50 shares of Regions common stock, subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash to be paid in lieu of any fractional share interest.

     The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

     The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Each member of the Board of Directors of Jacobs Bank has agreed to vote those Jacobs Bank shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by Jacobs Bank stockholders and approval of the Merger by various regulatory agencies.

     Stockholders of Jacobs Bank who perfect their dissenters' rights prior to the proposed Merger and comply with applicable law will be entitled to receive the fair value of their Jacobs Bank shares in cash, as provided by applicable law.

     It is important to understand that approval of the Agreement requires the affirmative vote of a majority of the outstanding shares of common stock of Jacobs Bank entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

     Accordingly, whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with Regions is a significant step for Jacobs Bank, and your vote on this matter is of great importance. On behalf of the Board of Directors, I urge you to vote for approval of the Merger by marking the enclosed proxy card "FOR" Item One.

                                    Sincerely,



                                    J. E. Moody
                                    Chairman and Chief Executive Officer

                                   JACOBS BANK
               510 EAST LAUREL STREET, SCOTTSBORO, ALABAMA, 35768
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            TO BE HELD _______, 1998


         Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Jacobs Bank will be held at Jacobs Bank's main office, located at 510 East Laurel Street, Scottsboro, Alabama, 35768 on _______, 1998, at _______:00 p.m., local time, for the following purposes:

         1. Merger. To consider and vote on the Agreement and Plan of Reorganization, dated as of February 18, 1998 (the "Agreement"), by and between Jacobs Bank and Regions Financial Corporation ("Regions"), and the related Plan of Merger, pursuant to which (i) a newly-formed, interim bank subsidiary of Regions will merge with and into Jacobs Bank (the "Merger") (ii) Jacobs Bank will become a subsidiary of Regions, and (iii) each share of Jacobs Common Stock (excluding certain shares held by Jacobs Bank, Regions, or their respective subsidiaries and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 13.50 shares of Regions common stock, subject to possible adjustment, with cash to be paid in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

         2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

         Only stockholders of record at the close of business on _______, 1998, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

         Stockholders of Jacobs Bank have a right to dissent from the Merger and obtain payment of the fair value of their shares in cash by complying with the applicable provisions of applicable law, which are attached to the accompanying Proxy Statement/Prospectus as Appendix C.

         The Board of Directors of Jacobs Bank unanimously recommends that holders of Jacobs Common Stock vote FOR the proposals listed above.

         We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of Jacobs Bank an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                    By Order of the Board of Directors



                                    H. Grady Jacobs
                                    Corporate Secretary


 _______, 1998

            JACOBS BANK                           REGIONS FINANCIAL CORPORATION
          PROXY STATEMENT                                  PROSPECTUS
FOR SPECIAL MEETING OF STOCKHOLDERS                       COMMON STOCK
     TO BE HELD _______, 1998                           (PAR VALUE $.625)
                                                        1,350,000 SHARES


         This Proxy Statement/Prospectus constitutes a Prospectus of Regions Financial Corporation, a regional bank holding company organized and existing under the laws of the state of Delaware ("Regions"), and relates to the shares of its common stock, par value $.625 per share ("Regions Common Stock"), which are issuable to the stockholders of Jacobs Bank, a commercial bank organized and existing under the laws of the state of Alabama, upon consummation of the proposed merger (the "Merger") described herein, by which a newly-formed, interim bank subsidiary of Regions will merge with and into Jacobs Bank pursuant to the terms of an Agreement and Plan of Reorganization, dated as of February 18, 1998, by and between Regions and Jacobs Bank (the "Agreement"), and the related Plan of Merger.

         On the date and at the time that the Merger becomes effective (the "Effective Time"), except as otherwise described herein, (i) a newly-formed, interim bank subsidiary of Regions will merge with and into Jacobs Bank, (ii) Jacobs Bank will become a subsidiary of Regions, and (iii) each outstanding share of the $1.00 par value common stock of Jacobs Bank ("Jacobs Common Stock") will be converted into 13.50 shares of Regions Common Stock, subject to possible adjustment (the "Exchange Ratio"), with cash to be paid in lieu of any fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

         As a result of the Merger, Jacobs Bank will become a subsidiary of Regions, and will continue its operations as a state-chartered commercial bank until combined with Regions Bank, Regions' principal banking subsidiary. For a further description of the terms of the Merger, see "Description of the Transaction."

         The Exchange Ratio is subject to a possible upward adjustment under certain circumstances relating to the price of Regions Common Stock over a specified period, in relation to a floor of $31.70 per share of Regions Common Stock and to a weighted average price of 17 specified bank holding companies (the "Index Group") over the same period. Under certain circumstances, described fully under the caption "Description of the Transaction--Possible Adjustment of Exchange Ratio," the Board of Directors of Jacobs Bank is permitted to terminate the Agreement, in which case Regions may avoid such termination by increasing the Exchange Ratio as provided in the Agreement. This adjustment mechanism is intended to provide to the holders of Jacobs Common Stock partial protection against a decline in value of Regions Common Stock to a per share amount below the lesser of (i) $31.70 or (ii) the amount that would reflect a price performance of Regions Common Stock that is 15% below the price performance of the Index Group.

         In making its determination of whether to terminate the Agreement, the Board of Directors of Jacobs Bank (the "Jacobs Bank Board") would take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Jacobs Bank Board were to elect to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions would consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Jacobs Bank's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. See "Description of the Transaction--Possible Adjustment of Exchange Ratio."

         Regions is under no obligation to adjust the Exchange Ratio. Moreover, even if the value of Regions Common Stock declines to an amount below the specified floor and thereby triggers Jacobs Bank's right to terminate the Agreement, the Jacobs Bank Board may elect to consummate the Merger without terminating the Agreement, notwithstanding approval of the Agreement by the holders of Jacobs Common Stock.

         This Proxy Statement/Prospectus also constitutes a Proxy Statement of Jacobs Bank and is being furnished to the stockholders of Jacobs Bank in connection with the solicitation of proxies by the Board of Directors of Jacobs Bank for use at its special meeting of stockholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on _______, 1998, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to stockholders of Jacobs Bank on or about _______, 1998.


   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
            ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

          The date of this Proxy Statement/Prospectus is _______, 1998.

                              AVAILABLE INFORMATION

         Regions is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

         This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S--4 of Regions (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about Regions and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. Regions Common Stock is traded in the Nasdaq National Market. Reports, proxy statements, and other information concerning Regions may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY REGIONS OR JACOBS BANK. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF REGIONS OR JACOBS BANK SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

         All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to Regions was supplied by Regions, and all information included or incorporated by reference herein with respect to Jacobs Bank was supplied by Jacobs Bank.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by Regions pursuant to the Exchange Act are hereby incorporated by reference herein:


         1. Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         2. Regions' Quarterly Reports on Form 10-Q for the three months ended March 31, 1998;

         3. Regions' Current Report on Form 8-K dated as of February 8, 1998, and filed with the SEC on February 9, 1998; and

         4. The description of Regions Common Stock under the heading "Item 1. Capital Stock to be Registered" in the registration statement on Form 8-A of Regions relating to Regions Common Stock and in any amendment or report filed for the purpose of updating such description.

         Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporates by reference specific portions of Regions' Annual Report to Stockholders for that year (the "Regions Annual Report to Stockholders"), but does not incorporate other portions of the Regions Annual Report to Stockholders. Only those portions of the Regions Annual Report to Stockholders captioned "Financial Summary & Review 1997," "Financial Statements and Notes," and "Historical Financial Summary" are incorporated herein. Other portions of the Annual Report to Stockholders are NOT incorporated herein and are not a part of the Registration Statement.

         All documents filed by Regions pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request, without charge (except for the exhibits thereto), from Ronald C. Jackson, Stockholder Assistance, Regions Financial Corporation, 417 North 20th Street, Birmingham, Alabama 35203 (telephone (205) 326--7090). In order to ensure timely delivery of the documents, any request should be made by _______, 1998.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         This Proxy Statement/Prospectus, documents incorporated by reference herein, or any other written or oral statements made by or on behalf of Regions may include forward-looking statements which reflect Regions' current views with respect to future events and financial performance. Such forward-looking statements are subject to certain uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. These uncertainties and other factors include, but are not limited to, uncertainties relating to business and economic conditions, the financial services industry, and Regions. The words "believe", "expect", "anticipate", "project", and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of Regions. Any such statement speaks only as of the date the statement was made. Regions undertakes no obligation to update or revise any forward-looking statements.

         More specifically, Regions' current report on Form 8-K filed with the SEC on February 9, 1998, pertaining to the merger of Regions and First Commercial Corporation (the "First Commercial Acquisition"), includes certain forward-looking statements regarding each of Regions, First

Commercial, and the combined company following the First Commercial Acquisition, including statements relating to cost savings, enhanced revenues, accretion to reported earnings that may be realized from the First Commercial Acquisition, and certain restructuring charges expected to be incurred in connection with the First Commercial Acquisition. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause Regions' actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (i) expected cost savings from the First Commercial Acquisition and Regions' other pending acquisitions may not be fully realized or realized within the expected time frame; (ii) revenues following the first Commercial Acquisition and the other pending acquisitions may be lower than expected, or deposit attrition, operating costs or customer loss and business disruption following the First Commercial Acquisition and the other pending acquisitions may be greater than expected;
(iii) competitive pressures among depository and other financial institutions may increase significantly; (iv) costs or difficulties related to the integration of the business of Regions, First Commercial, and the other pending acquisitions may be greater than expected; (v) changes in the interest rate environment may reduce margins; (vi) general economic or business conditions, either nationally or in the states or regions in which Regions does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit; (vii) legislative or regulatory changes may adversely affect the businesses in which Regions is engaged; (viii) changes may occur in the securities markets, and (ix) disruptions of the operations of the combined company following the First Commercial Acquisition or any other governmental or private entity as a result of the "Year 2000 problem" may occur. Additional information with respect to factors that may cause results to differ materially from those contemplated by such forward-looking statements is included in Regions' current and subsequent filings with the SEC.

                                TABLE OF CONTENTS

AVAILABLE INFORMATION..............................................................................................
DOCUMENTS INCORPORATED BY REFERENCE................................................................................
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION........................................................
SUMMARY............................................................................................................
     The Parties...................................................................................................
     Special Meeting of Jacobs Bank Stockholders...................................................................
     Record Date; Vote Required....................................................................................
     The Merger; Exchange Ratio....................................................................................
     Dissenting Stockholders.......................................................................................
     Reasons for the Merger; Recommendation of Jacobs Bank's Board
      of Directors.................................................................................................
     Opinion of Jacobs Bank's Financial Advisor....................................................................
     Effective Time................................................................................................
     Exchange of Stock Certificates................................................................................
     Regulatory Approvals and Other Conditions.....................................................................
     Waiver, Amendment, and Termination of the Agreement...........................................................
     Interests of Certain Persons in the Merger....................................................................
     Federal Income Tax Consequences of the Merger.................................................................
     Material Differences in Stockholders' Rights..................................................................
     Comparative Market Prices of Common Stock.....................................................................
     Comparative Per Share Data....................................................................................
     Selected Financial Data.......................................................................................
THE SPECIAL MEETING................................................................................................
     General.......................................................................................................
     Record Date; Vote Required....................................................................................
DESCRIPTION OF THE TRANSACTION.....................................................................................
     General.......................................................................................................
     Possible Adjustment of Exchange Ratio ........................................................................
     Background of and Reasons for the Merger......................................................................
     Effective Time of the Merger..................................................................................
     Distribution of Regions Stock Certificates and
       Payment for Fractional Shares...............................................................................
     Conditions to Consummation of the Merger......................................................................
     Regulatory Approvals..........................................................................................
     Waiver, Amendment, and Termination of the Agreement...........................................................
     Conduct of Business Pending the Merger........................................................................
     Management Following the Merger...............................................................................
     Interests of Certain Persons in the Merger....................................................................
     Dissenting Stockholders.......................................................................................
     Federal Income Tax Consequences of the Merger.................................................................
     Accounting Treatment..........................................................................................
     Expenses and Fees.............................................................................................
     Resales of Regions Common Stock...............................................................................
EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS.....................................................................
     Antitakeover Provisions Generally.............................................................................
     Authorized Capital Stock......................................................................................
     Amendment of Certificate of Incorporation and Bylaws..........................................................

     Classified Board of Directors and Absence of Cumulative Voting................................................
     Removal of Directors..........................................................................................
     Limitations on Director Liability.............................................................................
     Indemnification...............................................................................................
     Special Meetings of Stockholders..............................................................................
     Actions by Stockholders Without a Meeting.....................................................................
     Stockholder Nominations.......................................................................................
     Mergers, Consolidations, and Sales of Assets Generally........................................................
     Business Combinations with Certain Persons....................................................................
     Dissenters' Rights............................................................................................
     Stockholders' Rights to Examine Books and Records.............................................................
     Dividends.....................................................................................................
COMPARATIVE MARKET PRICES AND DIVIDENDS............................................................................
JACOBS BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS.................................................................
BUSINESS OF JACOBS BANK
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF JACOBS BANK........................................................
BUSINESS OF REGIONS................................................................................................
     General.......................................................................................................
     Acquisition Activity..........................................................................................
CERTAIN REGULATORY CONSIDERATIONS..................................................................................
     General.......................................................................................................
     Payment of Dividends..........................................................................................
     Capital Adequacy..............................................................................................
     Prompt Corrective Action......................................................................................
     FDIC Insurance Assessments....................................................................................
DESCRIPTION OF REGIONS COMMON STOCK................................................................................
STOCKHOLDER PROPOSALS..............................................................................................
EXPERTS............................................................................................................
OPINIONS...........................................................................................................
INDEX TO JACOBS BANK FINANCIAL STATEMENTS..........................................................................F-1
APPENDIX A--Agreement and Plan of Reorganization...................................................................A-1
APPENDIX B--Plan of Merger.........................................................................................B-1
APPENDIX C--Copy of Chapter 2B, Article 13 of the Alabama Business
     Corporation Code, pertaining to dissenters' rights............................................................C-1

                                     SUMMARY

         The following is a summary of certain information included in this Proxy Statement/Prospectus and the documents incorporated by reference herein.. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Stockholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "Regions" and "Jacobs Bank" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries.

THE PARTIES

         Jacobs Bank. Jacobs Bank is a commercial bank organized and existing under the laws of the state of Alabama, headquartered in Scottsboro, Alabama. Jacobs Bank provides a range of consumer and commercial banking services through seven offices in Scottsboro, Huntsville, Madison and Rainsville, Alabama. At March 31, 1998, Jacobs Bank had total assets of approximately $193.0 million, total deposits of approximately $160.4 million, and total stockholders' equity of approximately $23.8 million. Jacobs Bank's principal executive office is located at 510 East Laurel Street, Scottsboro, Alabama, 35768 and its telephone number at such address is (256) 259-1516.

         Regions. Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion, and total consolidated stockholders' equity of approximately $2.1 billion. Regions is the second largest bank holding company headquartered in Alabama in terms of assets, based on March 31, 1998 information. Regions operates banking--related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking--related services.

         Since December 31, 1997, Regions has completed acquisitions of six financial institutions and has entered into definitive agreements to acquire seven financial institutions, including Jacobs Bank. For information concerning Regions' acquisition activity, including the completed and other pending acquisitions, see "Documents Incorporated by Reference," "Recent Developments--First Commercial Corporation Acquisition," and "Business of Regions--Acquisition Activity."

         Regions commenced operations in 1971, under its former name First Alabama Bancshares, Inc., as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326--7100.

         Additional information with respect to Regions and its subsidiaries is included in documents incorporated by reference in this Proxy
Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of Regions."

SPECIAL MEETING OF JACOBS BANK STOCKHOLDERS

         The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at Jacobs Bank's main office, located at 510 East Laurel Street, Scottsboro, Alabama, 35768, for the purpose of considering and voting on approval of the Agreement and to transact such other business as may properly come before the meeting. See "The Special Meeting."


RECORD DATE; VOTE REQUIRED

         The Jacobs Bank Board has fixed the close of business on _______, 1998 as the record date (the "Record Date") for determination of the stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Jacobs Common Stock on the Record Date will be entitled to vote at the Special Meeting. Approval of the Agreement will require the affirmative vote of a majority of the outstanding shares of Jacobs Common Stock entitled to vote at the Special Meeting, not just a majority of the votes cast. As of the Record Date, there were 100,000 shares of Jacobs Common Stock outstanding and entitled to be voted.

         The directors and executive officers of Jacobs Bank and their affiliates beneficially owned, as of the Record Date, _______ shares (or approximately _______% of the outstanding shares) of Jacobs Common Stock. Each member of the Board of Directors of Jacobs Bank has agreed to vote those Jacobs Bank shares over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Jacobs Common Stock. As of that date, neither Jacobs Bank nor Regions held any shares of Jacobs Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."


THE MERGER; EXCHANGE RATIO

         The Agreement provides for the acquisition of Jacobs Bank by Regions pursuant to the Merger of a newly-formed, interim bank subsidiary of Regions with and into Jacobs Bank. At the Effective Time, each share of Jacobs Common Stock then issued and outstanding (excluding shares held by Jacobs Bank, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) will be converted into 13.50 shares of Regions Common Stock, subject to possible adjustment.

         No fractional shares of Regions Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any Jacobs Bank stockholder would be entitled upon consummation of the Merger, based on the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions) on the last full trading day immediately preceding the Effective Time. See "Description of the Transaction--General."



DISSENTING STOCKHOLDERS

         Holders of Jacobs Common Stock entitled to vote on approval of the Agreement have the right to dissent from the Merger and, upon consummation of the Merger and the satisfaction of certain specified procedures and conditions, to receive fair value of such holders' shares of Jacobs Common Stock in cash in accordance with the applicable provisions of the Alabama Banking Code and the Alabama Business Corporation Code (as supplemented by the Alabama Banking Code as applicable to an Alabama state bank, the "Alabama Act"). The procedures to be followed by dissenting stockholders are summarized under "Description of the Transaction--Dissenters' Rights," and the applicable provisions of the Alabama Act are reproduced as Appendix C.


REASONS FOR THE MERGER; RECOMMENDATION OF JACOBS BANK'S BOARD OF DIRECTORS

         Jacobs Bank's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, Jacobs Bank and its stockholders. Accordingly, Jacobs Bank's Board unanimously recommends that Jacobs Bank's stockholders vote FOR approval of the Agreement. EACH MEMBER OF THE BOARD OF DIRECTORS OF JACOBS BANK HAS AGREED TO VOTE THOSE SHARES OF JACOBS COMMON STOCK OVER WHICH SUCH MEMBER HAS VOTING AUTHORITY (OTHER THAN IN A FIDUCIARY CAPACITY) IN FAVOR OF THE AGREEMENT. In approving the Agreement, Jacobs Bank's directors considered Jacobs Bank's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, and legal advice concerning the proposed Merger. See "Description of the Transaction--Background of and Reasons for the Merger."

EFFECTIVE TIME

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger relating to the Merger are filed and declared effective with the Alabama Secretary of State. Unless otherwise agreed upon by Regions and Jacobs Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur by the last business day of the month in which the last of the following events occurs: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Jacobs Bank stockholders; or such later date within 30 days thereof as specified by Regions. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Time of the Merger," "--Conditions to Consummation of the Merger," and "--Waiver, Amendment, and Termination of the Agreement."


EXCHANGE OF STOCK CERTIFICATES

         Promptly after the Effective Time, Regions will cause the exchange agent selected by Regions (the "Exchange Agent"), to mail to the former stockholders of Jacobs Bank a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Jacobs Common Stock for certificates representing shares of Regions Common Stock. JACOBS BANK STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of Regions Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

         The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve") which has been granted, the Federal Deposit Insurance Corporation (the "FDIC"), and the Superintendent of Banks of the state of Alabama (the "Alabama Superintendent"). Applications for the requisite approvals have been filed with these agencies. There can be no assurance that the pending approvals of the FDIC and the Alabama Superintendent will be given or as to the timing or conditions of such approvals.

         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of Jacobs Bank stockholders, receipt of an opinion of counsel as to the tax--free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."


WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time by mutual consent of the Boards of Directors of both Jacobs Bank and Regions, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by December 31, 1998, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated for any reason, Jacobs Bank will continue to operate as a commercial bank under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of Jacobs Bank's management and Board of Directors have interests in the Merger in addition to their interests as stockholders of Jacobs Bank generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain Regions employee benefits. See "Description of the Transaction--Interests of Certain Persons in the Merger."


FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         Consummation of the Merger is conditioned on the receipt of an opinion of counsel that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by holders of Jacobs Common Stock upon the exchange in the Merger of Jacobs Common Stock solely for Regions Common Stock (except to the extent of any cash received in lieu of fractional share interests in Regions Common Stock). Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests and cash received by dissenters. See "Description of the Transaction--Federal Income Tax Consequences of the Merger."

         BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCE OF EACH STOCKHOLDER AND OTHER CIRCUMSTANCES, EACH JACOBS BANK STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER (INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS).

MATERIAL DIFFERENCES IN STOCKHOLDERS' RIGHTS

         At the Effective Time, Jacobs Bank stockholders, whose rights are governed by the Alabama Act and by Jacobs Bank's Articles of Incorporation and Bylaws, will automatically become Regions stockholders, and their rights as Regions stockholders will be determined by the Delaware General Corporation Law (the "Delaware GCL") and by Regions' Certificate of Incorporation and Bylaws.

         The rights of Regions stockholders differ from the rights of Jacobs Bank stockholders in several important respects, some of which constitute additional antitakeover provisions provided for in Regions' governing documents. See "Effect of the Merger on Rights of Stockholders."


COMPARATIVE MARKET PRICES OF COMMON STOCK


         Regions Common Stock is traded in the over--the--counter market and quoted on the Nasdaq National Market. Jacobs Common Stock is not traded in any established market. The following table sets forth, as of the indicated dates,
(i) the last sale price of Regions Common Stock and the sale price in the last known transaction of purchase and sale of Jacobs Common Stock, which occurred in October 1997, and (ii) the equivalent per share price (as explained below) of Jacobs Common Stock. The indicated dates of February 18, 1998, and _______, 1998 represent, respectively, the last trading day immediately preceding public announcement of the proposed acquisition of Jacobs Bank by Regions and the latest practicable date prior to the mailing of this Proxy Statement/Prospectus.


                                                                                       EQUIVALENT
                                                                                           PER
                                                                                       SHARE PRICE
                                         REGIONS               JACOBS                   OF JACOBS
MARKET PRICE PER SHARE AT:            COMMON STOCK          COMMON STOCK              COMMON STOCK
-------------------------             ------------          ------------              ------------
 February 18, 1998                      $ 38.625            $240.00                     $521.44
 _______, 1998                          ________            _______                     _______


         The equivalent per share price of Jacobs Common Stock at each specified date represents the last sale price of a share of Regions Common Stock on such date multiplied by the Exchange Ratio of 13.50. Stockholders are advised to obtain current market quotations for Regions Common Stock. No assurance can be given as to the market price of Regions Common Stock at or after the Effective Time. See "Comparative Market Prices and Dividends."


COMPARATIVE PER SHARE DATA

         The following table sets forth certain comparative per share data relating to net income, cash dividends, and book value on (i) an historical basis for Regions and Jacobs Bank, (ii) a pro forma combined basis per share of Regions Common Stock, giving effect to the Merger, and (iii) an equivalent pro forma basis per share of Jacobs Common Stock, giving effect to the Merger. The Regions and Jacobs Bank pro forma combined information and the Jacobs Bank pro forma Merger equivalent information give effect to the Merger on a pooling-of-interests accounting basis and assume an Exchange Ratio of 13.50. See "Description of the Transaction--Accounting Treatment." The pro forma data are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of Regions and Jacobs Bank, including the respective notes thereto. Regions' historical information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. See "Documents Incorporated by Reference," "--Selected Financial Data," and "Index to Jacobs Bank Financial Statements."


                                                     THREE MONTHS ENDED
                                                          MARCH 31,              YEAR ENDED DECEMBER 31,
                                                     -------------------    ---------------------------------
                                                      1998         1997       1997        1996        1995
                                                      ----         ----       ----        ----        ----
                                                          (Unaudited)        (Unaudited except Regions
                                                                             and Jacobs Bank historical)

NET INCOME PER COMMON SHARE
Regions historical ..........................      $      .58   $     .51   $    2.20   $    1.85   $    1.60
Regions historical assuming dilution ........             .57         .50        2.15        1.81        1.58
Jacobs Bank historical ......................            8.37        5.93       25.22       15.83       20.17
Jacobs Bank historical assuming dilution                 8.37        5.93       25.22       15.83       20.17
Regions and Jacobs Bank pro forma combined(1)             .58                    2.19        1.84        1.60
Regions and Jacobs Bank pro forma combined
     assuming dilution(1) ...................             .57                    2.15        1.81        1.58
Jacobs Bank pro forma Merger equivalent(2) ..            7.83                   29.57       24.84       21.60
Jacobs Bank pro forma Merger equivalent
     assuming dilution(2) ...................            7.70                   29.03       24.44       21.33
DIVIDENDS DECLARED PER COMMON SHARE
Regions historical ..........................             .23         .20         .80         .70         .66
Jacobs Bank historical ......................            3.10        1.50        6.00        6.00        6.00
Jacobs Bank pro forma Merger equivalent(3) ..            3.11        2.70       10.80        9.45        8.91
BOOK VALUE PER COMMON SHARE (PERIOD END)
Regions historical ..........................           14.23       13.08       13.99       12.76       11.69
Jacobs Bank historical ......................          238.08      205.54      233.81      207.64      201.29
Regions and Jacobs Bank pro forma combined(1)           14.26
Jacobs Bank pro forma Merger equivalent(2) ..          192.51


(1) Represents the combined results of Regions and Jacobs Bank as if the Merger were consummated on January 1, 1995 (or March 31, 1998, in the case of Book Value Per Share Data), and were accounted for as a pooling of interests.
(2) Represents pro forma combined information multiplied by the Exchange Ratio of 13.50 shares of Regions Common Stock for each share of Jacobs Common Stock. The Exchange Ratio is subject to upward adjustment under certain conditions if the average of the last sale prices of Regions Common Stock over a specified period is less than $31.70. See "Description of the Transaction--Possible Adjustment of Exchange Ratio." The presentation of pro forma equivalent information would be affected by any increase in the Exchange Ratio.
(3) Represents historical dividends declared per share by Regions multiplied by the Exchange Ratio of 13.50 shares of Regions Common Stock for each share of Jacobs Common Stock.


SELECTED FINANCIAL DATA

         The following tables present certain selected historical financial information for Regions and Jacobs Bank. Regions' historical per share information has been adjusted to reflect a 2-for-1 stock split effected by Regions on June 13, 1997. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning Regions and Jacobs Bank incorporated by reference or included herein. Interim unaudited data for the three months ended March 31, 1998 and 1997 of Regions and Jacobs Bank reflect, in the opinion of the respective managements of Regions and Jacobs Bank, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the three months ended March 31, 1998, are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. See "Documents Incorporated by Reference" and "Index to Jacobs Bank Financial Statements."

Selected Historical Financial Data of Regions


                                                         THREE MONTHS
                                                         ENDED MARCH 31,                       YEAR ENDED DECEMBER 31,
                                                ----------------------------------       ---------------------------------
                                                    1998                 1997                1997                 1996
                                                -------------        -------------       -------------       -------------
                                                           (Unaudited)
                                                                         (In thousands except per share data and ratios)
INCOME STATEMENT DATA:
Total interest income ....................      $     485,716        $     417,997       $   1,653,084       $   1,386,122
Total interest expense ...................            240,310              204,909             824,203             685,656
Net interest income ......................            245,406              213,088             828,881             700,466
Provision for loan losses ................             12,119               11,194              41,773              29,041
Net interest income after
     loan loss provision .................            233,287              201,894             787,108             671,425
Total noninterest income excluding
     security gains (losses) .............             77,380               64,031             258,012             217,624
Security gains (losses) ..................                (69)                 464                 541               3,115
Total noninterest expense ................            178,637              154,213             600,341             553,801
Income tax expense .......................             45,758               37,880             145,628             108,677
Net income ...............................             86,203               74,296             299,692             229,686
PER SHARE DATA:
Net income ...............................      $         .58        $         .51       $        2.20       $        1.85
Net income assuming dilution .............                .57                  .50                2.15                1.81
Cash dividends ...........................                .23                  .20                 .80                 .70
Book value ...............................              14.23                13.08               13.99               12.76
OTHER INFORMATION:
Average number of shares outstanding .....            149,556              145,847             136,512             124,272
Average number of shares outstanding,
    assuming dilution ....................            152,571              149,014             139,421             126,777
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .............................      $  25,629,065        $  21,819,883       $  23,034,228       $  18,930,175
Securities ...............................          5,032,078            4,497,055           4,400,189           3,870,595
Loans, net of unearned income ............         18,045,378           15,503,711          16,394,905          13,311,172
Total deposits ...........................         20,289,275           17,672,340          17,750,926          15,048,336
Long--term debt ..........................            373,811              557,723             400,199             447,269
Stockholders' equity .....................          2,131,727            1,887,864           1,912,855           1,598,726
PERFORMANCE RATIOS:
Return on average assets(1)(6) ...........               1.39%                1.38%               1.41%               1.29%
Return on average stockholders'
     equity(1)(6) ........................              16.65                16.01               16.29               15.19
Net interest margin(1)....................               4.34                 4.36                4.27                4.27
Efficiency (2)(6) ........................              54.60                54.73               54.36               59.44
Dividend payout ..........................              39.66                39.22               36.36               37.84
ASSET QUALITY RATIOS:
Net charge--offs to average loans,
     net of unearned income(1) ...........                .21%                 .19%                .25%                .15%
Problem assets to net loans and
     other real estate (3) ...............                .74                  .74                 .71                 .56
Nonperforming assets to net loans
     and other real estate (4) ...........                .84                  .94                 .81                 .76
Allowance for loan losses to loans,
     net of unearned income ..............               1.23                 1.34                1.19                1.32
Allowance for loan losses to
     nonperforming assets (4) ............             146.52               141.97              145.53              173.65
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
     average assets ......................               8.35%                8.63%               8.63%               8.49%
Average loans to average deposits ........              90.23                86.90               88.90               85.90
Tier 1 risk--based capital (5) ...........              10.63                11.11               10.48               10.81
Total risk--based capital (5) ............              12.98                13.82               12.93               13.59
Tier 1 leverage (5) ......................               7.62                 7.65                7.52                7.44

                                                           YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                    1995                 1994                 1993
                                                -------------        -------------       -------------
                                                   (In thousands except per share data and ratios)
Total interest income ....................      $   1,259,600        $     991,693       $     746,544
Total interest expense ...................            635,336              436,157             296,195
Net interest income ......................            624,264              555,536             450,349
Provision for loan losses ................             30,271               20,580              24,695
Net interest income after
     loan loss provision .................            593,993              534,956             425,654
Total noninterest income excluding
     security gains (losses) .............            187,830              171,705             169,318
Security gains (losses) ..................               (424)                 344                 831
Total noninterest expense ................            487,461              442,376             383,130
Income tax expense .......................             96,109               84,109              66,169
Net income ...............................            197,829              180,520             146,504
PER SHARE DATA:
Net income ...............................      $        1.60        $        1.55       $        1.41
Net income assuming dilution .............               1.58                 1.53                1.38
Cash dividends ...........................                .66                  .60                 .52
Book value ...............................              11.69                10.63                9.93
OTHER INFORMATION:
Average number of shares outstanding .....            123,340              116,412             104,306
Average number of shares outstanding,
    assuming dilution ....................            125,289              118,223             106,126
STATEMENT OF CONDITION DATA
(PERIOD END):
Total assets .............................      $  16,851,774        $  15,810,076       $  13,163,161
Securities ...............................          3,863,781            3,346,291           2,993,417
Loans, net of unearned income ............         11,542,311           10,855,195           8,430,931
Total deposits ...........................         13,497,612           12,575,593          11,025,376
Long--term debt ..........................            632,019              599,476             525,820
Stockholders' equity .....................          1,429,253            1,286,322           1,106,361
PERFORMANCE RATIOS:
Return on average assets(1)(6) ...........               1.21%                1.27%               1.38%
Return on average stockholders'
     equity(1)(6) ........................              14.29                15.26               15.76
Net interest margin ......................               4.21                 4.37                4.77
Efficiency (2)(6) ........................              58.79                59.44               60.23
Dividend payout ..........................              41.25                38.71               36.88
ASSET QUALITY RATIOS:
Net charge--offs to average loans,
     net of unearned income(1) ...........                .17%                 .19%                .23%
Problem assets to net loans and
     other real estate (3) ...............                .59                  .75                1.12
Nonperforming assets to net loans
     and other real estate (4) ...........                .68                  .80                1.28
Allowance for loan losses to loans,
     net of unearned income ..............               1.38                 1.32                1.48
Allowance for loan losses to
     nonperforming assets (4) ............             202.55               164.48              115.88
LIQUIDITY AND CAPITAL RATIOS:
Average stockholders' equity to
     average assets ......................               8.44%                8.35%               8.76%
Average loans to average deposits ........              86.12                79.90               76.41
Tier 1 risk--based capital (5) ...........              11.14                10.69               11.13
Total risk--based capital (5) ............              14.61                14.29               13.48
Tier 1 leverage (5) ......................               7.49                 8.21               10.11

-------------------

(1)    Interim period ratios are annualized.
(2) Noninterest expense divided by the sum of net interest income (taxable--equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%. The ratios for periods prior to 1996 have not been restated to reflect the combination with First National Bancorp effected March 1, 1996, and accounted for as a pooling of interests, or any other pooling-of-interests transactions.
(6) Ratios for 1996 excluding $19.0 million (after-tax) charged for SAIF assessment and merger expenses are as follows: Return on average stockholders' equity -- 16.45%, Return on average total assets -- 1.40%, and Efficiency -- 56.16%.

SELECTED HISTORICAL FINANCIAL DATA OF JACOBS BANK


                                            Three Months
                                            Ended March 31,                  Years Ended December 31,
                                     --------------------------    --------------------------------------------------------------
                                        1998           1997           1997           1996          1995         1994       1993
                                     -----------    -----------    -----------    -----------   -----------   --------    -------
                                            (unaudited)        (In thousands, except per share data and ratios)
INCOME STATEMENT DATA
  Total interest income ..........   $     3,563    $     3,197    $    13,385    $    12,412   $    11,446   $  9,812    $ 8,816
  Total interest expense .........         1,647          1,480          6,309          6,034         5,167      3,944      3,231
  Net interest income ............         1,916          1,717          7,076          6,378         6,279      5,868      5,585
  Provision for loan losses ......            90             90            225            955           240        280        165
  Net interest income after
    loan loss provision ..........         1,826          1,627          6,851          5,423         6,039      5,588      5,420
  Total noninterest income
    excluding security gains
    (losses) .....................           373            221          1,198            886           775        545        640
  Security gains (losses) ........            18             17            133            144           147        127         (9)
  Total noninterest expense ......         1,140          1,137          4,855          4,597         4,272      3,987      2,988
  Income tax expense .............           240            135            805            273           672        525        770
  Net income .....................           837            593          2,522          1,583         2,017      1,748      2,293
PER SHARE DATA
  Net income .....................   $      8.37     $     5.93     $    25.22     $    15.83    $    20.17    $ 17.48    $ 22.93
  Net income assuming dilution ...          8.37           5.93          25.22          15.83         20.17      17.48      22.93
  Cash dividends .................          3.10           1.50           6.00           6.00          6.00       6.00       6.00
  Book value .....................        238.08         205.54         233.81         207.64        201.29     167.46     168.82
OTHER INFORMATION
  Average number of shares
    outstanding ..................           100            100            100            100           100        100        100
  Average number of shares
    outstanding assuming
    dilution .....................          100            100            100            100           100        100        100
STATEMENT OF CONDITION DATA
  (PERIOD END)
  Total assets ...................   $   193,044      $ 175,087      $ 189,262      $ 175,152     $ 159,764   $147,020   $122,300
  Securities .....................        86,172         88,137         86,139         91,125        79,633     76,274     59,339
  Loans, net of unearned
    income .......................        92,746         72,695         87,852         71,719        60,687     57,318     51,880
  Total deposits .................       160,499        148,636        156,655        148,616       136,353    125,134    104,764
  Long-term debt .................         7,000          3,575          7,000          3,000         1,974      1,514        -0-
  Stockholders' equity ...........        23,830         20,576         23,403         20,786        20,150     16,767     16,903
PERFORMANCE RATIOS
  Return on average assets (1) ...          1.74%          1.37%          1.41%          0.94%         1.34%      1.30%      1.89%
  Return on average
    shareholders' equity (1) .....         14.04          11.32          11.58           7.99         10.93      10.38      14.32
  Net interest margin (1)............       4.24           4.27           4.23           4.10          4.50       4.72       4.94
  Efficiency (2) ..............            46.27          53.93          54.31          57.61         55.39      56.23      43.93
  Dividend payout ................         37.04          25.30          23.79          37.89         29.75      34.32      26.17
ASSET QUALITY RATIOS
  Net charge-offs to average
    loans, net of unearned
    income (1).......................       (.05)%         (.01)%         (.03)%         1.43%         0.15%      0.38%      0.32%
  Problem assets to net loans
   and other real estate (3) .....          0.53           0.35           0.82           0.31          1.28       0.27       0.58
  Nonperforming assets to net
    loans, net and other real
    estate (4).......................       0.95           0.58           1.07           0.53          1.83       0.86       0.75
  Allowance for loans losses
    to loans, net of unearned
    income .......................          1.25           1.20           1.16           1.08          1.20       1.00       0.96
  Allowance for loan losses
    to nonperforming assets (4) ..        131.21         205.41         108.40         204.20         65.28     116.02     127.55
LIQUIDITY AND CAPITAL RATIOS
  Average stockholders' equity
    to average assets ............         12.37%         12.12%         12.13%         12.30%        12.13%     12.55%     13.23%
  Average loans to average
    deposits .....................         55.70          47.73          52.20          45.69         44.29      47.50      48.99
  Tier 1 risk-based capital (5)(6)         19.05          20.28          18.96          21.33            --         --         --
  Total risk-based capital (5)(6)          20.06          21.19          19.88          22.20            --         --         --
  Tier 1 leverage (5)(6) .........         11.48          11.42          11.39          10.96          11.41      9.86      14.64

----------------
(1)    Interim period ratios are annualized
(2) Noninterest expense divided by the sum of net interest income (taxable-equivalent basis) and noninterest income net of gains (losses) from security transactions.
(3) Problem assets include loans on a nonaccrual basis, restructured loans, and foreclosed properties.
(4) Nonperforming assets include loans on a nonaccrual basis, restructured loans, loans 90 days or more past due, and foreclosed properties.
(5) The required minimum Tier 1 and total capital ratios are 4% and 8%, respectively. The minimum leverage ratio of Tier 1 capital to total assets is 3% to 5%.
(6) For the years ended December 31, 1995 and prior, the Bank met the minimum 8% ratio of total capital to total adjusted assets and therefore was not required to compute these separate ratios.

                               RECENT DEVELOPMENTS


THE FIRST COMMERCIAL ACQUISITION

         On February 8, 1998, Regions and First Commercial Corporation ("First Commercial") entered into an Agreement and Plan of Merger, pursuant to which First Commercial will be acquired by Regions by means of the merger of First Commercial with and into Regions, with Regions as the surviving entity (the "First Commercial Acquisition"). Upon consummation of the First Commercial Acquisition, Regions will exchange 1.7 shares of Regions Common Stock for each share of First Commercial common stock outstanding, with a total of approximately 64.8 million shares of Regions Common Stock expected to be issued in the merger. Regions expects the First Commercial Acquisition to be accounted for as a pooling of interests and expects to consummate the transaction during the third quarter of 1998, subject to approval of Regions and First Commercial stockholders in accordance with applicable law, approval of various regulatory authorities, and other customary conditions of closing.

         First Commercial is a multi-bank bank holding company headquartered in Little Rock, Arkansas, with approximately 165 banking offices in Arkansas, Tennessee, Texas, and Louisiana, and a 50% interest in two Oklahoma banks. First Commercial also operates banking--related affiliates in the areas of mortgage banking, trust services, securities brokerage, asset management, and accounts receivable factoring. At March 31, 1998, First Commercial reported total consolidated assets of approximately $7.4 billion, total consolidated deposits of approximately $6.3 billion, and total consolidated stockholders equity of approximately $636 million. Based on March 31, 1998 information, First Commercial is the largest bank holding company headquartered in Arkansas and has the largest market share of deposits in Arkansas of depository institutions with offices in Arkansas.

         Additional information with respect to the First Commercial Acquisition is set forth in Regions' current report on Form 8-K filed with the SEC on February 9, 1998 (the "First Commercial 8-K"). The First Commercial 8-K includes or incorporates by reference certain forward looking statements, estimates, and projections concerning the First Commercial Acquisition, which are subject to various uncertainties and risks as explained above under the caption "Cautionary Statement Concerning Forward Looking Information." Estimates and projections concerning the future financial performance of Regions following the First Commercial Acquisition are predicated on certain assumptions and depend upon future events, the course of which cannot be ascertained with certainty, and therefore such estimates and projections, including but not limited to estimates concerning future levels of accretion and dilution of Regions' earnings per share, future cost savings achievable in consolidation, and levels of merger-related charges, should be considered only as estimates and understood to be uncertain and subject to risks of inaccuracy. Future events may cause Regions' actual experience to differ materially from such estimates and projections. See "Cautionary Statement Concerning Forward Looking Information."

IMPACT OF THE FIRST COMMERCIAL ACQUISITION ON REGIONS' FINANCIAL PERFORMANCE

         Merger Charges. It is expected that Regions will incur charges arising from the First Commercial Acquisition and from the assimilation of First Commercial into the Regions organization. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payments of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and similar costs which normally arise from the consolidation of operational activities.

         The First Commercial Acquisition is expected to be accounted for as a pooling of interests. Regions currently estimates incurring aggregate restructuring and merger-related charges of approximately $85 million (or $63 million after taxes) in connection with the consummation of the First Commercial Acquisition. Substantially all of these charges are expected to be recognized in the period in which the First Commercial Acquisition closes. The estimated restructuring and merger-related charges include approximately $19 million in noncash charges. The components of the anticipated merger-related charges are summarized as follows:

                                                             (In thousands)
Employee-related ...........................................  $ 24,000
Occupancy and equipment ....................................    10,000
Loss on divestiture of certain mortgage servicing assets ...     8,000
Conversion .................................................     7,000
Investment banker, legal, accounting, and other merger
  related fees .............................................    28,500
                                                              --------
                                                                77,500
Charitable trust ...........................................     7,500
                                                              --------
Gross charges ..............................................    85,000
Taxes ......................................................   (22,000)
                                                              --------
                                                              $ 63,000
                                                              ========


         The estimate of anticipated charges to be incurred in connection with consummating the First Commercial Acquisition is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this estimate has been based on the due diligence reviews that have been performed to date in connection with the First Commercial Acquisition and may be subject to change. The actual charges incurred may be higher or lower than what is currently contemplated, once First Commercial is assimilated from an operational perspective and various contingencies are either satisfied or eliminated.

         Cost Savings and Revenue Enhancements. Regions believes it has the ability to obtain substantial cost savings and to achieve substantial revenue enhancements in the operations of the combined companies following the First Commercial Acquisition. While no assurance can be given, based on present information Regions estimates that following the First Commercial Acquisition it can realize reductions in the noninterest expenses attributable to First Commercial's operations of approximately $60 million, or 25% of First Commercial's estimated 1998 noninterest expense. Regions anticipates realizing approximately $16 million in pre-tax benefits from cost savings in 1998 and approximately $60 million in pre-tax benefits from cost savings in 1999. These estimates are based on the assumptions that by the end of 1998 Regions can reduce operating costs in the areas of information technology (approximately $5.7 million or 50% of First Commercial's estimated 1998 expense), general and administrative expenses (approximately $6.0 million or 68% of First Commercial's estimated 1998 expense), operations (approximately $5.8 million or 45% of First Commercial's estimated 1998 expense), mortgage servicing (approximately $11.0 million or 38% of First Commercial's estimated 1998 expense), trust operations (approximately $1.3 million or 15% of First Commercial's estimated 1998 expense), broker-dealer operations (approximately $.6 million or 16% of First Commercial's estimated 1998 expense), community banks operations (approximately $25.4 million or 16% of First Commercial's estimated 1998 expense), and in other noninterest expense categories amounting to approximately $4.2 million. The foregoing estimated possible reductions in noninterest expense are in the financial statement categories of (i) salaries and employee benefits (approximately $32 million), (ii) occupancy expenses (approximately $1 million),
(iii) furniture and equipment (approximately $1 million), and other noninterest expenses (approximately $26 million for expense items such as data processing, advertising, professional fees, and printing and supplies). In developing such assumptions Regions evaluated First Commercial's noninterest expense structure, identified elements of First Commercial noninterest expenses that could be reduced or eliminated as duplicative or unnecessary, and quantified the anticipated cost savings in various categories. Regions also took into account its experience in assimilating previous acquisitions in assessing the feasibility of the projected cost savings in each category, and concluded the projections are feasible and realistic. In deriving the estimates of the amounts of anticipated cost savings, Regions considered any applicable increases in its expenditures necessary to operate the combined companies, and the above estimates are presented net of any such increases.

     Similarly with no assurance, Regions expects the combined company following the First Commercial Acquisition to benefit from enhanced revenues in specific areas. Regions anticipates that balance sheet restructuring can result in pre-tax benefits of approximately $16 million in 1998 and $6 million in 1999, primarily resulting from restructuring and reinvesting a portion of First Commercial's securities portfolio into higher yielding securities. Regions also anticipates generating pre-tax benefits of approximately $7.5 million in 1998 and $17 million in 1999 resulting from reinvesting excess capital, assuming a 6% reinvestment rate on Tier 1 capital in excess of 7%. In addition, Regions expects product enhancements and uniform application of Regions' policies to increase revenues from First Commercial's operations approximating $3 million pre-tax in 1998 and $6.6 million pre-tax in 1999, primarily resulting from broader mortgage loan product line offerings, expanded commercial cash management capabilities, and increased trust product offerings and standardization of trust fee structures. While Regions anticipates that the benefits derivable from the cost savings and revenue enhancements discussed above will continue in future years, Regions has not attempted to quantify identified benefits beyond 1999.

         Projected Impact on Per Share Earnings. Based on its evaluation of the possible cost savings, revenue enhancements, and other considerations, Regions anticipates that consummation of the First Commercial Acquisition would result in modest dilution of Regions' 1998 earnings per share and modest accretion to 1999 earnings per share. More specifically, assuming (i) the expense savings and the revenue enhancements discussed above are as estimated, (ii) approximately 222 million shares of Regions Common Stock on a diluted basis are outstanding in 1998 and in 1999, (iii) the First Commercial Acquisition is consummated in the third quarter of 1998, (iv) the conversion of First Commercial's operations systems to Regions' operations systems is completed by year end 1998, (v) 1998 diluted earnings per share of Regions Common Stock are $2.35, and 1998 diluted earnings per share of First Commercial Common Stock are $2.99, each of which represents the First Call consensus earnings estimates as of February 6, 1998 (before public announcement of the First Commercial Acquisition), and (vi) 1999 diluted earnings per share of Regions Common Stock are $2.59 and 1999 diluted earnings per share of First Commercial Common Stock are $3.35, each of which represents the First Call consensus earnings estimates, the First Commercial Acquisition is estimated to dilute the 1998 per share earnings estimates for Regions Common Stock by $.06 (or 2.5%) before giving effect to anticipated merger-related charges, and add $.06 (or 2.5%) to the 1999 per share earnings estimate for Regions Common Stock. The per share earnings estimates are presented for illustrative purposes only and do not constitute projections of Regions or First Commercial. The estimated effects of the First Commercial Acquisition on Regions' future per share earnings necessarily depend on assumptions and uncertainties which may cause actual results to differ materially from the anticipated results. See "Cautionary Statement Concerning Forward-Looking Statements."

                               THE SPECIAL MEETING


GENERAL

         This Proxy Statement/Prospectus is being furnished to the holders of Jacobs Common Stock in connection with the solicitation by the Jacobs Bank Board of Directors of proxies for use at the Special Meeting, at which Jacobs Bank stockholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at _______:00 p.m., local time, on _______, 1998, at the main offices of Jacobs Bank, located at 510 East Laurel Street, Scottsboro, Alabama, 35768.

         Jacobs Bank stockholders are requested promptly to sign, date, and return the accompanying proxy card to Jacobs Bank in the enclosed postage--paid, addressed envelope. A stockholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

         Any Jacobs Bank stockholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Jacobs Bank a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Jacobs Bank before the vote of stockholders or in open meeting prior to the taking of the stockholder vote at the Special Meeting. Any notice of revocation should be sent to Jacobs Bank, 510 East Laurel Street, Scottsboro, Alabama, 35768, Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the stockholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Jacobs Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, Jacobs Bank is unaware of any other matter to be presented at the Special Meeting.

         Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of Jacobs Bank, who will receive no additional compensation for such solicitation but may be reimbursed for out--of--pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out--of--pocket expenses.

         Jacobs Bank stockholders should not forward any stock certificates with their proxy cards.


RECORD DATE; VOTE REQUIRED

         Jacobs Bank's Board of Directors has established the close of business on _______, 1998, as the Record Date for determining the Jacobs Bank stockholders entitled to notice of and to vote at the Special Meeting. Only Jacobs Bank stockholders of record as of the Record Date will be entitled to vote at the Special Meeting. As of the Record Date, there were approximately _______ holders of 100,000 shares of Jacobs Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by Jacobs Bank to beneficially own more than 5.0% of the outstanding shares of Jacobs Common Stock as of the Record Date, see "Voting Securities and Principal Stockholders of Jacobs Bank."

         The presence, in person or by proxy, of a majority of the outstanding shares of Jacobs Common Stock is necessary to constitute a quorum of the stockholders in order to take action at the Special Meeting. For these purposes, shares of Jacobs Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Jacobs Common Stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Jacobs Common Stock entitled to vote at the Special Meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the Agreement.

         The directors and executive officers of Jacobs Bank and their affiliates beneficially owned, as of the Record Date, _______ shares (or approximately _______% of the outstanding shares) of Jacobs Common Stock. The directors and executive officers of Regions and their affiliates beneficially owned, as of the Record Date, no shares of Jacobs Common Stock. As of that date, no subsidiary of either Jacobs Bank or Regions held any shares of Jacobs Common Stock in a fiduciary capacity for others.


                         DESCRIPTION OF THE TRANSACTION

         The following material describes the material aspects of the Merger and the Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All stockholders are urged to read the Appendices in their entirety.


GENERAL

         The Agreement provides generally for the acquisition of Jacobs Bank by Regions pursuant to the Merger of a newly-formed, interim bank subsidiary of Regions with and into Jacobs Bank. As a result of the Merger, Jacobs Bank will become a subsidiary of Regions, and will continue its operations as a state-chartered commercial bank until combined with Regions Bank, Regions' principal banking subsidiary. At the Effective Time, each share of Jacobs Common Stock (excluding shares held by Jacobs Bank, Regions, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding all shares held by stockholders who perfect their dissenters' rights) issued and outstanding at the Effective Time will be converted into 13.50 shares of Regions Common Stock, subject to possible adjustment as described below under the caption "--Possible Adjustment of Exchange Ratio." Each share of Regions Common Stock outstanding immediately prior to the Effective Time will remain outstanding and unchanged as a result of the Merger.

         No fractional shares of Regions Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, Regions will make a cash payment equal to the fractional part of a share which a Jacobs Bank stockholder would otherwise receive multiplied by the last sale price of Regions Common Stock on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by Regions), on the last trading day prior to the Effective Time.


POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 13.50 SHARES OF REGIONS COMMON STOCK FOR EACH SHARE OF JACOBS COMMON STOCK. An adjustment could occur only if the Jacobs Bank Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if Regions then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

         For purposes of the description of these provisions and their operation, the following definitions apply.

         The "Average Closing Price" is the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq National Market (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Regions) for 10 consecutive full trading days in which such shares are traded on the Nasdaq National Market ending at the close of trading on the Determination Date.

         The "Determination Date" is the date on which consent of the FDIC to the Merger shall be received.

         The "Regions Ratio" is the number obtained by dividing the Average Closing Price by $39.63.

         The "Index Price" is the weighted average of the last sale prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement as of a given date.

         The "Index Ratio" is the number obtained by dividing the Index Price on the Determination Date by the Index Price as of February 24, 1998, less 15%.

         If both:

         (i)  the Average Closing Price is less than $31.70; and

         (ii) the Regions Ratio is less than the Index Ratio,

then Jacobs Bank may elect to terminate the Agreement unless Regions increases the Exchange Ratio such that the number of shares of Regions Common Stock issued in exchange for each share of Jacobs Common Stock has a value (based on the Average Closing Price) equal to the lesser of (i) $428.00 (corresponding to an Average Closing Price of $31.70) or (ii) the value (based on the Average Closing Price) of the number of a shares of Regions Common Stock that would have been exchanged for each share of Jacobs Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group. If the Merger is approved by the Jacobs Bank stockholders, the Jacobs Bank Board may elect not to terminate the Agreement and to consummate the Merger without resoliciting the Jacobs Bank stockholders even if Jacobs Bank's Stock Price Termination Right is triggered and, as a result of the Exchange Ratio, the value of shares of Regions Common Stock (valued at the Average Closing Price) issued in exchange for each share of Jacobs Common Stock would be less than the lesser of (i) $428.00 or (ii) the value (based on the Average Closing Price) of the number of shares of Regions Common Stock that would have been exchanged for each share of Jacobs Common Stock if the relative performance of Regions Common Stock as determined above was 15% lower than the relative performance of the Index Group.

         These conditions reflect the parties' agreement that Jacobs Bank's stockholders will assume the risk of declines in the value of Regions Common Stock to $31.70. Any adjustment of the Exchange Ratio reflecting a decline in the price of Regions Common Stock to below $31.70 would be dependent on whether the Average Closing Price of Regions Common Stock lags behind a market basket of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

         In making its determination of whether to terminate the Agreement, the Jacobs Bank Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations, and prospects of Regions (including the recent performance of Regions Common Stock, the historical financial data of Regions, customary statistical measurements of Regions' financial performance, and the future prospects for Regions Common Stock following the Merger), and the advice of its financial advisors and legal counsel. If the Jacobs Bank Board elects to terminate the Agreement, Regions would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors Regions will consider include the projected effect of the Merger on Regions' pro forma earnings per share and whether Regions' assessment of Jacobs Bank's earning potential as part of Regions justifies the issuance of an increased number of Regions' shares. If Regions declines to adjust the Exchange Ratio, Jacobs Bank may elect to proceed without the adjustment, provided it does so within 12 days after the Determination Date. REGIONS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 13.50, the Starting Price of Regions Common stock is $39.63, and the Index Price, as of the Starting Date, is $100.)

         (1) The first scenario occurs if the Average Closing Price is $31.70 or greater. Under this scenario, regardless of any comparison between the Regions Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Jacobs Bank stockholders could have fallen from a pro forma $535.00 per share, as of the Starting Date, to as little as a pro forma $428.00 per share, as of the Determination Date.

         (2) The second scenario occurs if the Average Closing Price is less than $31.70, but does not represent a decline from the Starting Price of more than 15% than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Jacobs Bank stockholders would have fallen from a pro forma $535.00 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Regions Common Stock, as of the Determination Date, of less than a pro forma $428.00 per share.

         (3) The third scenario occurs if the Average Closing Price declines below $31.70 and the Regions Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Jacobs Bank stockholders receive shares of Regions Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $428.00 per Jacobs Bank share or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

                  Example 1. If the Average Closing Price were $28.00, and the ending Index Price, as of the Determination Date, were $90, the Regions Ratio (.7065) would be below the Index Ratio (.75, or .90 minus .15), and Jacobs Bank could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 14.3305, which represents the lesser of (a) 15.2859 [the result of dividing $428.00 (the product of $31.70 and the 13.50 Exchange Ratio) by the Average Closing Price ($28.00), rounded to the nearest thousandth] and
                  (b) 14.3305 [the result of dividing the Index Ratio (.75) times 13.50 by the Regions Ratio (.7065), rounded to the nearest ten thousandth]. Based upon the assumed $28.00 Average Closing Price, the new Exchange Ratio would represent a value to the Jacobs Bank stockholders of $401.25 per Jacobs Bank share.

                  Example 2. If the Average Closing Price were $28.00, and the ending Index Price, as of the Determination Date, were $100, the Regions Ratio (.7065) would be below the Index Ratio (.85, or 1.00 minus .15), and Jacobs Bank could terminate the Agreement unless Regions elected within five days to increase the Exchange Ratio to equal 15.2859, which represents the lesser of (a) 15.2859 [the result of dividing $428.00 (the product of $31.70 and the 13.50 Exchange Ratio) by the Average Closing Price ($28.00), rounded to the nearest thousandth] and
                  (b) 16.2412 [the result of dividing the Index Ratio (.85) times 13.50 by the Regions Ratio (.7065), rounded to the nearest ten-thousandth]. Based upon the assumed $28.00 Average Closing Price, the new Exchange Ratio would represent a value to the Jacobs Bank stockholders of $428.00 per Jacobs Bank share.

         The actual market value of a share of Regions Common Stock at the Effective Time and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Jacobs Common Stock may be more or less than the Average Closing Price. Jacobs Bank stockholders are urged to obtain current market quotations for Regions Common Stock. See "Comparative Market Prices and Dividends."

BACKGROUND OF AND REASONS FOR THE MERGER

         Background of the Merger. During the last several years, there have been significant developments in the banking and financial services industry. These developments have included the increased emphasis and dependence on automation, specialization of products and services, increased competition from other financial institutions, and a trend toward consolidation and geographic expansion, coupled with a relaxation of regulatory restrictions on interstate conduct of business of financial institutions.

         Jacobs Bank and its Board of Directors concluded that it could best serve its stockholders, employees, customers and community by combining with a regional banking organization, provided that Jacobs Bank could obtain a fair price for its stockholders. Accordingly, Jacobs Bank and Regions entered into negotiations which culminated in the Agreement.

         During the months preceding its negotiations with Regions, Jacobs Bank was approached informally by Regions and various other financial institutions that were seeking an indication of Jacobs Bank's interest in being acquired. In response to such an indication from Regions, and based on Jacobs Bank's long-standing correspondent banking relationship with Regions and management's familiarity with Regions' executive officers and corporate culture, Jacobs Bank's Chairman and Chief Executive Officer presented to the Board of Directors in January 1998 a proposal to allow Jacobs Bank to enter into acquisition discussions with Regions. The Board authorized such discussions, and in January 1998 Regions commenced its due diligence investigation of Jacobs Bank's operations. In early February 1998 Regions submitted its offer to purchase Jacobs Bank and the Bank's Board of Directors accepted the offer after considering the factors described below. The parties negotiated the terms of the Merger Agreement in February 1998 and executed the Agreement as of February 18, 1998.

         Jacobs Bank's Reasons for the Merger. In approving the Merger, the directors of Jacobs Bank considered a number of factors. Without assigning any relative or specific weights to the factors, the Jacobs Bank Board of Directors considered the following material factors:

         (a) information concerning the business, operations, earnings, asset quality, and financial condition of Regions (and other potential merger partners) from which the Jacobs Bank Board determined that Regions is a high quality, well--managed institution with favorable prospects for future growth in its business, earnings and share price;

         (b) the similar community banking cultures and business philosophies of Regions and Jacobs Bank, particularly with respect to community lending philosophy, customer satisfaction, and efficiency and credit quality;

         (c) the likely impact of the proposed Merger on the employees and customers of Jacobs Bank and its subsidiaries, on the communities in which Jacobs Bank presently conducts its business, and on Jacobs Bank's other constituencies in view of Regions' commitment to community banking;

         (d) the Exchange Ratio in the Merger, the current market value of approximately 52 million (based on the closing price of Regions Common Stock on February 18, 1998) of the Merger to Jacobs Bank's stockholders, and the annual dividend increase of approximately 80% from $6.00 per share to $10.80 per share on a pro forma basis that the Jacobs Bank stockholders would experience as a result of the Merger;

         (e) the termination provisions of the Agreement applicable in the event of a significant decline in the price of Regions Common Stock relative to a market index prior to the consummation of the Merger (see "-- Waiver, Amendment, and Termination of the Agreement");

         (f) the treatment of the Merger as a pooling of interests for financial accounting purposes and as a tax--free reorganization for federal income tax purposes (see "-- Federal Income Tax Consequences of the Merger" and "-- Accounting Treatment");

         (g) the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay;

         (h) the alternatives to the Merger, including remaining an independent institution in light of the current economic conditions of Jacobs Bank's markets; and

         (i) the financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with Regions.

         The terms of the Merger were the result of arms--length negotiations between representatives of Jacobs Bank and representatives of Regions. Based upon the consideration of the foregoing factors, the Board of Directors of Jacobs Bank unanimously approved the Merger as being in the best interests of Jacobs Bank and its stockholders. Each member of the Board of Directors of Jacobs Bank has agreed to vote those shares of Jacobs Common Stock over which such member has voting authority (other than in a fiduciary capacity) in favor of the Merger.

         Jacobs Bank's Board of Directors unanimously recommends that Jacobs Bank stockholders vote for approval of the Agreement.

         Regions' Reasons for the Merger. In approving the Agreement and the Merger, the Regions Board considered a number of factors concerning the benefits of the Merger, including the following:

         (a) Information Concerning Jacobs Bank: The Regions Board considered information concerning the business, operations, earnings, asset quality, and financial condition of Jacobs Bank, and aspects of the Jacobs Bank franchise, including the market position of Jacobs Bank in each of the markets in which it operates and the compatibility of the community bank orientation of the operations of Jacobs Bank to that of Regions. The Regions Board concluded that Jacobs Bank is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Regions to add to its franchise in the Alabama market;

         (b) Financial Terms of the Merger: The Regions Board considered various financial aspects of the Merger as reported by Regions' management including (i) the relationship of the value of the consideration issuable in the Merger to the market value , (ii) the anticipated effect of the Merger on Regions' per share earnings (with the Merger anticipated to have no significant effect on Regions' earnings per share), (iii) the anticipated effect of the Merger on Regions' book value per share (with the Merger anticipated not to dilute Regions tangible book value per share), (iv) a comparison of Jacobs Bank to selected peer banks and comparing pricing aspects of the Merger to pricing characteristics of other merger transactions involving financial institutions and (v) the anticipated accounting treatment of the Merger as a pooling of interests.

         (c) Nonfinancial Terms of the Merger. The Regions Board considered various nonfinancial aspects of the Merger, including the treatment of the Merger as a tax--free exchange of Jacobs Bank Common Stock for Regions Common Stock for federal income tax purposes and the likelihood of the Merger being approved by applicable regulatory authorities without undue conditions or delay.

         The foregoing discussion of the information and factors considered by the Regions Board is not intended to be exhaustive but includes all material factors considered by the Regions Board. In reaching its determination to approve the Merger and the Agreement, the Regions Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors. After deliberating with respect to the Merger and the other transactions contemplated by the Agreement, and considering, among other things, the matters discussed above the Regions Board determined that the Merger is in the best interests of Regions and its stockholders and unanimously approved the Agreement.

EFFECTIVE TIME OF THE MERGER

         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Articles of Merger relating to the Merger are filed and declared effective with the Alabama Secretary of State. Unless otherwise agreed upon by Regions and Jacobs Bank, and subject to the conditions to the obligations of the parties to effect the Merger, the parties will use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following events occur: (i) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the Merger and (ii) the date on which the Agreement is approved by the requisite vote of Jacobs Bank stockholders; or such later date within 30 days thereof as may be specified by Regions.

         No assurance can be provided that the necessary stockholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Regions and Jacobs Bank anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1998. However, delays in the consummation of the Merger could occur.

         The Board of Directors of either Regions or Jacobs Bank generally may terminate the Agreement if the Merger is not consummated by December 31, 1998, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF REGIONS STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

         Promptly after the Effective Time, Regions will cause an exchange agent selected by Regions to mail to the former stockholders of Jacobs Bank a form letter of transmittal, together with instructions for the exchange of such stockholders' certificates representing shares of Jacobs Common Stock for certificates representing shares of Regions Common Stock.

         JACOBS BANK STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for Jacobs Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Jacobs Common Stock surrendering such items a certificate or certificates representing the number of shares of Regions Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Time, to the extent permitted by law, Jacobs Bank stockholders of record as of the Effective Time will be entitled to vote at any meeting of holders of Regions Common Stock the number of whole shares of Regions Common Stock into which their Jacobs Common Stock has been converted, regardless of whether such stockholders have surrendered their Jacobs Common Stock certificates. No dividend or other distribution payable after the Effective Time with respect to Regions Common Stock, however, will be paid to the holder of any unsurrendered Jacobs Bank certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such stockholder, in each case without interest.

         The stock transfer books of Jacobs Bank will be closed at the effective time of the Merger and after the Effective Time, there will be no transfers of shares of Jacobs Common Stock on Jacobs Bank's stock transfer books. If certificates representing shares of Jacobs Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for the shares of Regions Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.


CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to a number of conditions, including, but not limited to:

         (a) approval from the Federal Reserve (which has been granted), the FDIC, and the Alabama Superintendent, and the expiration of all applicable waiting periods associated with these approvals, without any conditions or restrictions that would, in the reasonable judgment of Regions' Board of Directors, so materially adversely impact the economic benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger;

         (b) the approval by the holders of the requisite number of shares of Jacobs Common Stock;

         (c) the absence of any action by any court or governmental authority of competent jurisdiction restricting, prohibiting, or making illegal the consummation of the Merger and the other transactions contemplated by the Agreement;

         (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "--Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Jacobs

Common Stock for Regions Common Stock will not give rise to recognition of gain or loss to Jacobs Bank stockholders, except to the extent of any cash received;

         (e) filing with the NASD of notification for listing of additional shares on the Nasdaq NMS for the shares of Regions Common Stock to be issued in the Merger; and

         (f) the receipt by Regions of a letter from its independent auditors that the Merger qualifies for pooling-of-interests accounting treatment.

         Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement which are customary in transactions of this nature, including, among others: (i) the delivery by Regions and Jacobs Bank of opinions of their respective counsel and certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the Agreement;
(ii) as of the Effective Time, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party; and (iii) the absence of any action on behalf of Jacobs Bank that would preclude Regions from accounting for the Merger as a pooling of interests.


REGULATORY APPROVALS

         The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that pending regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Regions and Jacobs Bank are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The Merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until the 30th day following the date of Federal Reserve approval, which may be shortened by the Federal Reserve to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

         Approval of the Merger by the Federal Reserve has been granted. The Merger also is subject to the approval of the FDIC and the Alabama Superintendent. In their evaluations, the FDIC and the Alabama Superintendent may take into account considerations similar to those applied by the Federal Reserve.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

         Prior to the Effective Time, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between Regions and Jacobs Bank approved by their respective Boards of Directors; provided, however, that after approval by the Jacobs Bank stockholders, no amendment that pursuant to the Alabama Act requires further approval of the Jacobs Bank stockholders, including decreasing the consideration to be received by Jacobs Bank stockholders, may be made without the further approval of such stockholders.

         The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, either before or after approval by Jacobs Bank stockholders, under certain circumstances, including:

         (a) by the Board of Directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappeable or was not appealed within the time limit for appeal;

         (b) by the Board of Directors of either party, if the holders of the requisite number of shares of Jacobs Common Stock shall not have approved the Agreement;

         (c) by mutual consent of the Boards of Directors of Regions and Jacobs Bank;

         (d) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation or warranty included in the Agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets certain standards specified in the Agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

         (e) by the Board of Directors of either party (provided the terminating party is not in material breach of any representation or warranty included in the Agreement), in the event of a material breach by the other party of any covenant or agreement included in the Agreement that cannot be cured within 30 days after giving notice to the breaching party; and

         (f) by the Board of Directors of either party if the Merger shall not have been consummated by December 31, 1998, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement.

         The Jacobs Bank Board has the right to terminate the Merger in certain situations in which the price of Regions Common Stock declines significantly and such decline is significantly greater than the overall decline of a selected group of bank holding companies' stocks during the same time period. Termination in such a situation can be avoided if Regions elects (at its sole discretion) to adjust the Exchange Ratio according to a formula set forth in the Agreement. See "--Possible Adjustment of Exchange Ratio."

         If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

         Each of Jacobs Bank and Regions generally has agreed to operate its business only in the usual, regular, and ordinary course, to preserve intact its business organizations and assets and maintain its rights and franchises, and to take no action which would materially adversely affect the ability of either party to obtain any consents required for the Merger or to perform its covenants and agreements under the Agreement and to consummate the Merger. The foregoing shall not prevent Regions or any subsidiary of Regions from discontinuing or disposing of any of its assets or business, or from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its subsidiaries. In addition, the Agreement includes certain other restrictions applicable to the conduct of the business of either Jacobs Bank or Regions prior to consummation of the Merger, as described below.

         Jacobs Bank. Jacobs Bank has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior written consent of Regions. Generally, Jacobs Bank has agreed that, except as specifically contemplated by the Agreement or previously disclosed to Regions, it will not:

         (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Jacobs Bank or its subsidiaries;

         (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $50,000 (for Jacobs Bank and its subsidiaries on a consolidated basis) except in the ordinary course of the business of Jacobs Bank and its subsidiaries consistent with past practices (which shall include creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by Jacobs Bank or its subsidiaries of any lien or permit any such lien to exist;

         (c) repurchase, redeem, or otherwise acquire or exchange (other than in connection with the redemption of the preferred stock of Jacobs as contemplated in the Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Jacobs Bank or its subsidiaries, or declare or pay any dividend or make any other distribution in respect of Jacobs Common Stock; provided that Jacobs Bank may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the Jacobs Common Stock at a rate not in excess of its most recent past practices as disclosed to Regions, provided that any dividend declared or payable on the shares of Jacobs Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Jacobs Bank, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Regions Common Stock is before the Effective Time;

         (d) issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Jacobs Common Stock or any other capital stock of Jacobs Bank or its subsidiaries, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

         (e) adjust, split, combine, or reclassify any capital stock of Jacobs Bank or its subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Jacobs Common

Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of Jacobs Bank's subsidiaries or any assets having in the aggregate a book value in excess of $25,000, other than in the ordinary course of business for reasonable and adequate consideration;

         (f) acquire direct or indirect control over, or invest in equity securities of, any entity, other than in connection with foreclosures in the ordinary course of business, or acquisitions of control by Jacobs Bank in its fiduciary capacity;

         (g) grant any increase in compensation or benefits to the employees or officers of Jacobs Bank or its subsidiaries except as previously disclosed to Regions or as required by law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and previously disclosed to Regions; enter into or amend any severance agreements with officers of Jacobs Bank or its subsidiaries except as previously disclosed to Regions; grant any increase in fees or other increases in compensation or other benefits to directors of Jacobs Bank or its subsidiaries;

         (h) voluntarily accelerate the vesting of any stock--based compensation or employee benefits;

         (i) enter into or amend any employment contract between Jacobs Bank or its subsidiaries and any person (unless such amendment is required by law) that Jacobs Bank or its subsidiaries does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective Time;

         (j) except as previously disclosed to Regions, adopt any new employee benefit plan or program of Jacobs Bank or its subsidiaries or make any material change in or to any existing employee benefit plans or programs of Jacobs Bank or its subsidiaries other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan;

         (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP");

         (l) with certain exceptions, commence or settle any litigation for money damages or imposing any material restrictions on the operations of Jacobs Bank; or

         (m) except in the ordinary course of business, enter into or terminate any material contract or make any change in any material lease or contract.

         In addition, Jacobs Bank has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. Jacobs Bank also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, Jacobs Bank has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

         Regions. Regions has generally agreed that Regions and each of its subsidiaries will continue to conduct its business in a manner designed in its reasonable judgment to enhance the long-term value of Regions Common Stock and the business prospect of Regions. The Agreement prohibits Regions from amending its certificate of incorporation or bylaws in any manner which is adverse to, and discriminates against, the holders of Jacobs Common Stock.

MANAGEMENT FOLLOWING THE MERGER

         Upon consummation of the Merger, the present officers and directors of Regions will retain their respective positions with Regions. Information pertaining to the directors and executive officers of Regions, executive compensation, certain relationships and related transactions, and other related matters is included in Regions' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. See "Documents Incorporated by Reference."


INTERESTS OF CERTAIN PERSONS IN THE MERGER

         The Agreement generally provides that Regions will indemnify each person entitled to indemnification from Jacobs Bank or any of its subsidiaries to the full extent permitted by Alabama Law and by Jacobs Bank's Articles of Incorporation or Bylaws six years from the Effective Time with respect to matters occurring at or prior to the Effective Time.

         The Agreement also provides that, after the Effective Time, Regions will provide generally to officers and employees of Jacobs Bank and its subsidiaries who, at or after the Effective Time, become officers or employees of Regions or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Regions and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Jacobs Bank or its subsidiaries prior to the Effective Time will be treated as service with Regions or its subsidiaries. The Agreement further provides that Regions will cause Jacobs Bank to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Regions between Jacobs Bank or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Time under Jacobs Bank's benefit plans.

         As of the Record Date, directors and executive officers of Jacobs Bank owned no shares of Regions Common Stock.


DISSENTING STOCKHOLDERS

         Pursuant to the provisions of Article 13 of the Alabama Act, if the Merger is consummated, any holder of Jacobs Common Stock who (i) gives to Jacobs Bank, prior to the vote at the Special Meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares, and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger.

         A stockholder of record may assert dissenters' rights as to fewer than all the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial stockholder and such holder notifies Jacobs Bank in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different stockholders. A beneficial stockholder asserting dissenters' rights to shares held on such holder's behalf shall notify Jacobs Bank in writing of the name and address of the record stockholder of the shares, if known.

         The written objection requirement referred to above will not be satisfied under the Alabama statutory provisions by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. In addition to not voting in person in favor of the Agreement, a stockholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

         Any written objection to the Agreement satisfying the requirements discussed above should be addressed as follows: Jacobs Bank, 510 East Laurel Street, Scottsboro, Alabama, 35768, Attention: Corporate Secretary.

         If the Merger is authorized at the Special Meeting, Jacobs Bank must deliver a written dissenters' notice (the "Dissenters' Notice") to all holders of Jacobs Common Stock who satisfied the foregoing requirements. The Dissenters' Notice must be sent within ten days after the Effective Time and must (i) state where the demand for payment must be sent, (ii) inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received; (iii) supply a form for demanding payment, (iv) set a date by which Jacobs Bank must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and
(v) be accompanied by a copy of Article 13 of the Alabama Act.

         Within 20 days after making a formal payment demand, each stockholder demanding payment must submit the certificate(s) representing the affected shares to Jacobs Bank for notation thereon that such demand has been made and return to the stockholder. Failure to submit a certificate for such notation shall, at the option of Jacobs Bank, terminate the stockholder's dissenters' rights under Article 13 unless a court of competent jurisdiction shall otherwise direct. Any transferee of such shares shall acquire no greater rights than the original dissenting stockholder had after making demand for payment.

         A stockholder of record who receives the Dissenters' Notice must demand payment in accordance with the terms of the Dissenters' Notice. Such stockholder will retain all other rights of a stockholder until those rights are canceled or modified by the consummation of the Merger. A stockholder who does not comply substantially with the requirements that such holder demand payment by the date set in the Dissenters' Notice is not entitled to payment for such holder's shares under Article 13.

         Except as described below, Jacobs Bank, as the surviving corporation resulting from the Merger, must, within ten days of the receipt of a payment demand, offer to pay to each dissenting stockholder who complied with the payment demand requirements described above the amount Jacobs Bank estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Time. Such offer must be accompanied by (i) certain recent Jacobs Bank financial statements, (ii) Jacobs Bank's estimate of the fair value of the shares and an explanation how the fair value was calculated, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand an additional amount under Section 10-2B-13.28 of the Alabama Act, and (v) a copy of Article 13 of the Alabama Act. Any dissenting stockholder who agrees to accept such offer of payment must surrender to Jacobs Bank the certificate(s) representing the affected shares, upon receipt of which Jacobs Bank must pay to the stockholder the fair value of the shares and accrued interest, as offered. Upon receiving payment, the stockholder ceases to have any interest in the shares.

         Section 10-2B-13.28 of the Alabama Act provides that a dissenting stockholder who is dissatisfied with Jacobs Banks' offer of payment may notify Jacobs Bank in writing of such holder's own estimate of the fair value or such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by Jacobs Bank is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) Jacobs Bank fails to offer payment under Section 10-2B-13.25 within 60 days after the date set for demanding payment. A dissenting stockholder waives such holder's right to demand payment under Section 10-2B-13.28 unless such holder notifies Jacobs Bank of such holder's demand in writing within 30 days after Jacobs Bank offers payment for such holder's shares.

         If a demand for payment under Section 10-2B-13.28 remains unsettled, Jabobs Bank must commence a proceeding in the Circuit Court of Jackson County, Alabama, within 60 days after receiving the demand for an additional amount and must petition the court to determine the fair value of the shares and accrued interest. If Jacobs Bank does not commence the proceeding within those 60 days, it is required to pay each dissenting stockholder whose demand remains unsettled, the amount demanded. Jacobs Bank is required to make all dissenting stockholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting stockholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such dissenter's shares, plus interest, exceeds the amount offered by Jacobs Bank.

         The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against Jacobs Bank, except that the court may assess the costs against all or some of the dissenting stockholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Jacobs Bank if the court finds Jacobs Bank did not substantially comply with the requirements of specified provisions of Article 13 of the Alabama Act, or against either Jacobs Bank or a dissenting stockholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13 of the Alabama Act.

         If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Jacobs Bank, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

         In a proceeding commenced by dissenters to enforce the liability under
Section 10-2B-13.30 of a corporation that has failed to commence an appraisal proceeding within the sixty--day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

         The foregoing is a summary of the material rights of a dissenting stockholder of Jacobs Bank, but is qualified in its entirety by reference to
Article 13 of the Alabama Act, included in Appendix C to this Proxy Statement/Prospectus. Any Jacobs Bank stockholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to Jacobs Bank stockholders, except as indicated above or otherwise required by law.

         Any dissenting Jacobs Bank stockholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "--Federal Income Tax Consequences of the Merger."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS OF JACOBS COMMON STOCK. THIS DISCUSSION MAY NOT APPLY TO SPECIAL SITUATIONS, SUCH AS JACOBS BANK STOCKHOLDERS, IF ANY, WHO HOLD JACOBS COMMON STOCK OTHER THAN AS A CAPITAL ASSET, WHO RECEIVED JACOBS COMMON STOCK UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, WHO HOLD JACOBS COMMON STOCK AS PART OF A "STRADDLE" OR "CONVERSION TRANSACTION," OR WHO ARE INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, OR FOREIGN PERSONS, AND DOES NOT DISCUSS ANY ASPECTS OF STATE, LOCAL, OR FOREIGN TAXATION. THIS DISCUSSION IS BASED UPON LAWS, REGULATIONS, RULINGS AND DECISIONS NOW IN EFFECT AND ON PROPOSED REGULATIONS, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY WITH RETROACTIVE EFFECT) BY LEGISLATION, ADMINISTRATIVE ACTION, OR JUDICIAL DECISION. NO RULING HAS BEEN OR WILL BE REQUESTED FROM THE INTERNAL REVENUE SERVICE ON ANY MATTER RELATING TO THE TAX CONSEQUENCES OF THE MERGER.

         Consummation of the Merger is conditioned upon receipt by Regions and Jacobs Bank of an opinion from Alston & Bird LLP, special counsel to Regions, concerning the material federal income tax consequences of the Merger. Based upon the assumption that the Merger is consummated in accordance with the Agreement and upon factual statements and factual representations made by Regions and Jacobs Bank, it is such firm's opinion that:

         (a) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Regions and Jacobs Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (b) No gain or loss will be recognized by holders of Jacobs Common Stock upon the exchange in the Merger of all of their Jacobs Common Stock solely for shares of Regions Common Stock (except with respect to any cash received in lieu of a fractional share interest in Regions Common Stock).

         (c) The aggregate tax basis of the Regions Common Stock received by the Jacobs Bank stockholders in the Merger will, in each instance, be the same as the aggregate tax basis of the Jacobs Common Stock surrendered in exchange therefor, less the basis of any fractional share of Regions Common Stock settled by cash payment.

         (d) The holding period of the Regions Common Stock received by the Jacobs Bank stockholders in the Merger will, in each instance, include the holding period of the Jacobs Common Stock surrendered in exchange therefor, provided that such Jacobs Common Stock is held as a capital asset at the Effective Time.

         (e) The payment of cash to Jacobs Bank stockholders in lieu of fractional share interests of Regions Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Regions. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed, as provided in Section 302(a) of the Code.

         (f) Where solely cash is received by a Jacobs Bank stockholder in exchange for Jacobs Common Stock pursuant to the exercise of dissenters' rights, such cash will be treated as having been received in redemption of such holder's Jacobs Common Stock, subject to the provisions and limitations of Section 302 of the Code.

         THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, FOREIGN, OR OTHER TAX CONSEQUENCES OF THE MERGER. JACOBS BANK STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX REPORTING REQUIREMENTS AND TAX CONSEQUENCES UNDER STATE, LOCAL, AND FOREIGN LAW.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests as that term is used pursuant to GAAP, for accounting and financial reporting purposes. Under the pooling--of--interests method of accounting, assets, liabilities, and equity of the acquired company are carried forward to the combined entity at their stated amounts.

         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Jacobs Common Stock must be exchanged for Regions Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. See "Summary--Comparative Per Share Data" and "--Resales of Regions Common Stock."



EXPENSES AND FEES

         The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions will bear and pay the filing fees and printing costs in connection with this Proxy Statement/Prospectus.

RESALES OF REGIONS COMMON STOCK

         The Regions Common Stock to be issued to Jacobs Bank stockholders in the Merger has been registered under the Securities Act, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Jacobs Bank (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% stockholders) at the time of the Special Meeting. Affiliates may not sell shares of Regions Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or in accordance with a legal opinion satisfactory to Regions that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

         Rule 145 promulgated under the Securities Act restricts the sale of Regions Common Stock received in the Merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, affiliates of Jacobs Bank may resell publicly the Regions Common Stock received by them in the Merger subject to certain limitations as to the amount of Regions Common Stock sold in any three-month period and as to the manner of sale, and subject to the currency of Regions' periodic reporting obligations under the 1934 Act. After the one-year period and within two years following the Effective Time, affiliates of Jacobs Bank who are not affiliates of Regions may effect such resales subject only to the currency of Regions' periodic reporting requirements. After two years, such affiliates of Jacobs Bank who are not affiliates of Regions may resell their shares without restriction. Persons who are affiliates of Regions after the Effective Time may publicly resell the Regions Common Stock received by them in the Merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Regions Common Stock received in the Merger. Affiliates also would be permitted to resell Regions Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Regions Common Stock received by persons who may be deemed to be affiliates of Jacobs Bank or Regions.

         Each person who Jacobs Bank reasonably believes will be an affiliate of Jacobs Bank has delivered to Regions a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Regions Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.


                 EFFECT OF THE MERGER ON RIGHTS OF STOCKHOLDERS

         As a result of the Merger, holders of Jacobs Common Stock will be exchanging their shares of an Alabama corporation governed by the Alabama Act and Jacobs Bank's Articles of Incorporation, as amended (the "Articles"), and Bylaws, for shares of Regions, a Delaware corporation governed by the Delaware GCL and Regions' Certificate of Incorporation (the "Certificate") and Bylaws. Significant differences exist between the rights of Jacobs Bank stockholders and those of Regions stockholders. The material differences are summarized below. In particular, Regions' Certificate and Bylaws contain several provisions that under certain circumstances may have an antitakeover effect in that they could impede or prevent an acquisition of Regions unless the potential acquirer has obtained the approval of Regions' Board of Directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of stockholders and their respective entities, and it is qualified in its entirety by reference to the Alabama Act and the Delaware GCL as well as to Regions' Certificate and Bylaws and Jacobs Bank's Articles and Bylaws.

ANTITAKEOVER PROVISIONS GENERALLY

         The provisions of Regions' Certificate and Bylaws described below under the headings, "--Authorized Capital Stock," "--Amendment of Certificate or Articles of Incorporation and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Removal of Directors," "--Limitations on Director Liability," "--Special Meetings of Stockholders," "--Actions by Stockholders Without a Meeting," "--Stockholder Nominations," and "--Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the Delaware GCL described under the heading "--Business Combinations With Certain Persons," are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist Regions' Board of Directors in playing a role in connection with attempts to acquire control of Regions, so that the Board can further and protect the interests of Regions and its stockholders as appropriate under the circumstances, including, if the Board determines that a sale of control is in their best interests, by enhancing the Board's ability to maximize the value to be received by the stockholders upon such a sale.

         Although Regions' management believes the Protective Provisions are, therefore, beneficial to Regions' stockholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, Regions' stockholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, Regions may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Regions Common Stock temporarily, enabling stockholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of Regions Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Regions through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for Regions' stockholders to replace the Board of Directors or management, even if a majority of the stockholders believes such replacement is in the best interests of Regions. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK

         Regions. The Certificate authorizes the issuance of up to 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued as of March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. At Regions' annual meeting of stockholders scheduled for July 29, 1998, Regions' stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares. Regions' Board of Directors may authorize the issuance of additional shares of Regions Common Stock or preferred stock without further action by Regions' stockholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Regions' capital stock may be listed. The Certificate does not provide preemptive rights to Regions stockholders.

         The authority to issue additional shares of Regions capital stock provides Regions with the flexibility necessary to meet its future needs without the delay resulting from seeking stockholder approval. The authorized but unissued shares of Regions Common Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Regions. In addition, the sale of a substantial number of shares of Regions Common Stock to persons who have an understanding with Regions concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Regions Common Stock (or the right to receive Regions Common Stock) to Regions stockholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Regions. Regions has committed not to issue shares of preferred stock for any anti-takeover purpose, including any purpose to make a change in control of Regions more costly or difficult.

         Jacobs Bank. Jacobs Bank's authorized capital stock consists of 100,000 shares of Jacobs Common Stock, of which 100,000 shares were issued and outstanding as of the Record Date, and 100,000 shares of preferred stock, none of which will be outstanding as of the Effective Time.

         Pursuant to the Alabama Act, Jacobs Bank's Board of Directors may authorize the issuance of additional shares of Jacobs Common Stock without further action by Jacobs Bank's stockholders. Jacobs Bank's Articles, as amended, do not provide the stockholders of Jacobs Bank with preemptive rights to purchase or subscribe to any unissued authorized shares of Jacobs Common Stock or any option or warrant for the purchase thereof.


AMENDMENT OF CERTIFICATE OR ARTICLES OF INCORPORATION AND BYLAWS

         Regions. The Delaware GCL generally provides that the approval of a corporation's board of directors and the affirmative vote of a majority of (i) all shares entitled to vote thereon and (ii) the shares of each class of stock entitled to vote thereon as a class is required to amend a corporation's certificate of incorporation, unless the certificate specifies a greater voting requirement. The Certificate states that its provisions regarding authorized capital stock, election, classification, and removal of directors, the approval required for certain business combinations, meetings of stockholders, and amendment of the Certificate and Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

         The Certificate also provides that the Board of Directors has the power to adopt, amend, or repeal the Bylaws. Any action taken by the stockholders with respect to adopting, amending, or repealing any Bylaws may be taken only upon the affirmative vote of the holders of at least 75% of the outstanding shares of Regions Common Stock.

         Jacobs Bank. Under the Alabama Act, the stockholder vote required to amend the articles of incorporation depends on whether the proposed amendment triggers dissenters' rights. If the proposed amendment does not trigger dissenters' rights, stockholder approval is obtained if the votes cast in favor of the amendment exceed the votes cast against the amendment. If the proposed amendment triggers dissenters' rights -- by altering or abolishing a preferential right of a stockholder's shares, for example -- the required vote is the majority of the votes entitled to be cast by any voting group that would be entitled to dissenters' rights if the amendment were approved.

         As to bylaws, the Alabama Act generally provides that a board of directors has the power to alter, amend, or repeal the bylaws or adopt new bylaws unless such power is reserved to the stockholders by the articles of incorporation. While Jacobs Bank's Articles do not reserve such power to the stockholders, under the Alabama Act, stockholders have concurrent power to amend or repeal bylaws without such power reserved in the articles of incorporation. The Alabama Act also provides that the directors may not adopt, amend, or repeal any bylaw relating to the number of shares necessary to constitute a quorum at a stockholders' meeting, and the same restrictions apply to provisions that relate to the vote required for stockholder action.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         Regions. The Certificate provides that Regions' Board of Directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three--year terms of office.

         The effect of Regions' having a classified Board of Directors is that only approximately one--third of the members of the Board are elected each year; consequently, two annual meetings are effectively required for Regions' stockholders to change a majority of the members of the Board.

         Pursuant to the Certificate, each stockholder generally is entitled to one vote for each share of Regions stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to cast all of such holder's votes in favor of one candidate or to distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of Regions Common Stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Regions Common Stock effectively may not be able to elect any person to the Board of Directors. The absence of cumulative voting, therefore, could make it more difficult for a stockholder who acquires less than a majority of the shares of Regions Common Stock to obtain representation on Regions' Board of Directors.

         Jacobs Bank. Jacobs Bank's Articles do not provide for a classified board of directors and do not provide for cumulative voting rights for voting stock.

REMOVAL OF DIRECTORS

         Regions. Under the Certificate, any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of Regions' voting stock.

         Jacobs Bank. Under the Alabama Act, stockholders may remove a director with or without cause. Judicial proceedings are available in the case of extreme cause if the holders of at least 10% of the outstanding shares of any class choose to initiate proceedings.


LIMITATIONS ON DIRECTOR LIABILITY

         Regions. The Certificate provides that a director of Regions will have no personal liability to Regions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) the payment of certain unlawful dividends and the making of certain unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

         Although this provision does not affect the availability of injunctive or other equitable relief as a remedy for a breach of duty by a director, it does limit the remedies available to a stockholder who has a valid claim that a director acted in violation of such director's duties, if the action is among those as to which liability is limited. This provision may reduce the likelihood of stockholder derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duties, even though such action, if successful, might have benefitted Regions and its stockholders. The SEC has taken the position that similar provisions added to other corporations' certificates of incorporation would not protect those corporations' directors from liability for violations of the federal securities laws.

         Jacobs Bank. Under the Alabama Act, a plaintiff cannot recover damages on account of a transaction involving a director conflict of interest if certain procedural safeguards are followed when the transaction is approved by the board of directors.


INDEMNIFICATION

         Regions. The Certificate provides that Regions will indemnify its officers, directors, employees, and agents to the full extent permitted by the Delaware GCL. Under Section 145 of the Delaware GCL as currently in effect, other than in actions brought by or in the right of Regions, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Regions, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Regions, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to Regions, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. To the extent that any director, officer, employee, or agent of Regions has been successful on the merits or otherwise in defense of any action, suit, or proceeding, as discussed herein, whether civil, criminal, administrative, or investigative, such person must be indemnified against reasonable expenses incurred by such person in connection therewith.

         Jacobs Bank. Under the Alabama Act, Jacobs Bank may indemnify its directors, officers, employees, and agents in substantially the same manner and with substantially the same effect as in the case of Regions.


SPECIAL MEETINGS OF STOCKHOLDERS

         Regions. Regions' Certificate and Bylaws provide that special meetings of stockholders may be called at any time, but only by the chief executive officer, the secretary, or the Board of Directors of Regions. Regions stockholders do not have the right to call a special meeting or to require that Regions' Board of Directors call such a meeting. This provision, combined with other provisions of the Certificate and the restriction on the removal of directors, would prevent a substantial stockholder from compelling stockholder consideration of any proposal (such as a proposal for a business combination) over the opposition of Regions' Board of Directors by calling a special meeting of stockholders at which such stockholder could replace the entire Board with nominees who were in favor of such proposal.

         Jacobs Bank. Under the Alabama Act, the holders of at least 10% of the shares entitled to vote at the special meeting must first give management the opportunity to call the meeting. If management does not do so within a stated time, the stockholders can themselves call the meeting and can invoke judicial help in doing so.


ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

         Regions. The Certificate provides that any action required or permitted to be taken by Regions stockholders must be effected at a duly called meeting of stockholders and may not be effected by any written consent by the stockholders. These provisions would prevent stockholders from taking action, including action on a business combination, except at an annual meeting or special meeting called by the Board of Directors, chief executive officer, or secretary, even if a majority of the stockholders were in favor of such action.

         Jacobs Bank. The Alabama Act provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a consent in writing is signed by all the stockholders entitled to vote on the matter.


STOCKHOLDER NOMINATIONS

         Regions. Regions' Certificate and Bylaws provide that any nomination by stockholders of individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of Regions not less than 14 days nor more than 50 days before any meeting of the stockholders called for the election of directors; provided, however, that if less than 21 days notice of the meeting is given to stockholders, the Nomination Notice must be delivered to the Secretary of Regions not later than the seventh day following the day on which notice of the meeting was mailed to stockholders. The Nomination Notice must set forth certain background information about the persons to be nominated, including information concerning (i) the name, age, business, and, if known, residential address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Regions capital stock beneficially owned by each such nominee. The Board of Directors is not required to nominate in the annual proxy statement any person so proposed; however, compliance with this procedure would permit a stockholder to nominate the individual at the stockholders' meeting, and any stockholder may vote such holder's shares in person or by proxy for any individual such holder desires.

         Jacobs Bank. No restrictions or procedures for stockholder nominations are prescribed under the Alabama Act or Jacobs Bank's Articles or Bylaws.


MERGERS, CONSOLIDATIONS, AND SALES OF ASSETS GENERALLY

         Regions. The Certificate generally requires the affirmative vote of the holders of at least 75% of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, or (ii) any sale or lease of any substantial part of the assets of Regions to any party that beneficially owns 5.0% or more of the outstanding shares of Regions voting stock, unless the transaction was approved by Regions' Board of Directors before the other party became a 5.0% beneficial owner or is approved by 75% or more of the Board of Directors after the party becomes such a 5.0% beneficial owner. In addition, the Delaware GCL generally requires the approval of a majority of the outstanding voting stock of Regions to effect (i) any merger or consolidation with or into any other corporation, (ii) any sale, lease, or exchange of all or substantially all of Regions property and assets, or (iii) the dissolution of Regions. However, pursuant to the Delaware GCL, Regions may enter into a merger transaction without stockholder approval if (i) Regions is the surviving corporation, (ii) the agreement of merger does not amend in any respect Regions' Certificate, (iii) each share of Regions stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Regions after the effective date of the merger, and (iv) either no shares of Regions Common Stock and no shares, securities, or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of Regions Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities, or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Regions Common Stock outstanding immediately prior to the effective date of the merger.

         Jacobs Bank. Under the Alabama Banking Code, a state bank may merge or consolidate with, or transfer its assets and liabilities to, another state bank if (i) at each bank's stockholders meeting, the majority of the stock of the bank is represented at the meeting and votes in favor of the merger, consolidation, or transfer, and (ii) the Alabama Superintendent determines that the transaction is in the best interests of the affected institutions. Under the Alabama Banking Code, a state bank may merge into or consolidate with a national bank with the consent of the holders of a majority in amount of the state bank's stock, obtained at a meeting of the stockholders called for such purpose.


BUSINESS COMBINATIONS WITH CERTAIN PERSONS

         Regions. Section 203 of the Delaware GCL ("Section 203") places certain restrictions on "business combinations" (as defined in Section 203 to include, generally, mergers, sales and leases of assets, issuances of securities, and similar transactions) by Delaware corporations with an "interested stockholder" (as defined in Section 203 to include, generally, the beneficial owner of 15% or more of the corporation's outstanding voting stock). Section 203 generally applies to Delaware corporations, such as Regions, that have a class of voting stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders, unless the corporation expressly elects in its certificate of incorporation or bylaws not to be governed by
Section 203.

         Regions has not specifically elected to avoid the application of
Section 203. As a result, Section 203 generally would prohibit a business combination by Regions or a subsidiary with an interested stockholder within three years after the person or entity becomes an interested stockholder, unless
(i) prior to the time
when the person or entity becomes an interested stockholder, Regions' Board of Directors approved either the business combination or the transaction pursuant to which such person or entity became an interested stockholder, (ii) upon consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder held at least 85% of the outstanding Regions voting stock (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or
(iii) once the person or entity becomes an interested stockholder, the business combination is approved by Regions' Board of Directors and by the holders of at least two--thirds of the outstanding Regions voting stock, excluding shares owned by the interested stockholder.

         Jacobs Bank. Neither the Alabama Act nor Jacobs Bank's Articles and Bylaws provide any restrictions on combinations with interested stockholders.


DISSENTERS' RIGHTS

         Regions. The rights of dissenting stockholders of Regions are governed by the Delaware GCL. Pursuant thereto, except as described below, any stockholder has the right to dissent from any merger of which Regions could be a constituent corporation. No appraisal rights are available, however, for (i) the shares of any class or series of stock that is either listed on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders or (ii) any shares of stock of the constituent corporation surviving a merger if the merger did not require the approval of the surviving corporation's stockholders, unless, in either case, the holders of such stock are required by an agreement of merger or consolidation to accept for that stock something other than: (a) shares of stock of the corporation surviving or resulting from the merger or consolidation; (b) shares of stock of any other corporation that will be listed at the effective date of the merger on a national securities exchange, quoted on the Nasdaq National Market, or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of stock described in clause (a) or (b) immediately above; or (d) any combination of the shares of stock and cash in lieu of fractional shares described in clauses (a) through (c) immediately above. Because Regions Common Stock is quoted on the Nasdaq National Market and is held of record by more than 2,000 stockholders, unless the exception described immediately above applies, holders of Regions Common Stock do not have dissenters' rights.

         Jacobs Bank. The rights of dissenting stockholders under Alabama law are summarized under the caption "Description of the Transaction--Dissenting Stockholders," and the pertinent provisions of the Alabama Act governing dissenters' rights are included as Appendix C to this Proxy
Statement/Prospectus.

STOCKHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         Regions. The Delaware GCL provides that a stockholder may inspect books and records upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

         Jacobs Bank. Pursuant to the Alabama Act, any person who has been a stockholder for at least six months, or any person who is a 5.0% stockholder, may examine corporate books and records for any proper purpose. Such records do not include banking records of persons not affiliated with the bank (unless a court order is obtained) or records relating to regulatory supervision of a bank. Further, any stockholder can examine certain enumerated corporate records such as articles and bylaws, records of stockholder action, and annual reports. A corporation's refusal to comply can result in limited penalties.

DIVIDENDS

         Regions. The Delaware GCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus, or, if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Dividends may not be declared, however, if the corporation's capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. Substantially all of the funds available for the payment of dividends by Regions are derived from its subsidiary depository institutions. There are various statutory limitations on the ability of Regions' subsidiary depository institutions to pay dividends to Regions. See "Certain Regulatory Considerations--Payment of Dividends."

         Jacobs Bank. As an Alabama state bank, Jacobs Bank is subject to various statutory and regulatory restrictions on the payment of dividends to its stockholders. In general, Jacobs Bank may pay dividends only out of unreserved and unrestricted earned surplus, and only if the payment would not cause Jacobs Bank to have less than adequate capital under state and federal bank regulatory capital requirements. See "Certain Regulatory Considerations--Payment of Dividends."

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         Regions Common Stock is quoted on the Nasdaq National Market under the symbol "RGBK." Jacobs Common Stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low last sale prices for Regions Common Stock as reported on the Nasdaq National Market, and the cash dividends declared per share of Regions Common Stock and Jacobs Common Stock for the indicated periods. For the indicated period there has been only a very limited number of transactions in Jacobs Common Stock and all such transactions have involved limited numbers of shares. The amounts indicated for Regions have been adjusted to reflect a 2--for--1 stock split effected by Regions on June 13, 1997.

                                             REGIONS                    JACOBS BANK
                               PRICE RANGE          CASH DIVIDENDS    CASH DIVIDENDS
                               -----------             DECLARED         DECLARED
                              HIGH      LOW            PER SHARE        PER SHARE
                              ----      ---         -------------     --------------
1996
First Quarter ............   $24.00      $20.38     $    .175           $1.50
Second Quarter ...........    24.19       21.13          .175            1.50
Third Quarter.............    24.32       21.82          .175            1.50
Fourth Quarter............    26.88       24.38          .175            1.50

1997
First Quarter.............    30.94       25.69          .20             1.50
Second Quarter............    33.25       27.38          .20             1.50
Third Quarter.............    39.13       32.06          .20             1.50
Fourth Quarter............    44.75       36.56          .20             1.50

1998
First Quarter ............    43.50       37.94          .23             3.10
Second Quarter............    45.25       38.66          .23               --
Third Quarter (through
    _______, 1998) .......


         On _______, 1998, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the price of Jacobs Common Stock in the last known transaction, which occurred in _______, were $ _______ and $ _______, respectively. On February 18, 1998, the last business day prior to public announcement of the proposed Merger, the last reported sale price of Regions Common Stock as reported on the Nasdaq National Market, and the last known price of Jacobs Common Stock, were $38.625 and $240.00, respectively.

         The holders of Regions Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Regions has paid regular quarterly cash dividends since 1971. Although Regions currently intends to continue to pay quarterly cash dividends on the Regions Common Stock, there can be no assurance that Regions' dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

         Regions is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Regions' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

         Jacobs Bank's dividend policy has been to pay regular quarterly cash dividends out of current earnings and profits. The payment of future dividends in the event the Merger is not consummated would depend on business conditions, Jacobs Bank's operating results and capital requirements, and other relevant factors.

               JACOBS BANK MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         Jacobs Bank's Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the information and tables which follow. For a discussion of liquidity and the impact of inflation, see "Capital Resources/Liquidity" below.


SUMMARY

         Net income for 1997 was $2,522,414, a 59.3% increase from Jacobs Bank's net income of $1,583,440 in 1996. Net income for 1996 was 21.5% lower than the 1995 net income of $2,016,789. Net income per common share for 1997 was $25.22 compared to $15.83 per share for 1996 and $20.17 for 1995. Pretax income for 1997 increased $1,470,974 or 79.2% from 1996 and decreased $832,349 or 40.0%
from 1995 to 1996.

         The increase in net income from 1996 to 1997 is primarily due to the overall increase in total loans and a reduction in the provision for loan losses. The decrease in net income from 1995 to 1996 was attributable to the increase in the provision for loan losses.

         The first three months of 1998, reflect net income of $836,614 or 41.1% more than the net income for the same period of 1997. This increase resulted from an increase in loan interest income combined with a significant increase in service charges on deposits.

         For the remainder of 1998, Jacobs Bank will continue its objectives of maintaining asset quality and providing superior service to its customers. Our strategic plan in the short run will include expanding Jacobs Bank to new markets in Alabama. We will continue to be the leader in our market by providing the best value in deposit service and loan products.


FINANCIAL CONDITION

         Earning Assets. Average earning assets in 1997 increased $11,646,000 or 7.5% over 1996 primarily due to increase in loan volume. Average earning assets in 1996 increased by $16,803,000 or 12.1% over 1995 due also to an increase in loan volume.

         Loan Portfolio. Jacobs Bank's average loans for the first three months of 1998 were $2,446,976 or 2.79% greater than the amount reported at year-end 1997. Jacobs Bank's average loans for 1997 were $78,601,000, an increase of 24.8% over $62,988,000 in average loans for 1996. Loan growth for 1997 was primarily funded through a decrease in investments, deposit growth and borrowed funds. The most significant loan growth was in real estate loans which increased by $13,895,122 or 35.2% over 1996. Average loans for 1996 increased by $4,899,153 over 1995, an increase of 8.4%. The increase in ending balances from 1996 to 1997 and 1995 to 1996 was consistent with the increase in average balances.

         Investment Portfolio. Jacobs Bank's investment securities portfolio increased 0.04% or $33,372 to $86,172,344 as of March 31, 1998 from $86,138,972 at year end. Jacobs Bank's investment securities portfolio decreased by 5.5% or $4,985,814 from 1996 to 1997. The balance in the securities portfolio decreased in order to fund loan growth. The 1996 investment securities portfolio increased by $11,466,503 over 1995, an increase of 14.4%.

         Jacobs Bank maintains an investment strategy of seeking portfolio yields within acceptable risk levels, as well as providing liquidity. Jacobs Bank maintains one classification of investment securities: "Available for Sale." The "Available for Sale" securities are carried at fair market value. At March 31, 1998, unrealized gains in the "Available for Sale" portfolio amounted to $952,789. At year end 1997, unrealized gains in the "Available for Sale" portfolio amounted to $1,088,430. At the end of 1996 the "Available for Sale" portfolio had unrealized losses of $38,737.

         Deposits. Jacobs Bank's average deposits increased $1,922,005 or 1.23% from December 31, 1997 to March 31, 1998. Jacobs Bank's average deposits increased $4,162,000 or 2.9% from 1996 to 1997. Average deposits increased $16,173,932 or 12.4% from 1995 to 1996. From year-end 1997 to the end of the first three months of 1998, total deposits rose $3,844,010 or 2.45%. From year-end 1996 to year-end 1997, total deposits increased $8,039,759 or 5.4%. The largest portion of growth during 1997 was in interest-bearing deposits that increased $6,652,368 or 5.2%. From 1996 to 1997 interest-bearing transaction deposits increased $4,614,673 or 20.5%, savings deposits decreased $692,873 or 3.3%, other time deposits of less than $100,000 decreased $328,601 or 0.5% and time deposits of $100,000 or more and open time deposits increased $3,059,169 or 14.7%.

         Capital Resources. Stockholders' equity increased $426,200 or 1.82% from December 31, 1997 to March 31, 1998. Year to date earnings of $836,614 less dividends to shareholders of $310,513 and a net decrease in unrealized gains on securities of $99,901 accounted for the increase during the first three months of 1998. Stockholders' equity increased $2,617,176 or 12.6% to $23,403,385 as of December 31, 1997, compared with $20,786,209 at the end of 1996, and $20,150,338 at the end of 1995. Net income for fiscal year ended 1997 less dividends to shareholders of $602,200 and a dramatic increase in unrealized gains on "Available for Sale" securities accounted for all the increase in stockholders' equity during 1997.


BALANCE SHEET MANAGEMENT

         Liquidity Management. Liquidity is the ability of a company to convert assets into cash without significant loss and to raise funds by increasing liabilities. Liquidity management involves having the ability to meet day-to-day cash flow requirements of its customers, whether they are depositors wishing to withdraw funds or borrowers requiring funds to meet their credit needs.

         The primary function of asset/liability management is not only to assure adequate liquidity in order for Jacobs Bank to meet the needs of its customer base, but to maintain an appropriate balance between interest-sensitive assets and interest-sensitive liabilities so that Jacobs Bank can profitably deploy its assets. Both assets and liabilities are considered sources of liquidity funding and both are, therefore, monitored on a daily basis.

         The asset portion of the balance sheet provides liquidity though loan repayments and sales and maturities of investment securities. Additional sources of liquidity are prepayments from mortgage-backed securities in the investment portfolio.

         The liability portion of the balance sheet provides liquidity through various interest-bearing and noninterest-bearing deposit accounts. At year end, Jacobs Bank had $20,500,000 of federal funds available and a line of credit from The Federal Home Loan Bank of which approximately $6,500,000 was available and unused.


RESULTS OF OPERATIONS

         Net Interest Income. Net interest income is the principle component of a financial institution's income stream and represents the spread between interest and fee income generated from earning assets and the interest expense paid on deposits. The following discussion is on a fully taxable equivalent basis.

         Net interest income for the first three months of 1998 increased $198,370 or 11.55% over the same period of 1997. Net interest income for 1997 increased $651,000 or 9.2% over 1996, $145,000 or 2.1% in 1996 over 1995. The increase in net interest income from 1996 to 1997 is primarily due to the increase in total loans. The increase in the net interest income from 1995 to 1996 was also attributable to an increase in total loans.

         Interest income of $3,562,762 for the first three months of 1998, was $365,986 or 11.45% higher than for the same three month period of 1997. Interest income increased $925,000 or 7.1% in 1997 from 1996, and increased $1,096,000 or 9.1% in 1996 from 1995. Interest income produced by the loan portfolio increased $1,413,000 or 22.3% in 1997 from 1996, and increased $500,000 or 8.6% in 1996 from 1995. Interest income on investment securities decreased $398,000 or 6.1% from 1996 to 1997, and increased $625,000 or 10.5% from 1995 to 1996. The decrease in investment income from 1996 to 1997 is due to a decrease in average investment securities. Other interest income decreased by $90,000 or 41.7% from December 31, 1996 to December 31, 1997. This was due to a $1,645,000 or 42.9% decrease in the average balance of interest-bearing deposits in banks and federal funds sold as of December 31, 1997 as compared to December 31, 1996.

         Total interest expense for the first three months of 1998 increased $167,616 or 11.33% over the same period of 1997. The interest expense increase can be attributed to an increase in deposits. Total interest expense increased by $274,000 or 4.5% in 1997 from 1996, and increased $951,000 or 18.7% in 1996 from 1995. The interest expense increase from 1996 to 1997 is primarily due to an increase in borrowed funds.

         The trend in net interest income is commonly evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets is computed by dividing fully taxable equivalent net interest income by average earning assets. This ratio represents the difference between the average yield on average earning assets and the average rate paid for all funds used to support those earning assets including both interest-bearing and noninterest-bearing sources. The net interest margin increased 7 basis points in 1997 to 4.62% from 4.55% for 1996. The net cost of funds, defined as interest expense divided by average-earning assets, decreased 10 basis points from 3.87% in 1996 to 3.77% in 1997.

         The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest bearing sources of funds. The interest rate spread eliminates the impact of noninterest bearing funds and gives a direct perspective on the effect of market interest rate movements. During recent years, the net interest margins and interest rate spreads have been under intense pressure to maintain historical levels, due in part to tax laws that discouraged investment in tax-exempt securities and intense competition for funds with non-bank institutions. As a result of higher market interest rates during 1997, the interest rate spread increased 2 basis points from 1996 to 1997. Lower market interest rates during 1996 resulted in an interest rate spread decrease of 44 basis points from 1995.

         Allowance for Loan Losses. Lending officers are responsible for the ongoing review and administration of each loan. They make the initial identification of loans which present some difficulty in collection or where there is an indication that the probability of loss exists. Lending officers are responsible for the collection efforts on a delinquent loan. Senior management is informed of the status of delinquent and problem loans on a monthly basis.

         Senior management makes recommendations monthly to the board of directors as to charge-offs. Senior management reviews the allowance for possible loan losses on a monthly basis. Jacobs Bank's policy is to discontinue interest accrual when payment of principal and interest is 90 days or more in arrears.

         The allowance for possible loan losses represents management's assessment of the risks associated with extending credit and its evaluation of the quality of the loan portfolio. Management analyzes the loan portfolio to determine the adequacy of the allowance for possible loan losses and the appropriate provisions required to maintain a level considered adequate to absorb anticipated loan losses. In assessing the adequacy of the allowance, management reviews the size, quality and risk of loans in the portfolio. Management also considers such factors as loan loss experience, the amount of past due and nonperforming loans, specific known risk, the status and amount of nonperforming assets, underlying collateral values securing loans, current and anticipated economic conditions and other factors which affect the allowance for potential credit losses.

         While it is Jacobs Bank's policy to charge off in the current period the loans in which a loss is considered probable, there are additional risks of future losses which cannot be quantified precisely or attributed to particular loans or classes of loans. Because these risks include the state of the economy, management's judgment as to the adequacy of the allowance is necessarily approximate and imprecise.

         Management believes that the $1,155,572 as of March 31, 1998 and the $1,023,203 as of December 31, 1997 in the allowance for loan losses are adequate to absorb known risks in the portfolio. No assurance can be given, however, that adverse economic circumstances will not result in increased losses in the loan portfolio, and require greater provisions for possible loan losses in the future.

         Nonperforming Assets. Nonperforming assets include nonperforming loans and foreclosed real estate held for sale. Nonperforming loans include loans classified as nonaccrual or renegotiated. Jacobs Bank's policy is to place a loan on nonaccrual status when it is contractually past due 90 days or more as to payment of principal or interest. At the time a loan is placed on nonaccrual status, interest previously accrued but not collected is reversed and charged against current earnings. Recognition of any interest after a loan has been placed on nonaccrual is accounted for on a cash basis.

         Jacobs Bank had nonperforming assets of approximately $881,000 at March 31, 1998 and $944,000 as of December 31, 1997.

         Noninterest Income. Noninterest income consists of revenues generated from a broad range of financial services and activities including fee-based services and profits and commissions earned through credit life insurance sales and other activities. In addition, gains or losses realized from the sale of investment portfolio securities are included in noninterest income. Total noninterest income increased by $153,457 or 64.6% for the three months ended March 31, 1998 as compared to the same period of 1997. For the year ended December 31, 1997, total noninterest income increased $300,688 or 29.2% compared to 1996. Noninterest income for 1996 showed an increase of $71,562 or 7.5% from 1995.

         Fee income from service charges on deposit accounts increased $259,556 or 38.6% in 1997 following a $102,674 or 18.0% increase in 1996. Increased insufficient fund fees and demand deposit account service charges resulted in the increase in service charge income in 1996 and 1997. Nonrecurring items of noninterest income include sales of investment portfolio securities. Included in other noninterest income are gains on sales of securities of $133,323 and $144,532 in 1997 and 1996, respectively. In 1997, Jacobs Bank had $55,168 of income from earnings in cash surrender values of various life insurance policies.

         The income from earnings in cash surrender values of life insurance policies was $42,018 in 1996 and $91,445 in 1995. These earnings are included in other operating income.

         Noninterest Expenses. Noninterest expense for 1997 increased $257,854 or 5.6% from 1996 and increased $319,919 or 7.5% in 1996 from 1995. Salaries and employee benefits in 1997 increased $425,597 or 20.5% from 1996 to a total of $2,502,052 at year-end 1997. Salaries and employee benefits in 1996 increased $163,935 or 8.6% from 1995. The increase in 1997 and 1996 was due to the addition of executive staff and normal pay incentives. Total noninterest expenses for the three months ended March 31, 1998 remained relatively unchanged as compared to the same period of 1997.

         Occupancy expense decreased by $181,846 or 19.9% in 1997 following an increase of $43,986 or 5.1% in 1996. Occupancy expense was lower in 1997 due to a decrease in rent expense.

         All other noninterest expenses increased by $14,103 or 1.1% in 1997 following a $111,999 or 9.2% increase in 1996. The increase in 1997 and 1996 was due to normal bank growth.


EFFECTS OF INFLATION AND CHANGING PRICES

         Inflation generally increases the cost of funds and operating overhead, and to the extent loans and other assets bear variable rates, the yields on such assets. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on the performance of a financial institution than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. At the beginning of 1996, the Federal Reserve Board decreased interest rates 75 basis points in an effort to enhance growth in the economy through monetary policy. The prime rate remained unchanged through 1996. Until March of 1997, the prime rate was 8.25%, but at that time it increased to 8.50% where it remains today. In addition, inflation affects financial institutions' cost of goods and services purchased, the cost of salaries and benefits, occupancy expense and similar items. Inflation and related increases in interest rates generally decrease the market value of investments and loans held and may adversely affect liquidity, earnings and stockholders' equity. Mortgage originations and refinancings tend to slow as interest rates increase and can reduce Jacobs Bank's earnings from such activities and the income from the sale of residential mortgage loans in the secondary market.

NET INTEREST INCOME

         The following table sets forth weighted yields earned by Jacobs Bank on its earning assets and the weighted average rates paid on its deposits and other interest-bearing liabilities for the years indicated and certain other information (in thousands):

                                                             1997                                1996
                                               ---------------------------------    --------------------------------
                                                           Interest     Average                 Interest     Average
                                               Average      Income/      Yields/    Average       Income/     Yields/
                                               Balance      Expense       Rates     Balance      Expense      Rates
                                               --------     --------     -------    --------     --------     -------
ASSETS:
Interest-earning assets:
   Loans .................................     $ 78,601    $  7,747        9.86%    $ 62,988    $   6,334       10.06%
   Investment securities
     Taxable .............................       65,103       4,321        6.64       65,919        4,544       6.89
     Tax-exempt ..........................       21,386       1,842        8.61       22,892        2,017       8.80
                                               --------    --------                 --------    ---------
        Total Investment securities ......       86,489       6,163        7.13       88,811        6,561       7.39
                                               --------    --------                 --------    ---------
Interest-bearing deposits in banks .......          100          10       10.00          234           18       7.69
Federal Funds Sold .......................        2,087         116        5.56        3,598          198       5.50
                                               --------    --------                 --------    ---------
     Total Interest-earning assets/
       Interest income ...................     1 67,277      14,036        8.39      155,631       13,111       8.42
Cash due from banks ......................        5,096                                4,708
Other Assets .............................        8,172                                9,063
Allowance for loan losses ................         (964)                                (729)
                                               --------                             --------
     Total Assets ........................     $179,581                             $168,673
                                               ========                             ========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-earning liabilities:
   Demand deposits .......................     $ 25,575    $    683        2.67     $ 23,719    $     658       2.77
   Savings ...............................       21,032         717        3.41       19,889          679       3.41
   Time deposits .........................       83,114       4,548        5.47       83,641        4,634       5.54
   Other borrowings ......................        6,389         361        5.65        1,390           64       4.60
                                               --------    --------                 --------    ---------
     Total Interest-bearing liabilities/
       Interest expense ..................      136,110       6,309        4.64      128,639        6,035       4.69

Noninterest-bearing demand deposits ......       20,237                               18,547
Other liabilities ........................        1,449                                1,676
Shareholders' equity .....................       21,785                               19,811
                                               --------                             --------
     Total Liabilities and
       Shareholders' Equity ..............     $179,581                             $168,673
                                               ========                             ========
Net interest earnings/net
   interest spread .......................                    7,727        3.75                     7,076       3.73
Net yield on earning assets ..............                                 4.62                                 4.55
Taxable equivalent adjustment:
   Investment securities .................                      630                                   693
   Loans .................................                       21                                     7
                                                           --------                             ---------
     Total taxable equivalent
       adjustment ........................                      651                                   700
                                                           --------                             ---------
Net interest income ......................                 $  7,076                             $   6,378
                                                           ========                             =========

RATE/VOLUME VARIANCE ANALYSIS

Taxable Equivalent Basis (In Thousands)


                                                        Average Volume                 Change in Volume
                                              ---------------------------------      ---------------------
                                                1997         1996         1995       1997-96       1996-95
                                              -------      -------      -------      -------       -------
INTEREST-EARNING ASSETS:
Loans ..................................    $  78,601    $  62,988    $  58,099     $  15,613     $ 4,889
Investment Securities
   Taxable .............................       65,103       65,919       55,820         (816)       10,099
   Tax exempt ..........................       21,386       22,892       20,986       (1,506)        1,906
                                              -------      -------      -------      -------       -------
     Total Investment Securities .......       86,489       88,811       76,806       (2,322)       12,005
                                              -------      -------      -------      -------       -------

Federal funds sold .....................        2,087        3,598        3,542       (1,511)           56
Interest-bearing deposits in banks .....          100          234          381         (134)         (147)
                                              -------      -------      -------      -------       -------
   Total Interest-earning Assets .......     $167,277     $155,631     $138,828     $ 11,646       $16,803
                                             ========     ========     ========     ========       =======

INTEREST-BEARING LIABILITIES:
Demand deposits ........................     $ 25,575     $ 23,719     $ 23,788     $  1,856      $    (69)
Savings ................................       21,032       19,889       19,950        1,143           (61)
Time certificates ......................       83,114       83,641       68,466         (527)       15,175
Other borrowings .......................        6,389        1,390        1,312        4,999           (78)
                                              -------      -------      -------      -------       -------
   Total Interest-bearing Liabilities ..     $136,110     $128,639     $113,516     $  7,471      $ 15,123
                                             ========     ========     ========     ========      ========

                                                          Average Rate
                                                 -----------------------------
                                                  1997        1996        1995
                                                 -----       -----       -----
INTEREST-EARNING ASSETS:
Loans ....................................        9.86%      10.06%      10.04%
Investment Securities
   Taxable ...............................        6.64        6.89        7.18
   Tax exempt ............................        8.61        8.81        9.18
     Total Investment Securities .........        7.13        7.39        7.73

Federal funds sold .......................        5.56        5.50        6.07
Interest-bearing deposits in banks .......       10.00        7.69        7.87
   Total Interest-earning Assets .........        8.39        8.42        8.65

INTEREST-BEARING LIABILITIES:
Demand deposits ..........................        2.67        2.77        2.95
Savings ..................................        3.41        3.41        3.33
Time certificates ........................        5.47        5.54        5.34
Other borrowings .........................        5.65        4.60        4.80
   Total Interest-bearing Liabilities ....        4.64        4.69        4.48


Net interest income/net interest spread ..        3.75        3.73        4.17

Net yield on earning assets ..............        4.62        4.55        4.99

Net cost of funds ........................        3.77        3.87        3.66




                                             Income/Expense                     Variance
                                   ---------------------------------      ---------------------
                                     1997         1996         1995       1997-96       1996-95
                                   -------      -------      -------      -------       -------

INTEREST-EARNING ASSETS:
Loans .......................      $ 7,747      $ 6,334      $ 5,834      $ 1,413       $   500
Investment securities
   Taxable ..................        4,321        4,544        4,009         (223)          535
   Tax exempt ...............        1,842        2,017        1,927         (175)           90
                                   -------      -------      -------      -------       -------
     Total Investment
       Securities ...........        6,163        6,561        5,936         (398)          625
                                   -------      -------      -------      -------       -------

Federal funds sold ..........          116          198          215          (82)          (17)
Interest bearing balances ...           10           18           30           (8)          (12)
                                   -------      -------      -------      -------       -------

  Total Interest-earning
  Assets ....................      $14,036      $13,111      $12,015      $   925       $ 1,096
                                   =======      =======      =======      =======       =======

INTEREST-BEARING LIABILITIES:
Demand deposits .............      $   683      $   658      $   701      $    25       $   (43)
Savings .....................          717          679          664           38            15
Time certificates ...........        4,548        4,634        3,656          (86)          978
Other borrowings ............          361           64           63          297             1
                                   -------      -------      -------      -------       -------
  Total Interest-bearing
  Liabilities ...............      $ 6,309      $ 6,035      $ 5,084      $   274       $   951
                                   =======      =======      =======      =======       =======

Net interest income .........      $ 7,727      $ 7,076      $ 6,931      $   651       $   145
                                   =======      =======      =======      =======       =======

                                                 1997                                  1996
                                   ------------------------------       -------------------------------
                                    Volume       Rate         Mix       Volume        Rate         Mix
                                   -------       -----       ----       -------       -----       ----
INTEREST-EARNING ASSETS:
Loans .......................      $ 1,571       $(126)      $(32)      $   490       $  12       $ (2)
Investment securities
   Taxable ..................          (56)       (165)        (2)          725        (162)       (28)
   Tax exempt ...............         (133)        (46)         4           174         (78)        (6)
                                   -------       -----       ----       -------       -----       ----
     Total Investment
       Securities ...........         (189)       (211)         2           899        (240)       (34)
                                   -------       -----       ----       -------       -----       ----

Federal funds sold ..........          (83)          2         (1)            3         (20)         0
Interest bearing balances ...          (10)          5         (3)          (11)         (1)
                                   -------       -----       ----       -------       -----       ----

                                                                                                    0
  Total Interest-earning
  Assets ....................      $ 1,289       $(330)      $(34)      $ 1,381       $(249)      $(36)
                                   =======       =====       ====       =======       =====       ====

INTEREST-BEARING LIABILITIES:
Demand deposits .............      $    51       $ (23)      $ (3)      $    (2)      $ (43)      $  2
Savings .....................           39           0         (1)           (2)         15          2
Time certificates ...........          (29)        (59)         2           810         137         31
Other borrowings ............          246           6         45             4          (3)         0
                                   -------       -----       ----       -------       -----       ----
  Total Interest-bearing
  Liabilities ...............      $   307       $ (76)      $ 43       $   810       $ 106       $ 35
                                   =======       =====       ====       =======       =====       ====

Net interest income .........      $   960       $(236)      $(73)      $   577       $(367)      $(65)
                                   =======       =====       ====       =======       =====       ====

LIABILITY AND ASSET MANAGEMENT

         The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income while a positive gap would tend to adversely affect net interest income.

         The asset/liability committee, which consists of the president and one other director and certain officers is charged with monitoring the liquidity and funds position of Jacobs Bank. The Committee regularly reviews (a) the rate sensitivity position on a three-month, six-month, and one-year time horizon; (b) loans to deposits ratio; and (c) average maturity for certain categories of liabilities.

         The following table represents an interest sensitivity profile for Jacobs Bank as of December 31, 1997. The table represents a static point in time and does not consider other variables, such as changing spread relationships or interest rate levels. "Net repricing gap" is the difference between total earning assets and total interest bearing liabilities repricing in any given period and "cumulative gap" is the sum of the net repricing gap from period to period.

         Since interest-bearing demand deposits and savings accounts do not reprice on a regular basis, these balances have been included in the "After 5 years and non-rate sensitive" category.

                                                                                           After 5 years
                                   Within       After 3 months         After 12 months     and Non-rate
                                  3 months     Within 12 months         Within 5 years      Sensitive       Total
                                  --------     ----------------       -----------------    -------------    -------
                                                                  (In Thousands)
EARNING ASSETS:
Loans .......................      $26,423       $ 16,438                  $43,126            $ 1,865       $ 87,852
Investment securities .......        7,728          8,176                   17,986             52,249         86,139
Federal funds sold and
  Interest-bearing deposits
   in banks .................        3,012              0                        0                  0          3,012
                                   -------       --------                  -------            -------       --------
   Total earning assets .....       37,163         24,614                   61,112             54,114        177,003
                                   -------       --------                  -------            -------       --------

INTEREST-BEARING LIABILITIES:

Interest-bearing deposits ...       32,985         39,530                   13,492             48,316        134,323
Other borrowed funds ........        2,984              0                        0              5,000          7,984
                                   -------       --------                  -------            -------       --------
   Total interest-bearing
   liabilities ..............       35,969         39,530                   13,492             53,316        142,307
                                   -------       --------                  -------            -------       --------

RATE SENSITIVITY GAP:
Net repricing gap ...........      $ 1,194       $(14,916)                 $47,620            $   798       $ 34,696
                                   =======       ========                  =======            =======       ========
Net repricing gap as a
   percentage of total
   earning assets ...........         0.67%         (8.43)%                  26.90%              0.45%
                                   =======       ========                  =======            =======

Cumulative gap ..............      $ 1,194       $(13,722)                 $33,898            $34,696
                                   =======       ========                  =======            =======
Cumulative gap as a
   percentage of total
   earning assets ...........         0.67%      $  (7.75)%                  19.15%             19.60%
                                   =======       ========                  =======            =======


The above table indicates that in a rising interest rate environment, the Banks earnings may be adversely affected in the 0-365 day periods where liabilities will reprice faster than assets.


DEPOSITS

         Jacobs Bank's primary sources of funds are interest-bearing deposits. The following table sets forth Jacobs Bank's deposit structure at December 31, in each of the last two years.

                                                                    December 31,
                                                               ----------------------
                                                                 1997          1996
                                                               --------      --------
                                                                   (In Thousands)
Noninterest-bearing deposits:
   Individuals, partnerships and corporations ...........      $ 20,548      $ 18,986
   U. S. Government and states and political subdivisions         1,215         1,144
   Certified and official checks ........................           569           815
                                                               --------      --------
     Total non-interest-bearing deposits ................        22,332        20,945
                                                               --------      --------
Interest-bearing deposits:
   Interest-bearing demand accounts .....................        27,072        22,457
   Savings accounts .....................................        20,760        21,453
   Certificates of deposit, less than $100,000 ..........        62,558        62,887
   Certificates of deposit, more than $100,000 ..........        23,933        20,874
                                                               --------      --------
     Total interest-bearing deposits ....................       134,323       127,671
                                                               --------      --------

     Total deposits .....................................      $156,655      $148,616
                                                               ========      ========


         The following table presents a breakdown by category of the average amount of deposits and the average rate paid on deposits for the periods indicated:


                                                                                 December 31,
                                                                  -------------------------------------------
                                                                        1997                      1996
                                                                  ------------------    ---------------------
                                                                            ( Dollars in thousands)
                                                                   Amount       Rate     Amount       Rate
                                                                  --------      ----    --------      ------
Noninterest-bearing deposits ................................     $ 20,237         0%   $ 18,547            0%
Savings deposits ............................................       21,032      3.41      19,889         3.41
Time deposits ...............................................       83,114      5.47      83,641         5.54
Interest-bearing deposits ...................................       25,575      2.67      23,719         2.77
                                                                  --------              --------
   Total deposits ...........................................     $149,958      3.97    $145,796         4.10
                                                                  ========              ========


         At December 31, 1997, time deposits greater than $100,000 aggregated approximately $23,933,000. The following table indicates, as of December 31, 1997, the dollar amount of $100,000 or more by the time remaining until maturity (in thousands):

                                                December 31, 1997
                       ----------------------------------------------------------------------
                         3 Months           3 to 12            1 to 5             Over 5
                          or less            Months             Years              Years
                       -------------      -------------      -------------      -------------
Time certificates ..   $      14,555      $       7,439      $       1,939      $           0
                       =============      =============      =============      =============

ASSETS

         The management of Jacobs Bank considers many criteria in managing assets, including creditworthiness, diversification and structural characteristics, maturity and interest rate sensitivity. The following table sets forth Jacobs Bank's interest-earning assets by category at December 31, in each of the last two years.


                                                         December 31,
                                                   ---------------------
                                                     1997         1996
                                                   --------     --------
                                                        (In Thousands)
Interest-bearing deposits with banks ........      $    177     $    100
Investment securities .......................        86,139       91,125
Federal funds sold ..........................         2,835            0
Loans:
   Real estate ..............................        53,332       39,437
   Commercial and other .....................        34,520       32,282
                                                   --------     --------
     Total loans ............................        87,852       71,719
                                                   --------     --------

Interest-earning assets .....................      $177,003     $162,944
                                                   ========     ========


INVESTMENT PORTFOLIO

         Jacobs Bank has classified all investment securities as available for sale. The classification of certain investment securities as available for sale is consistent with Jacobs Bank's investment philosophy of maintaining flexibility to manage the portfolio. Approximately $673,000 of unrealized gains was included in shareholders' equity related to the available for sale investment securities as of December 31, 1997.

         At year end 1997, obligations of the United States Government or its agencies and obligations of states and political subdivisions, including Fannie Mae, Freddie Mac, Ginnie Mae and Small Business Administration loans represented approximately 92% of the total investment portfolio. The following table presents the carrying amounts of Jacobs Bank's investment portfolio at December 31, in each of the last two years.


                                                        December 31,
                                                  -----------------------
                                                     1997          1996
                                                  --------       --------
                                                       (In Thousands)
AVAILABLE FOR SALE:

U.S. Government and agencies ..................    $56,217        $69,449
States and political subdivisions .............     23,236         19,435
Other securities ..............................      6,686          2,241
                                                   -------        -------

   Total investment portfolio .................    $86,139        $91,125
                                                   =======        =======


         The following table presents the maturity distribution of the cost and estimated market value of Jacobs Bank's investment portfolio at December 31, 1997. The weighted average yields on these instruments are presented based on final maturity. Yields on obligations of states and political subdivisions have not been adjusted to a fully-taxable equivalent basis.

                                                                         December 31, 1997
                                                              ----------------------------------------
                                                              Amortized    Estimated        Weighted
                                                                 Cost     Market Value    Average Yield
                                                              ---------   ------------    ------------
                                                                            (In thousands)
AVAILABLE FOR SALE:
U.S. Government and agencies:
   Due within 1 year ..................................         $ 1,699     $ 1,702          5.98%
   Due after 1 year but within 5 years ................           7,164       7,195          6.52
   Due after 5 years but within 10 years ..............          32,661      32,840          6.86
   Due after 10 years .................................          14,435      14,480          7.23
                                                                -------     -------
       Total ..........................................          55,959      56,217          6.88
                                                                -------     -------
States and political subdivision:
   Due within 1 year ..................................           1,523       1,543          7.22
   Due after 1 year but within 5 years ................           4,807       5,009          6.15
   Due after 5 years but within 10 years ..............           9,572       9,961          5.44
   Due after 10 years .................................           6,530       6,724          5.37
                                                                -------     -------
       Total ..........................................          22,432      23,237          5.69
                                                                -------     -------
Corporate debt securities:
   Due within 1 year ..................................           2,396       2,388          5.57
   Due after 1 year but within 5 years ................             398         406          6.65
                                                                -------     -------
       Total ..........................................           2,794       2,794          5.72
                                                                -------     -------

Mutual Funds ..........................................           3,000       3,025          1.03

Equity Securities .....................................             866         866          3.42
                                                                -------     -------
       Total investments available for sale ...........         $85,051     $86,139          6.33%
                                                                =======     =======


INVESTMENT POLICY

         The objective of Jacobs Bank's investment policy is to invest funds not otherwise needed to meet the loan demand of Jacobs Bank market area to earn the maximum return for Jacobs Bank, yet still maintain sufficient liquidity to meet fluctuations in Jacobs Bank's loan demand and deposit structure. In doing so, Jacobs Bank balances the market and credit risk against the potential investment return, makes investments compatible with the pledge requirements of Jacobs Bank's deposits of public funds, maintains compliance with regulatory investment requirements, and assists the various public entities with their financing needs. The Board of Directors is ultimately responsible for investment policy and oversight of all security transactions, but day to day responsibility for execution rests with the designated Investment Officer. All investment transactions occurring since the previous board of directors' meeting are reviewed by the board at its next monthly meeting. Significant limitations on the investment officer's authority are imposed through the policy and all investment activity is confined to the parameters as set out under the Code of Federal Regulations, Title 12. The investment policy allows portfolio holdings to include short-term securities purchased to provide Jacobs Bank's needed liquidity and longer term securities purchased to generate stable income for Jacobs Bank during periods of interest rate fluctuations.

LOAN PORTFOLIO

         The following table sets forth the composition of Jacobs Bank's loan portfolio at December 31 in each of the past two years (in thousands).


                                                                December 31,
                                                           ----------------------
                                                            1997            1996
                                                           -------        -------
Real estate loans:
   Construction and land development .............         $ 7,402        $ 4,924
   Secured by residential properties .............          45,930         34,513
                                                           -------        -------
       Total real estate loans ...................          53,332         39,437
                                                           -------        -------
Commercial and industrial loans ..................          17,730         17,961
Consumer loans ...................................          16,481         14,166
All other loans ..................................             309            155
                                                           -------        -------
       Total loans ...............................          87,852         71,719
Less:
Allowance for loan losses ........................           1,023            777
                                                           -------        -------
       Net loans .................................         $86,829        $70,942
                                                           =======        =======

         The following table summarizes certain information concerning Jacobs Bank's loan portfolio (dollars in thousands).

                                                             December 31, 1997
                                                      ------------------------------
                                                                           % of
                                                      Amount            Total Loans
                                                      -------           ------------
Real estate loans:
   Construction and land development ........         $ 7,402               8.43%
   Secured by residential properties ........          45,930              52.28
                                                      -------             ------
       Total real estate loans ..............          53,332              60.71
                                                      -------             ------
Commercial and industrial loans .............          17,730              20.18
Consumer loans ..............................          16,481              18.76
All other loans .............................             309               0.35
                                                      -------             ------
       Total loans ..........................          87,852             100.00
Less:
Allowance for loan losses ...................           1,023              (1.16)
                                                      -------             ------

       Net loans ............................         $86,829              98.84%
                                                      =======             ======


         The following table sets forth maturities of Jacobs Bank's loan portfolio (in thousands).

                                                  December 31, 1997
                                                  -----------------
Loan maturity:
   Three months or less ........................       $26,423
   Over three months through 12 months .........        16,438
   Over one year through three years ...........        13,482
   Over three years through five years .........        29,644
   Over five years through fifteen years .......         1,790
   Over fifteen years ..........................            75
                                                       -------

                                                       $87,852
                                                       =======

LOAN POLICY

         All lending activities of Jacobs Bank are under the direct supervision and control of the Jacobs Bank Board with secondary authority vested in the Executive Committee. The Senior Loan Committee, which consists of the chairman, the president, vice presidents, and not less than one but no more than two outside directors. The loan portfolio consists primarily of real estate, commercial, small business, residential construction and consumer installment loans. Maturity of term loans is normally limited to 15 years. Conventional real estate loans may be made up to 80% of the appraised value or purchase cost of the real estate for no more than a 30-year term. Installment loans are based on the earning capacity and vocational stability of the borrower.

         The Jacobs Bank board at its regularly scheduled meetings reviews all new loans made the preceding month. Loans which are 30 days or more past due are reviewed monthly.

         The Loan Committee of Jacobs Bank periodically reviews the loan portfolio, particularly nonaccrual and renegotiated loans. Each loan officer is responsible for monitoring and collecting his or her own loan portfolio. Loan Committee review may result in a determination that a loan should be placed on a nonaccrual status for income recognition, subject to Jacobs Bank Board approval. In addition, to the extent that management identifies potential losses in the loan portfolio and reduces the book value of such loans through charge-offs, to their estimated collectible value, Jacobs Bank's policy is to classify as nonaccrual any loan on which payment of principal or interest is 90 days or more past due, where there is adequate collateral to cover principal and accrued interest and the loan is in the process of collection. No concessions are granted and late fees are collected. In addition, a loan will be classified as nonaccrual if, in the opinion of the Loan Committee, based upon a review of the borrower's or guarantor's financial condition, collateral value or other factors, payment is questionable, even though payments are not 90 days or more past due.

         When a loan is classified as nonaccrual, any unpaid interest is reversed against current income. Interest is included in income thereafter only to the extent received in cash. The loan remains in nonaccrual classification until such time as the loan is brought current, when it may be returned to accrual classification. When principal or interest on a nonaccrual loan is brought current, if in management's opinion future payments are questionable, the loan would remain classified as nonaccrual. After a nonaccrual or renegotiated loan is charged off, any subsequent payments of either interest or principal are applied first to any remaining balance outstanding, then to recoveries and lastly to income.

         The large number of consumer installment loans and the relatively small dollar amount of each makes an individual review impracticable. It is Jacobs Bank's policy to charge off any consumer installment loan which is past due 120 days or more.

         In addition, mortgage loans secured by real estate are placed on nonaccrual status when the mortgagor is in bankruptcy, or foreclosure proceedings are instituted. Any accrued interest receivable remains in interest income as an obligation of the borrower.


CREDIT RISK MANAGEMENT AND RESERVE FOR LOAN LOSSES

         Credit risk and exposure to loss are inherent parts of the banking business. Management seeks to manage and minimize these risks through its loan and investment policies and loan review procedures. Management establishes and continually reviews lending and investment criteria and approval procedures that it believes reflect the risk sensitive nature of Jacobs Bank. The loan review procedures are set to monitor adherence to the established criteria and to ensure that on a continuing basis such standards are enforced and maintained.

         Management's objective in establishing lending and investment standards is to manage the risk of loans and to provide for income generation through pricing policies.

         The loan portfolio is regularly reviewed and management determines the amount of loans to be charged-off. In addition, such factors as Jacobs Bank's previous loan loss experience, prevailing and anticipated economic conditions, industry concentrations and the overall quality of the loan portfolio are considered. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowances for losses on loans and real estate owned. Such agencies may require Jacobs Bank to recognize additions to the allowances based on their judgments about information available at the time of their examinations. In addition, any loan or portion thereof which is classified as a "loss" by regulatory examiners is charged-off.

         The reserve for loan losses is increased by provisions charged to operating expense. The reserve is reduced by charging off loans or portions of loans at the time they are deemed by management to be uncollectible and increased when loans previously charged off are recovered. The resulting reserve for loan losses is viewed by management as a single, unallocated reserve available for all loans and, in management's opinion, is adequate to provide for reasonably forseeable potential loan losses. The risk associated with loans varies with the creditworthiness of the borrower, the type of loan (consumer, commercial or real estate) and its maturity. Cash flows adequate to support a repayment schedule is an element considered for all types of loans. Real estate loans are impacted by market conditions regarding the value of the underlying property used as collateral. Commercial loans are also impacted by the management of the business as well as economic conditions.

The approximate anticipated amount of loan charge-offs by category during 1998 is as follows:


Real Estate Loans .....................................           $ 20,992
Commercial and industrial loans .......................             72,655
All other loans .......................................             63,413
                                                                  --------

    Total .............................................           $157,060
                                                                  ========


Management's estimate of charge-offs for 1998 is based upon historical data as well as the composition of the loan portfolio at December 31, 1997. Management believes the allowance for loan losses is adequate to absorb such anticipated charge-offs.

         Rules and formulas relative to the adequacy of the reserve, although useful as guidelines to management, are not rigidly applied. The reserve for loan losses was $1,155,572 as of March 31, 1998 or 1.25% of net loans outstanding. The reserve for loan losses was $1,023,203 at year end 1997, or 1.16% of loans outstanding compared to $777,815 or 1.08% and $727,115 or 1.23% at year ends 1996 and 1995, respectively. The following table presents data related to Jacobs Bank's reserve for loan losses for the periods indicated (dollars in thousands).

                                                                  Three Months                   Year-to-date
                                                                      Ended                   ------------------
                                                                  March 31, 1998                1997      1996
                                                                  ---------------             -------   --------
Total loans:
   Average outstanding during the period ......................   $        89,798             $78,601   $ 62,988
                                                                  ===============             =======   ========
Allowance for loan losses:
   Balance at beginning period ................................   $         1,023             $   778   $    727
Charge-offs:
   Real estate loans ..........................................                 0                   0          5
   Installment loans ..........................................                22                  64        206
   Credit cards and related plans .............................                 0                   0          0
   Commercial and all other loans .............................                 0                 106        817
                                                                  ---------------             -------   --------
     Total loans charged off ..................................                22                 170      1,028
                                                                  ---------------             -------   --------

Recoveries:
   Real estate loans ..........................................                 0                   0          0
   Installment loans ..........................................                 4                  30         99
   Credit cards related plans .................................                 0                   0          0
   Commercial .................................................                61                 160         25
                                                                  ---------------             -------   --------
     Total recoveries .........................................                65                 190        124
                                                                  ---------------             -------   --------

Net (charge-offs) recoveries ..................................                43                  20       (904)
                                                                  ---------------             -------   --------

Provision charged to income ...................................                90                 225        955
                                                                  ---------------             -------   --------

Balance at end of period ......................................   $         1,156             $ 1,023   $    778
                                                                  ===============             =======   ========

Allowance for loan losses to net (charge-offs) ................             26.88               51.15      (0.86)
Net (charge-offs) recoveries to average loans outstanding .....              0.05%               0.03%     (1.44)%
Allowance for loan losses to average loans outstanding ........              1.29                1.30       1.24


         The following table sets forth information with respect to nonperforming loans of Jacobs Bank on the dates indicated. Accrual of interest is discontinued when there is reasonable doubt as to the full, timely collections of interest or principal. When a loan becomes contractually past due ninety (90) days with respect to interest or principal, it is reviewed and a determination is made as to whether it should be placed on nonaccrual status. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought fully current with respect to principal and interest. Restructured loans are those loans on which concessions in terms have been granted because of a borrower's financial difficulty. Interest is generally accrued on such loans in accordance with the new terms. The information provided below is as of March 31, 1998 and as of December 31 for the years indicated (dollars in thousands).


                                                                       Three Months           Year-to-date
                                                                            Ended          -----------------
                                                                       March 31, 1998      1997         1996
                                                                       --------------      ----         ----

Nonaccrual loans ..................................................    $           489     $694         $102
Restructured loans ................................................                  0        0            0
Loans past due 90 days ............................................                392      224          157
Nonperforming loans as a percentage of net loans before allowance
    for loan losses ...............................................                .95%    1.05%        0.36%
Allowance for loan losses as a percentage of nonperforming loans ..                131%     111%         300%

CAPITAL RESOURCES/LIQUIDITY

         Liquidity. Of primary importance to depositors, creditors and regulators is the ability to have readily available funds sufficient to repay fully maturing liabilities. Jacobs Bank's liquidity, represented by cash and cash due from banks, is a result of its operating, investing and financing activities. In order to insure funds are available at all times, Jacobs Bank devotes resources to projecting on a monthly basis the amount funds which will be required and maintains relationships with a diversified customer base so funds are accessible. Liquidity requirements can also be met though short-term borrowings or the disposition of short-term assets which are generally matched to correspond to the maturity of liabilities.

         Jacobs Bank has a formal liquidity policy, and in the opinion of management, its liquidity levels are considered adequate. Jacobs Bank is not subject to any specific regulation liquidity requirements imposed by regulatory authorities. Jacobs Bank is subject to general FDIC guidelines. Management believes its liquidity ratios meet or exceed these guidelines. Management does not know of any trends or demands which are reasonably likely to result in liquidity increasing or decreasing in any material matter.

     The following table sets forth liquidity ratios for the periods indicated:

                                                                                                    December 31,
                                                                                           ----------------------------
                                                                                            1997       1996       1995
                                                                                            ----       ----       ----
Average loans to average deposits..................................................         52.4%      43.2%      45.1%


CAPITAL ADEQUACY


         Capital adequacy refers to the level of capital required to sustain asset growth over time and to absorb losses. The objective of Jacobs Bank's management is to maintain a level of capitalization that is sufficient to take advantage of profitable growth opportunities while meeting regulatory requirements. This is achieved by improving profitability through effectively allocating resources to more profitable businesses, improving asset quality, strengthening service quality, and streamlining costs. The primary measures used by management to monitor the results of these efforts are the ratios of average equity to average assets, average tangible equity to average tangible assets, and average equity to net loans. The Federal Reserve Board has adopted capital guidelines governing the activities of bank holding companies. These guidelines require the maintenance of an amount of capital based on risk-adjusted assets so that categories of assets with potentially higher credit risk will require more capital backing than assets with lower risk. In addition, banks and bank holding companies are required to maintain capital to support, on a risk-adjusted basis, certain off-balance sheet activities such as loan commitments.

         The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital accounts consists of Tier I capital which is generally common shareholders' equity less goodwill and Tier II capital which is primarily a portion of the allowance for loan losses and certain qualifying debt instruments. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The framework for calculating risk-based capital requires banks and bank holding companies to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. In 1990 regulators added a leverage computation to the capital requirements, comparing Tier I capital to total average assets less goodwill.


                                                                                      December 31,
                                                                                          1997
                                                                                     --------------
                                                                                      (Dollars in
                                                                                        thousands)
CAPITAL:
Tier I capital:
    Stockholders' equity ..........................................................  $       22,730
    Less disallowed intangibles ...................................................           1,530
                                                                                     --------------
         Total Tier I capital .....................................................          21,200
Tier II capital:
    Qualifying allowance for loan losses ..........................................           1,023
                                                                                     --------------
         Total Tier II capital ....................................................           1,023
                                                                                     --------------

Total capital .....................................................................  $       22,223
                                                                                     ==============

Risk-adjusted assets ..............................................................  $      111,789
                                                                                     ==============

Quarterly average assets ..........................................................  $      186,149
                                                                                     ==============

RATIOS:
Tier I capital to risk-adjusted assets ............................................           18.96%
Tier II capital to risk-adjusted assets ...........................................            0.92
Total capital to risk-adjusted assets .............................................           19.88
Leverage-Tier I capital to quarterly average assets less disallowed intangibles ...           11.39


         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICA") established five capital categories for banks and bank holding companies. The bank regulators adopted regulations defining these five capital categories in September, 1992. Under these new regulations each bank is classified into one of the five categories based on its level of risk-based capital as measured by Tier I capital, total risk-based capital, and Tier I leverage ratios and its supervisory ratings.

The following table lists the five categories of capital and each of the minimum requirements for the three risk-based capital ratios.


                                    Total Risk-       Tier I Risk-
                                        Based             Based          Leverage
                                    Capital Ratio     Capital Ratio       Ratio
                                    -------------     -------------     ------------
Well-capitalized ................   10% or above      6% or above       5% or above
Adequately capitalized ..........   8% or above       4% or above       4% or above
Undercapitalized ................   Less than 8%      Less than 4%      Less than 4%
Significantly undercapitalized ..   Less than 6%      Less than 3%      Less than 3%
Critically undercapitalized .....             --                --      2% or less


         On March 31, 1998, Jacobs Bank exceeded the regulatory minimums and qualified as a well-capitalized institution under the regulations.

                             BUSINESS OF JACOBS BANK

         Jacobs Bank was organized in 1909 under the laws of the state of Alabama with its principal executive office located in Scottsboro, Alabama. Jacobs Bank operates as a state--chartered commercial bank which provides a full range of retail banking services through three offices in Jackson County, one office in DeKalb County, and three offices in Madison County, Alabama. At March 31, 1998, Jacobs Bank had total assets of approximately $193.0 million, total deposits of approximately $160.4 million, and total stockholders' equity of approximately $23.8 million. Jacobs Bank's principal executive office is located at 510 East Laurel Street, Scottsboro, Alabama, 35768 and its telephone number at such address is (256) 259-1516.


BUSINESS AND PROPERTIES

         The Bank offers a full range of traditional commercial banking services, including demand, savings, and time deposits, consumer, commercial and real estate loans, drive-in banking facilities and access to 24-hour teller machines through various networks.

         As of March 31, 1998, the Bank had approximately 83 full-time employees and 13 part-time employees. No employees are represented by unions or other bargaining units, and management considers its relations with employees to be satisfactory.


COMPETITION

         Jacobs Bank encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, thrift institutions, other financial institutions, and financial intermediaries. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Jacobs Bank also competes for interest bearing funds with a number of other financial intermediaries and investment alternatives, including brokerage firms, "money market" funds, and government and financial institutions, some of which have greater financial resources than Jacobs Bank. At March 31, 1998, there were approximately 35 commercial bank branches, 2 savings banks branches, and 8 credit union branches competing in Jackson and DeKalb Counties.


LEGAL PROCEEDINGS

         While the Bank is party to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that except as described below, there are no proceedings threatened or pending against the Bank that will, individually, or in the aggregate, have a material adverse effect on the business or financial condition of the Bank.

         The Bank is a counterdefendant in a legal proceeding which began in 1993 in which the counterclaimants seek to recover damages from the Bank for the value of certain machinery and equipment, plus interest, costs and punitive damages. This case has been and will continue to be vigorously defended.

         Litigation is subject to many uncertainties, and it is possible that this action could be decided unfavorably. Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Bank's results of operations or cash flows in a particular quarterly or annual period could be materially affected by an ultimate unfavorable outcome of pending litigation. Management believes, however, that the ultimate outcome of all pending litigation will not have a material adverse effect on the Company's financial position.

MANAGEMENT

         The following table presents information about the directors and executive officers of Jacobs Bank. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares.

                             POSITION AND                   PRESENT            DIRECTOR OR      NUMBER OF SHARES
                             OFFICES HELD               OCCUPATION AND          EXECUTIVE      BENEFICIALLY OWNED
                                 WITH                PRINCIPAL OCCUPATION        OFFICER       AT THE RECORD DATE
        NAME                  JACOBS BANK             FOR LAST FIVE YEARS         SINCE       AND PERCENT OF CLASS
---------------------         -----------             -------------------         -----       --------------------

Dr. A.C. Collins              Director                 Retired M.D.               1968          1,000      1.00%

W. Todd Fullington            President &              President, Vice            1996              0      0.00
                              Director                 Pres. and
                                                       Commercial
                                                       Lender

John C. Harris                Director                 Retired--                  1950          1,060      1.06
                                                       Wholesale
                                                       Grocery

Louise T. Henderson           Exec. Vice               Exec. Vice                 1975            125      *
                              President &              President
                              Cashier

H. Grady Jacobs               Exec. Vice               Exec. Vice                 1984          4,527      4.53
                              President &              President
                              Sec.-Board

John W. Maples, Jr.           Director                 Pres./Textile              1990              0      0.00

J.E. Moody, Jr.               Chairman                 CEO                        1955          9,329      9.33

J.E. Moody, III               Director                 Realtor                    1984         11,887     11.89

Thomas Norwood                Director                 Insurance                  1990             17      *

Mark S. Skelton               Director                 Realtor                    1975            437      *

Robert D. Word, Jr.           Director                 Real Estate                1968          2,075      2.08
                                                       Investor

*     Represents less than 1% of the outstanding shares.


TRANSACTIONS WITH MANAGEMENT

         In the ordinary course of business, Jacobs Bank has loans, deposits and other transactions with its executive officers, directors, and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to the aforementioned persons and company(s) in which they have a 10% or more ownership interest as of March 31, 1998 were approximately $4,877,882.

           VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS OF JACOBS BANK

     The following table sets forth certain information concerning the beneficial owners of more than 5.0% of Jacobs Common Stock, as of the Record Date.


                          NAME AND ADDRESS                AMOUNT AND NATURE        PERCENT OF
TITLE OF CLASS            OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP        CLASS (1)
--------------            -------------------           --------------------        ---------

Common Stock            Jane Moody Bergman                         11,800              11.80%
                        416 College Street
                        Scottsboro, AL  35768

Common Stock            J.C. Jacobs II Estate                      10,850              10.85
                        Trust Department
                        701 Market Street
                        Chattanooga, TN  37402-4804

Common Stock            J.E. Moody, Jr.                             9,329               9.33
                        2100 Roseberry Drive
                        Scottsboro, AL  35769

Common Stock            J.E. Moody, III                            11,887              11.89
                        1701 Brandon Street
                        Scottsboro, AL  35769

Common Stock            Jon R. Moody                               12,225              12.23
                        420 Lowell Drive, SE
                        Huntsville, AL  35801-3755

Common Stock            Elizabeth Jacobs Samsa                     12,660              12.66
                        919 Tascosa Drive, SE
                        Huntsville, AL 35802-2624

Common Stock            Gregory P. Samsa                            8,572               8.57
                        2202 Schley Road
                        Hurdle Mills, NC  27541-8380


(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Exchange Act. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to dispose or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial interest.

                               BUSINESS OF REGIONS


GENERAL

         Regions is a regional bank holding company organized and existing under the laws of the state of Delaware and headquartered in Birmingham, Alabama, with approximately 500 banking offices located in Alabama, Florida, Georgia, Louisiana, South Carolina, and Tennessee as of March 31, 1998. At that date, Regions had total consolidated assets of approximately $25.6 billion, total consolidated deposits of approximately $20.3 billion and total consolidated stockholders' equity of approximately $2.1 billion. Regions has banking-related subsidiaries engaged in mortgage banking, credit life insurance, leasing, and securities brokerage activities with offices in various Southeastern states. Through its subsidiaries, Regions offers a broad range of banking and banking-related services.

         Regions was organized under the laws of the state of Delaware and commenced operations in 1971 under the name First Alabama Bancshares, Inc. In 1994, the name of First Alabama Bancshares, Inc. was changed to Regions Financial Corporation. Regions' principal executive offices are located at 417 North 20th Street, Birmingham, Alabama 35203, and its telephone number at such address is (205) 326--7100.

         Regions continually evaluates business combination opportunities and frequently conducts due diligence activities in connection with possible business combinations. As a result, business combination discussions and, in some cases, negotiations frequently take place, and future business combinations involving cash, debt, or equity securities can be expected. Any future business combination or series of business combinations that Regions might undertake may be material, in terms of assets acquired or liabilities assumed, to Regions' financial condition. Recent business combinations in the banking industry have typically involved the payment of a premium over book and market values. This practice could result in dilution of book value and net income per share for the acquirer.

         Additional information about Regions and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information" and "Documents Incorporated by Reference."


ACQUISITION ACTIVITY

         Since December 31, 1997, and as of the date of this Proxy Statement/Prospectus, Regions has completed the acquisitions of six financial institutions (the "Recently Completed Acquisitions") and has entered into definitive agreements to acquire six financial institutions in addition to the Merger (the "Other Pending Acquisitions"). Certain aspects of the completed and other pending acquisitions are presented in the following table:

                                                                                  CONSIDERATION
                                                                                  -------------
                                                                   APPROXIMATE
                                                                   -----------
                                                                                                      ACCOUNTING
                      INSTITUTION                           ASSET SIZE(1)    VALUE(1)      TYPE        TREATMENT
                      -----------                           ----------       -----         ----       ----------
                                                                   (In millions)
Recently Completed Acquisition:

Greenville Financial Corporation, located in                $     134       $   34        Regions       Pooling
Greenville, South Carolina                                                                Common          of
                                                                                           Stock       Interests

PALFED, Inc., located in Aiken,                                   665          145        Regions       Pooling
South Carolina                                                                            Common          of
                                                                                           Stock       Interests

First United Bancorporation, located in Anderson, South           292           80        Regions       Pooling
Carolina                                                                                  Common          of
                                                                                           Stock       Interests

St. Mary Holding Corporation, located in Franklin,                113           31        Regions       Pooling
Louisiana                                                                                 Common          of
                                                                                           Stock       Interests

Key Florida Bancorp, Inc. located in Bradenton, Florida           212           39        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

First State Corporation, located in Albany, Georgia               540          161        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Other Pending Acquisitions:

First Commercial Corporation, located in Little Rock,           6,887        2,587        Regions       Pooling
Arkansas                                                                                  Common          of
                                                                                           Stock       Interests

First Community Banking Services, Inc., located in Peachtree      131           33        Regions       Pooling
City, Georgia                                                                             Common          of
                                                                                           Stock       Interests

Etowah Bank, located in Canton, Georgia                           432          117        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Village Bankshares, Inc., located in Tampa, Florida               199           55        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

VB&T Bancshares Corporation, located in Valdosta, Georgia          75           18        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests

Meigs County Bancshares, Inc., located in Decatur, Tennessee      103           19        Regions       Pooling
                                                                                          Common          of
                                                                                           Stock       Interests


-------

(1) Calculated as of the date of consummation in the case of the completed acquisitions and as of the date of announcement of the transaction in the case of pending acquisitions.

         Consummation of the Other Pending Acquisitions is subject to the approval of certain regulatory agencies, approval of the stockholders of the institutions to be acquired, and, in the case of the First Commercial Acquisition, approval of the stockholders of Regions. Moreover, the closing of each transaction is subject to various contractual conditions precedent. No assurance can be given that the conditions precedent to consummating the transactions will be satisfied in a manner that will result in their consummation.

         If the Other Pending Acquisitions and the Merger had been consummated on March 31, 1998, as of that date Regions' total consolidated assets would have been increased by approximately $8.5 billion to approximately $34.1 billion; its total consolidated deposits would have increased by approximately $7.3 billion to approximately $27.6 billion; and its total consolidated stockholders' equity would have increased by approximately $666 million to approximately $2.8 billion.

         For additional information concerning the First Commercial Acquisition, see "Recent Developments--First Commercial Corporation Acquisition."

                        CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Regions and Jacobs Bank. Additional information is available in Regions' Annual Report on Form 10-K for the fiscal year ended December 31, 1997. See "Documents Incorporated by Reference."


GENERAL

         Regions is a bank holding company registered with the Federal Reserve under the BHC Act. As such, Regions and its non--bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") permits any bank holding company located in Alabama to acquire a bank located in any other state, and any bank holding company located outside Alabama to acquire any Alabama-based bank, regardless of state law to the contrary, subject to certain deposit--percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states, unless a state "opted out" and prohibited interstate branching altogether. None of the states in which the banking subsidiaries of Regions are located has "opted out." Accordingly, Regions has the ability to and intends to consolidate all of its bank subsidiaries into a single bank with interstate branches, and is engaged in a consolidation program to that end.

         The BHC Act generally prohibits Regions from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

         Each of Jacobs Bank and the subsidiary depository institutions of Regions is a member of the FDIC, and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over Jacobs Bank and the subsidiary institutions of Regions (the FDIC and the applicable state authority in the case of state--chartered nonmember banks and the OTS in the case of federally chartered thrift institutions) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.


PAYMENT OF DIVIDENDS

         Regions is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Regions, including cash flow to pay dividends to its stockholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Regions, as well as by Regions and Jacobs Bank to their stockholders.

         As to the payment of dividends, Jacobs Bank and all of Regions' state-chartered banking subsidiaries are subject to the respective laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Regions' thrift subsidiary is subject to the OTS' capital distributions regulation.

         If, in the opinion of the federal banking regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under current federal law, an insured institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements which provide that bank holding companies and insured banks should generally pay dividends only out of current operating earnings.

         At March 31, 1998, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of Regions, without obtaining governmental approvals, could declare aggregate dividends to Regions of approximately $172 million.

         The payment of dividends by Regions and its subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         Regions and its subsidiary depository institutions and Jacobs Bank are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Regions and the appropriate federal banking regulator in the case of Jacobs Bank and Regions' subsidiary depository institutions. There are two basic measures of capital adequacy for bank holding companies that have been promulgated by the Federal Reserve: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The minimum guideline for the ratio (the "Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance--sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, Regions' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk--weighted assets) were 12.98% and 10.63%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier 1 Capital to average assets, less goodwill and certain other intangible assets (the "Leverage Ratio"), of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimums. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital leverage ratio" (deducting all intangibles) and other indicators of capital strength in evaluating proposals for expansion or new activities. Regions' Leverage Ratio at March 31, 1998 was 7.62%.

         Each of Jacobs Bank and Regions' subsidiary depository institutions is subject to risk-based and leverage capital requirements adopted by its federal banking regulator, which are substantially similar to those adopted by the Federal Reserve. Each of the subsidiary depository institutions was in compliance with applicable minimum capital requirements as of March 31, 1998. None of Regions, Jacobs Bank, nor any of Regions' subsidiary depository institutions has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.

         Failure to meet capital guidelines could subject a bank or thrift institution to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and to certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC--insured depository institutions that fail to meet applicable capital requirements. See "--Prompt Corrective Action."

         The Federal Reserve, the OCC, and the FDIC also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. The bank regulatory agencies' methodology for evaluating interest rate risk requires banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS also includes an interest--rate risk component in its risk--based capital guidelines for savings associations that it regulates.


PROMPT CORRECTIVE ACTION

         Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system the federal banking regulators have established five capital categories ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized") and must take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, current federal law requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be "well capitalized." An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be "adequately capitalized." A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be "undercapitalized." A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be "significantly undercapitalized," and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. A bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of the law.

         At March 31, 1998, Jacobs Bank and all of the subsidiary depository institutions of Regions had the requisite capital levels to qualify as well capitalized.

FDIC INSURANCE ASSESSMENTS

         The FDIC currently uses risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The risk-based assessment system, which went into effect on January 1, 1994, assigns an institution to one of three capital categories: (i) well capitalized; (ii) adequately capitalized; and (iii) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the "undercapitalized" category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied.

         In 1996, the FDIC imposed a special one-time assessment of approximately 65.7 basis points (0.657%) on a depository institution's assessable deposits insured by the Savings Association Insurance Fund ("SAIF") held as of March 31, 1995 (or approximately 52.6 basis points on SAIF deposits acquired by banks in certain qualifying transactions), and adopted revisions to the assessment rate schedules that would generally eliminate the disparity between assessment rates applicable to the deposits insured by the Bank Insurance Fund ("BIF") and the SAIF. Regions anticipates that the net effect of the decrease in the premium assessment rate on SAIF deposits will result in a reduction in its total deposit insurance premium assessments through 1999 as compared to years prior to 1997, assuming no further changes in announced premium assessment rates. Regions recorded a charge against earnings for the special assessment in 1996 in the pre-tax amounts of approximately $21.0 million.

         Under the FDIA, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.


                       DESCRIPTION OF REGIONS COMMON STOCK

         Regions is authorized to issue 240,000,000 shares of Regions Common Stock, of which 149,797,609 shares were issued at March 31, 1998, none of which were held as treasury shares, and 5,000,000 shares of preferred stock, none of which are outstanding. No other class of stock is authorized. At Regions' annual meeting of stockholders scheduled for July 29, 1998, Regions' stockholders will vote on a proposal to approve an increase in the number of authorized shares of Regions Common Stock from 240,000,000 shares to 500,000,000 shares.

         Holders of Regions Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of Regions to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At March 31, 1998, under such requirements and guidelines, Regions' subsidiary institutions had $172 million of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

         For a further description of Regions Common Stock, see "Effect of the Merger on Rights of Stockholders."


                              STOCKHOLDER PROPOSALS

         Regions expects to hold its next annual meeting of stockholders after the Merger during May 1999. Under SEC rules, proposals of Regions stockholders intended to be presented at that meeting must be received by Regions at its principal executive offices within a reasonable time prior to the mailing of Regions' 1999 annual meeting proxy statement, for consideration by Regions for possible inclusion in such proxy statement.


                                     EXPERTS

         The consolidated financial statements of Regions as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which is included in the Annual Report to Stockholders which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1997. The financial statements audited by Ernst & Young LLP have been incorporated herein by reference in reliance on their report given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Jacobs Bank, included in this Registration Statement, have been audited by Schauer, Taylor, Cox & Edwards, P.C., independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Schauer, Taylor, Cox & Edwards, P.C. have been included herein in reliance on their report given on their authority as experts in accounting and auditing.


                                    OPINIONS

         The legality of the shares of Regions Common Stock to be issued in the Merger will be passed upon by Lange, Simpson, Robinson & Somerville LLP, Birmingham, Alabama. Henry E. Simpson, partner in the law firm of Lange, Simpson, Robinson & Somerville LLP, is a member of the Board of Directors of Regions. As of _______, 1998, attorneys in the law firm of Lange, Simpson, Robinson & Somerville LLP owned an aggregate of _______ shares of Regions Common Stock.

         Certain tax consequences of the transaction have been passed upon by Alston & Bird LLP, Atlanta, Georgia.

                              FINANCIAL STATEMENTS

                                  JACOBS BANK

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Statements of Financial Condition as of December 31, 1997
  and 1996..................................................   F-3
Statements of Income for the Years Ended December 31, 1997
  and 1996..................................................   F-4
Statements of Shareholders' Equity for the Years Ended
  December 31, 1997 and 1996................................   F-5
Statements of Cash Flows for the Years Ended December 31,
  1997 and 1996.............................................   F-6
Notes to Financial Statements for December 31, 1997 and
  1996......................................................   F-7
Statement of Financial Condition as of March 31, 1998
  (Unaudited)...............................................  F-22
Statements of Income for the Three Months Ended March 31,
  1998 and 1997 (Unaudited).................................  F-23
Statements of Comprehensive Income for the Three Months
  Ended March 31, 1998 and 1997 (Unaudited).................  F-24
Statements of Cash Flows for the Three Months Ended March
  31, 1998 and 1997 (Unaudited).............................  F-25
Notes to Interim Financial Statements for March 31, 1998
  (Unaudited)...............................................  F-26

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Jacobs Bank
Scottsboro, Alabama

     We have audited the accompanying statements of financial condition of Jacobs Bank as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jacobs Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Schauer, Taylor, Cox & Edwards P. C.

Birmingham, Alabama
February 27, 1998

                       STATEMENTS OF FINANCIAL CONDITION

                                  JACOBS BANK
                           DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
                                         ASSETS
Cash and due from banks.....................................  $  5,947,251   $  4,916,341
Interest-bearing deposits at banks..........................       176,647        100,000
Federal funds sold..........................................     2,835,000              0
Securities available-for-sale...............................    86,138,972     91,124,786

Loans.......................................................    88,572,246     72,524,277
Less: Unearned income.......................................       719,774        804,917
      Allowance for loan losses.............................     1,023,203        777,815
                                                              ------------   ------------
          NET LOANS.........................................    86,829,269     70,941,545
Premises and equipment, net.................................     2,781,313      3,042,503
Accrued interest............................................     2,010,269      2,015,158
Intangibles, net............................................     1,529,637      1,811,638
Foreclosed real estate......................................        25,835        120,072
Cash surrender value of life insurance......................       841,951        786,783
Other assets................................................       145,912        293,632
                                                              ------------   ------------
          TOTAL ASSETS......................................  $189,262,056   $175,152,458
                                                              ============   ============
                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Noninterest-bearing....................................  $ 22,332,195   $ 20,944,804
     Interest-bearing.......................................   134,323,082    127,670,714
                                                              ------------   ------------
          TOTAL DEPOSITS....................................   156,655,277    148,615,518
  FHLB borrowings...........................................     7,000,000      3,000,000
  Other short-term borrowings...............................       984,087      1,871,407
  Accrued interest..........................................       784,592        723,211
  Other liabilities.........................................       434,715        156,113
                                                              ------------   ------------
          TOTAL LIABILITIES.................................   165,858,671    154,366,249
SHAREHOLDERS' EQUITY
  Preferred stock -- par value $1,000 per share, 100 shares
     authorized, 22 shares issued and outstanding...........        22,000         22,000
  Common stock -- par value $1.00 per share, 100,000 shares
     authorized, issued and outstanding.....................       100,000        100,000
  Capital surplus...........................................     1,900,000      1,900,000
  Retained earnings.........................................    20,708,052     18,787,838
  Net unrealized holding gains (losses) on securities
     available-for-sale, net of deferred income tax.........       673,333        (23,629)
                                                              ------------   ------------
          TOTAL SHAREHOLDERS' EQUITY........................    23,403,385     20,786,209
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $189,262,056   $175,152,458
                                                              ============   ============

                       See notes to financial statements

                              STATEMENTS OF INCOME

                                  JACOBS BANK
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              -----------   -----------
INTEREST INCOME
  Interest and fees on loans................................  $ 7,725,862   $ 6,325,439
  Interest and dividends on investment securities:
     Taxable securities.....................................    4,321,365     4,543,778
     Tax-exempt securities..................................    1,211,888     1,326,975
  Interest on federal funds sold............................      115,833       197,601
  Interest on deposits in banks.............................        9,809        18,221
                                                              -----------   -----------
          TOTAL INTEREST INCOME.............................   13,384,757    12,412,014
                                                              -----------   -----------
INTEREST EXPENSE
  Interest on deposits......................................    5,948,511     5,970,450
  Interest on FHLB borrowings...............................      269,628        10,320
  Interest on short-term borrowings.........................       90,949        53,715
                                                              -----------   -----------
          TOTAL INTEREST EXPENSE............................    6,309,088     6,034,485
                                                              -----------   -----------
Net interest income.........................................    7,075,669     6,377,529
Provision for loan losses...................................      225,000       955,000
                                                              -----------   -----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........    6,850,669     5,422,529
NONINTEREST INCOME
  Service charges on deposits...............................      932,529       672,973
  Investment security gains.................................      133,323       144,532
  Other operating income....................................      265,651       213,310
                                                              -----------   -----------
          TOTAL NONINTEREST INCOME..........................    1,331,503     1,030,815
                                                              -----------   -----------
NONINTEREST EXPENSES
  Salaries and employee benefits............................    2,502,052     2,076,455
  Occupancy and equipment expense...........................      732,795       914,641
  Amortization..............................................      282,000       282,000
  Other operating expenses..................................    1,337,911     1,323,808
                                                              -----------   -----------
          TOTAL NONINTEREST EXPENSES........................    4,854,758     4,596,904
                                                              -----------   -----------
Income before income taxes..................................    3,327,414     1,856,440
Income tax expense..........................................      805,000       273,000
                                                              -----------   -----------
          NET INCOME........................................  $ 2,522,414   $ 1,583,440
                                                              ===========   ===========
Basic earnings per common share.............................  $     25.22   $     15.83
                                                              ===========   ===========
Diluted earnings per common share...........................  $     25.22   $     15.83
                                                              ===========   ===========
Weighted average common shares outstanding..................      100,000       100,000
                                                              ===========   ===========

                       See notes to financial statements

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                  JACOBS BANK
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                UNREALIZED
                                                                                   GAINS
                              PREFERRED    COMMON     CAPITAL      RETAINED     (LOSSES) ON
                                STOCK      STOCK      SURPLUS      EARNINGS     SECURITIES       TOTAL
                              ---------   --------   ----------   -----------   -----------   -----------
Balance at January 1,
  1996......................   $21,000    $100,000   $1,900,000   $17,469,304    $ 322,804    $19,813,108
Prior period adjustment.....                                          337,230                     337,230
                               -------    --------   ----------   -----------    ---------    -----------
Balance at January 1, 1996
  as restated...............    21,000     100,000    1,900,000    17,806,534      322,804     20,150,338
Cash dividends
  Common -- $6.00 per
  share.....................                                         (600,000)                   (600,000)
Cash dividends
  Preferred -- 10%..........                                           (2,136)                     (2,136)
Issuance of Preferred
  stock.....................     1,000                                                              1,000
Net change in unrealized
  gains (losses) on
  securities................                                                      (346,433)      (346,433)
Net income -- 1996..........                                        1,583,440                   1,583,440
                               -------    --------   ----------   -----------    ---------    -----------
BALANCE AT DECEMBER 31,
  1996......................    22,000     100,000    1,900,000    18,787,838      (23,629)    20,786,209
CASH DIVIDENDS
  COMMON -- $6.00 PER
  SHARE.....................                                         (600,000)                   (600,000)
CASH DIVIDENDS
  PREFERRED -- 10%..........                                           (2,200)                     (2,200)
NET CHANGE IN UNREALIZED
  GAINS (LOSSES) ON
  SECURITIES................                                                       696,962        696,962
NET INCOME -- 1997..........                                        2,522,414                   2,522,414
                               -------    --------   ----------   -----------    ---------    -----------
BALANCE AT DECEMBER 31,
  1997......................   $22,000    $100,000   $1,900,000   $20,708,052    $ 673,333    $23,403,385
                               =======    ========   ==========   ===========    =========    ===========

                       See notes to financial statements

                            STATEMENTS OF CASH FLOWS

                                  JACOBS BANK
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  2,522,414   $  1,583,440
  Adjustments to reconcile net income to net cash provided
     by operating activities:
       Provision for loan losses............................       225,000        955,000
       Depreciation, amortization, and accretion, net.......       554,765        576,728
     Deferred tax benefit...................................       (23,071)      (123,429)
     Realized investment security gains.....................      (133,323)      (144,532)
     Gain on sale of premises and equipment.................             0         (7,993)
     (Gain) loss on disposition of other real estate........        (5,868)         4,759
     (Increase) decrease in accrued interest receivable.....         4,889       (202,537)
     Increase in accrued interest payable...................        61,381         52,815
     Other, net.............................................       (35,979)      (173,158)
                                                              ------------   ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........     3,170,208      2,521,093
                                                              ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of investment securities available-for-sale.....   (15,359,999)   (40,521,603)
  Proceeds from maturities of investment securities
     available-for-sale.....................................    13,426,205     14,807,299
  Proceeds from sales of investment securities
     available-for-sale.....................................     8,267,397     13,862,130
  Net increase in loans to customers........................   (16,018,487)   (12,510,090)
  Purchase of premises and equipment........................       (98,874)      (584,309)
  Proceeds from disposition of premises and equipment.......             0         12,958
  Proceeds from disposition of other real estate............         5,868        634,652
                                                              ------------   ------------
          NET CASH USED IN INVESTING ACTIVITIES.............    (9,777,890)   (24,298,963)
                                                              ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts, and savings
     accounts...............................................     6,309,163      8,789,381
  Net increase in certificates of deposit...................     1,730,596      3,472,644
  Issuance of long-term debt................................     4,000,000      3,000,000
  Net decrease in short-term borrowings.....................      (887,320)      (266,650)
  Cash dividends............................................      (602,200)      (602,136)
  Net proceeds from issuance of stock.......................             0          1,000
                                                              ------------   ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    10,550,239     14,394,239
                                                              ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........     3,942,557     (7,383,631)
Cash and Cash Equivalents at Beginning of Year..............     5,016,341     12,399,972
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $  8,958,898   $  5,016,341
                                                              ============   ============
SUPPLEMENTAL DISCLOSURES
  Cash paid during the year for interest....................  $  6,247,707   $  5,981,670
  Cash paid during the year for income taxes, net...........       783,668        342,457
  Loans transferred to foreclosed real estate during the
     year...................................................        25,835        648,687
  Proceeds from sales of foreclosed real estate financed
     through loans..........................................       125,938              0
  Net increase (decrease) in unrealized gains and losses on
     securities available-for-sale..........................  $  1,127,166   $   (567,924)

                       See notes to financial statements

                         NOTES TO FINANCIAL STATEMENTS

                                  JACOBS BANK
                           DECEMBER 31, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Jacobs Bank (the "Bank") was chartered under the laws of the State of Alabama on September 2, 1933 in Scottsboro, Alabama. The Bank's main office is in Scottsboro, Alabama with six additional branch locations in Northeast Alabama. The Bank provides a full range of banking services to individual and corporate customers in Northeast Alabama.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of foreclosed real estate. In connection with the determination of the estimated losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

     While management uses available information to recognize losses on loans and foreclosed real estate, further reductions in the carrying amounts of loans and foreclosed assets may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additional losses based on their judgements about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

INVESTMENT SECURITIES

     Trading Securities: Securities that are held for short-term resale are classified as trading account securities and recorded at their fair values. Realized and unrealized gains and losses on trading account securities are included in other income.

     Securities Held-to-Maturity: Government, Federal agency, and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interest in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using methods approximating the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

     Securities Available-for-Sale: Available-for-sale securities consist of investment securities not classified as trading securities nor as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity until realized. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. The amortization of premiums and the accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

                         NOTES TO FINANCIAL STATEMENTS

     Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses.

     The Bank does not have any trading or held-to-maturity securities.

LOANS

     Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

     Unearned discounts on installment loans are recognized as income over the term of the loans using a method that approximates the interest method.

     Loan origination and commitment fees, as well as certain direct origination costs, when material, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

     Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other impaired loans is recognized only to the extent of interest payments received.

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio. Allowances for impaired loans are generally determined based on collateral values or the present value of the estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Expenditures for additions and major improvements that significantly extend the useful lives of the assets are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. The carrying values of assets traded in are used to adjust the carrying values of the new assets acquired by trade. Assets which are disposed of are removed from the accounts and the resulting gains or losses are recorded in operations.

     Depreciation is provided generally by accelerated and straight-line methods based on the estimated useful lives of the respective assets.

FORECLOSED REAL ESTATE

     Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

     At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

                         NOTES TO FINANCIAL STATEMENTS

INCOME TAXES

     Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of available for sale securities, allowance for loan losses, estimated losses on foreclosed real estate, accumulated depreciation, and accrued employee benefits for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

EARNINGS PER COMMON SHARE

     Basic and diluted earnings per common share are calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding. Jacobs has no common stock equivalents.

RETIREMENT PLAN

     The Bank adopted a 401(k) Profit-Sharing Plan during 1987. Employer contributions are included in salaries and employee benefits expense and are determined by the Board of Directors.

INTANGIBLES

     Intangibles consist primarily of premiums paid in association with purchases of branch location deposits. Intangibles are being amortized over periods of ten to fifteen years using the straight-line method.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

     In the ordinary course of business the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     The Bank has available as a source of short-term financing the purchase of federal funds from other commercial banks from available lines totaling $20,500,000. In addition to the purchase of federal funds, the Bank has securities sold under agreements to repurchase as a source of short-term financing. The Bank also has available an open line of credit from the Federal Home Loan Bank of Atlanta in the aggregate amount of $13,500,000 of which $6,500,000 was available at December 31, 1997.

CASH FLOW INFORMATION

     The Bank considers all cash and amounts due from depository institutions and federal funds sold to be cash equivalents for purposes of the statement of cash flows.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets

                         NOTES TO FINANCIAL STATEMENTS
and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

          Cash and Cash Equivalents: The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

          Investment Securities (including Trading Account Securities): Fair values for investment securities are based on quoted market prices, where available. If a quoted market price is not available, fair values are based on quoted market prices of comparable instruments.

          Loans: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values of other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

          Accrued Interest Receivable: The carrying amount of accrued interest receivable approximates its fair value.

          Deposits: The fair value disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Accrued Interest Payable: The carrying amount of accrued interest payable approximates its fair value.

          Federal Funds Purchased, Short-term Borrowings and FHLB advances: The carrying amounts of federal funds purchased, short-term borrowings and FHLB advances approximate their fair values.

          Long-term Debt: For long-term debt, which bears interest at a current rate, the carrying amount is a reasonable estimate of fair value.

          Loan Commitments: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

RECLASSIFICATIONS

     Certain amounts in 1996 have been reclassified to conform with the 1997 presentation.

RECENTLY ISSUED ACCOUNTING STANDARDS:

     In March 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-

                         NOTES TO FINANCIAL STATEMENTS

Lived Assets to be Disposed of." This statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the assets described above is measured by a comparison of the carrying amount of the asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the amount of impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of SFAS No. 121 in 1996 did not have a material impact on the Bank's financial statements.

     In May 1995, the FASB also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights." This statement amends certain provisions of SFAS No. 65 to substantially eliminate the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. The statement requires an allocation of the total cost of mortgage loans held for sale to mortgage servicing rights and mortgage loans held for sale (without mortgage servicing rights) based on their relative fair values. The adoption of SFAS No. 122 in 1996 did not have a material impact on the Bank's financial statements.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for an employee stock option plan. This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and stock-based non-employee compensation. These transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Under the fair value based method, compensation is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, SFAS No. 123 allows an entity to continue to measure compensation costs for those plans using the intrinsic value based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The adoption of this statement did not impact the Bank's financial statements.

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 was amended by SFAS No. 127, which defers the effective date of certain provisions of SFAS No. 125 until January 1, 1998.

     SFAS No. 125 is to be applied prospectively to transfers and servicing of financial assets and extinguishments of liabilities after December 31, 1997. This statement utilizes the financial components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. Management does not believe that adoption of SFAS No. 125 will have a material impact on the Bank's financial statements.

     Effective for years ending after December 15, 1997, SFAS No. 128, "Earnings Per Share" was issued by FASB which simplifies previous standards for reporting earnings per share. Under SFAS No. 128, earnings per share is stated on the income statement based on two separate measurements: basic and diluted. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average number or common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that shared in the earnings of the entity. The adoption of this statement did not impact the Bank's financial statements.

                         NOTES TO FINANCIAL STATEMENTS

     Effective for years beginning after December 15, 1997, SFAS No. 130, "Reporting Comprehensive Income" was issued by FASB which establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Statement requires that an enterprise classify items of other comprehensive income by their nature in the financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of a statement of financial position. Comprehensive income is generally defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management does not believe that the adoption of SFAS No. 130 will have a material impact on the Bank's financial statements.

     Effective for years beginning after December 15, 1997, SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued by FASB which standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain other disclosures previously required. Management does not believe that the adoption of SFAS No. 132 will have a material impact on the Bank's financial statements.

2. RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     The Bank is required by regulatory authorities to maintain average reserve balances either in vault cash or on deposit with the Federal Reserve. The average amount of those reserves required at December 31, 1997 and 1996 was approximately $1,230,000 and $1,143,000.

3. INVESTMENT SECURITIES

     The carrying amounts of investment securities as shown in the statement of financial condition and their approximate fair values at December 31, 1997 and 1996 were as follows:

                                                        GROSS        GROSS
                                         AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
                                           COST         GAINS        LOSSES     FAIR VALUE
                                        -----------   ----------   ----------   -----------
SECURITIES AVAILABLE-FOR-SALE:
December 31, 1997:
  U. S. Government and agency
     securities.......................  $38,749,702   $  292,200   $   82,153   $38,959,749
  Mortgage-backed securities..........   17,209,404      216,200      168,401    17,257,203
  State and municipal securities......   22,432,344      825,318       21,275    23,236,387
  Mutual funds........................    3,000,000       24,077            0     3,024,077
  Equity securities...................      866,400            0            0       866,400
  Other debt securities...............    2,792,692        9,512        7,048     2,795,156
                                        -----------   ----------   ----------   -----------
                                        $85,050,542   $1,367,307   $  278,877   $86,138,972
                                        ===========   ==========   ==========   ===========

December 31, 1996:
  U. S. Government and agency
     securities.......................  $46,155,219   $  152,722   $  643,489   $45,664,452
  Mortgage-backed securities..........   23,273,990      621,851      110,855    23,784,986
  State and municipal securities......   19,453,700      241,897      260,888    19,434,709
  Mutual funds........................    1,000,000            0       48,537       951,463
  Other debt securities...............      801,314       11,804        3,242       809,876
  Equity securities...................      479,300            0            0       479,300
                                        -----------   ----------   ----------   -----------
                                        $91,163,523   $1,028,274   $1,067,011   $91,124,786
                                        ===========   ==========   ==========   ===========

     The contractual maturities of securities available-for-sale at December 31, 1997 and 1996, are shown on the next page. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                         NOTES TO FINANCIAL STATEMENTS

                                                               AMORTIZED       FAIR
                                                                 COST          VALUE
                                                              -----------   -----------
SECURITIES AVAILABLE-FOR-SALE:
  Due in one year or less...................................  $ 5,617,771   $ 5,633,289
  Due after one year through five years.....................   12,368,065    12,610,617
  Due after five years through ten years....................   42,232,601    42,801,258
  After ten years...........................................   20,965,705    21,203,331
  Mutual funds..............................................    3,000,000     3,024,077
  Equity securities.........................................      866,400       866,400
                                                              -----------   -----------
                                                              $85,050,542   $86,138,972
                                                              ===========   ===========

     Mortgage-backed securities have been included in the maturity tables based upon the guaranteed payoff date of each security.

     Equity securities include a restricted investment in Federal Home Loan Bank stock which must be maintained to secure the available lines of credit. The amount of investment in this stock amounted to $866,400 and $479,300 at December 31, 1997 and 1996.

     Sales of securities available-for-sale during 1997 resulted in gross realized gains of $137,069 and gross realized losses of $3,746. There were no gains or losses resulting from the disposition from calls, maturities and paydowns during 1997.

     Sales of securities available-for-sale during 1996 resulted in gross realized gains of $163,095 and gross realized losses of $28,963. Dispositions through calls, maturities and paydowns resulted in a net gain of $10,400.

     Investment securities pledged to secure public funds on deposit and for other purposes as required by law amounted to approximately $20,348,000 and $16,637,000 at December 31, 1997 and 1996, respectively.

4. LOANS

     The Bank grants loans to customers primarily in North Central and Northeastern Alabama.

     The major classifications of loans as of December 31, 1997 and 1996 are as follows:

                                                                1997          1996
                                                             -----------   -----------
Commercial, financial and agricultural.....................  $17,730,023   $17,960,710
Real estate -- construction................................    7,402,427     4,924,009
Real estate -- mortgage....................................   45,929,505    34,512,801
Consumer...................................................   17,201,094    14,971,523
Other......................................................      309,197       155,234
                                                             -----------   -----------
                                                              88,572,246    72,524,277
Unearned income............................................      719,774       804,917
Allowance for loan losses..................................    1,023,203       777,815
                                                             -----------   -----------
Net loans..................................................  $86,829,269   $70,941,545
                                                             ===========   ===========

     Certain directors, executive officers and principal shareholders including their immediate families and associates were loan customers of the Bank during 1997. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral and do not represent more than a normal risk of collection. Total loans to these persons at December 31, 1997 and 1996, amounted to approximately $3,883,000 and $5,551,000.

                         NOTES TO FINANCIAL STATEMENTS

     As of December 31, 1997 and 1996, there were no loans which the Bank had specifically classified as impaired. Other loans on which the accrual of interest had been discontinued or reduced amounted to approximately $694,000 and $102,000.

     For the year ended December 31, 1997, the difference between gross interest income that would have been recorded in such period if non-accruing loans had been current in accordance with their original terms and the amount of interest income on those loans that was included in such period's net income was approximately $72,000. For the year ended December 31, 1996 the difference was negligible.

5. ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the years ended to December 31, 1997 and 1996 were as follows:

                                                                 1997         1996
                                                              ----------   -----------
Balance at beginning of year................................  $  777,815   $   727,115
Charge-offs.................................................    (170,246)   (1,028,378)
Recoveries..................................................     190,634       124,078
                                                              ----------   -----------
          Net recoveries (charge-offs)......................      20,388      (904,300)
Provision for loan losses...................................     225,000       955,000
                                                              ----------   -----------
Balance at end of year......................................  $1,023,203   $   777,815
                                                              ==========   ===========

6. PREMISES AND EQUIPMENT

     Premises and equipment as of December 31, 1997 and 1996 is as follows:

                                                                 1997         1996
                                                              ----------   -----------
Land........................................................  $  673,550   $   673,550
Building....................................................   3,376,364     3,376,365
Furniture and equipment.....................................   2,034,982     1,950,876
Automobiles.................................................      55,000        40,231
                                                              ----------   -----------
                                                               6,139,896     6,041,022
Less allowance for depreciation.............................   3,358,583     2,998,519
                                                              ----------   -----------
                                                              $2,781,313   $ 3,042,503
                                                              ==========   ===========

     The provision for depreciation charged to occupancy and equipment expense for the year ended December 31, 1997 and 1996 was $360,065 and $357,339.

7. DEPOSITS

     The major classifications of deposits as of December 31, 1997 and 1996 were as follows:

                                                               1997           1996
                                                           ------------   ------------
Noninterest-bearing demand...............................  $ 22,332,195   $ 20,944,804
NOW accounts.............................................    27,071,659     22,456,986
Savings..................................................    20,759,974     21,452,847
Time.....................................................    62,558,365     62,886,966
Certificates of deposit of $100,000 or more..............    14,217,612     12,158,415
Time deposits open.......................................     9,715,472      8,715,500
                                                           ------------   ------------
                                                           $156,655,277   $148,615,518
                                                           ============   ============

                         NOTES TO FINANCIAL STATEMENTS

     The maturities of time certificates of deposit and other time deposits of $100,000 or more issued by the Bank at December 31, 1997 are as follows:

Three months or less........................................  $14,555,100
Over three through twelve months............................    7,439,295
Over one year through three years...........................    1,938,689
                                                              -----------
                                                              $23,933,084
                                                              ===========

8. FEDERAL HOME LOAN BANK ADVANCES

     As of December 31, 1997 and 1996, the Bank had lines of credit in the amounts of $7,000,000 and $3,000,000, respectively, outstanding with the Federal Home Loan Bank of Atlanta. The $3,000,000 line outstanding at December 31, 1996, matured on November 28, 1997. At December 31, 1997 the $7,000,000 line was allocated as follows:

                                                                    CURRENT   AMOUNT OF
                                                DATE     MATURITY    RATE        LOAN
                                              --------   --------   -------   ----------
Federal Home Loan Bank......................  07/11/97   07/15/02    5.78%    $5,000,000
Federal Home Loan Bank......................  08/14/97   06/15/98    5.96      1,500,000
Federal Home Loan Bank......................  08/14/97   08/14/98    5.98        500,000
                                                                              ----------
                                                                              $7,000,000
                                                                              ==========

9. OTHER SHORT-TERM BORROWINGS

     Other short-term borrowings consisted of repurchase agreements in the amount of $827,882 and $164,007 and loans sold with recourse of $156,205 and $1,707,400 at December 31, 1997 and 1996, respectively.

     Information concerning securities sold under agreements to repurchase is summarized as follows.

                                                                 1997         1996
                                                              ----------   ----------
Average balance during the year.............................  $1,031,794   $1,025,803
Average interest rate during the year.......................        4.22%        4.32%
Maximum month-end balance during the year...................  $  972,502   $1,038,478
U.S. Government securities underlying the agreements at year-end:
Carrying Value..............................................  $1,494,520   $1,486,327
Estimated Fair Value........................................   1,491,955    1,454,219

     Loans sold with recourse represent mortgage loans originated by the Bank and sold to a third party under an agreement which upon the occurrence of certain events could require the Bank to purchase the loan back within a period of normally no more than thirteen months.

10. SHAREHOLDERS' EQUITY

     At December 31, 1997 and 1996, shareholders' equity of the Bank consisted of the following:

          Preferred Stock: 100 shares authorized, with a par value of $1,000 per share, 22 shares issued and outstanding. Shares are non-voting, non-participating and pay 10% dividends. These shares are redeemable upon approval by the Board of Directors.

          Common Stock: 100,000 shares authorized, with a par value of $1.00 per share, 100,000 shares issued and outstanding. Voting rights equal to one vote per share.

                         NOTES TO FINANCIAL STATEMENTS

          Capital Surplus: Represents the funds received in excess of par value upon the issuance of stock, net of issuance costs.

          Retained Earnings: Represents the accumulated net earnings of the Bank as reduced by dividends paid to shareholders.

          Net Unrealized Holdings Gains (Losses) on Securities: Represents the net unrealized gains or losses on securities available-for-sale, net of deferred taxes at December 31, 1997 and 1996. This account adjusts as the market values of the related investment securities change.

          Prior Period Adjustment: At December 31, 1995, certain adjustments were made to the retained earnings, income tax payable and deferred tax assets of the Bank. These prior period adjustments reflected primarily the proper accounting for the current and deferred tax assets and liabilities of the Bank in accordance with the application of SFAS No. 109, "Accounting for Income Taxes." The net effect of such adjustments in these financial statements was an increase in beginning retained earnings in the amount of $337,230, a reduction in current income taxes payable of $269,230 and an increase in deferred tax assets of $68,000.

11. REGULATORY CAPITAL MATTERS

     The Bank is subject to various regulatory capital requirements administered by the state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and their financial statements. Under regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective guidelines are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1997 and 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of March 31, 1997, the most recent notification from the Alabama State Banking Department, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table on the following page. There are no conditions or

                         NOTES TO FINANCIAL STATEMENTS
events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                                                                                      TO BE WELL
                                                                                      CAPITALIZED
                                                                  FOR CAPITAL        UNDER PROMPT
                                                                    ADEQUACY       CORRECTIVE ACTION
                                                  ACTUAL            PURPOSES          PROVISIONS
                                              ---------------    --------------    -----------------
                                              AMOUNT    RATIO    AMOUNT   RATIO     AMOUNT    RATIO
                                              -------   -----    ------   -----    --------   ------
                                                                  (IN THOUSANDS)
AS OF DECEMBER 31, 1997:
Total Risk-Based Capital
  (to Risk-Weighted Assets).................  $22,223   19.88%   $8,943    8.0%    $11,179     10.0%
Tier 1 Capital
  (to Risk-Weighted Assets).................   21,200   18.96     4,472    4.0       6,707      6.0
Tier 1 Capital
  (to Adjusted Total Assets)................   21,200   11.39     7,446    4.0       9,307      5.0
AS OF DECEMBER 31, 1996:
Total Risk-Based Capital
  (to Risk-Weighted Assets).................  $19,776   22.20%   $7,125    8.0%    $ 8,907     10.0%
Tier 1 Capital
  (to Risk-Weighted Assets).................   18,998   21.33     3,563    4.0       5,344      6.0
Tier 1 Capital
  (to Adjusted Total Assets)................   18,998   10.96     6,932    4.0       8,665      5.0

12. OTHER OPERATING EXPENSE

     The major components of other operating expenses included in noninterest expenses at December 31, 1997 and 1996 are as follows:

                                                                 1997         1996
                                                              ----------   ----------
Advertising.................................................  $  154,340   $  179,651
Data processing.............................................     137,976       84,906
Supplies....................................................     125,581      125,532
Postage.....................................................     109,991      106,022
Telephone...................................................      82,080       93,750
Insurance...................................................      73,324       52,330
Examination and assessment..................................      60,920      151,213
Director's fees.............................................      58,675       42,500
ATM expense.................................................      47,321       59,364
Taxes and licenses..........................................      44,609       47,189
Dues and subscriptions......................................      36,240       31,446
Federal reserve charges.....................................      34,948       38,387
Legal fees..................................................      34,730       34,188
Check club expense..........................................      34,530       45,456
Education and training......................................      29,929       25,004
Courier.....................................................      23,506       24,404
Other.......................................................     249,211      182,466
                                                              ----------   ----------
                                                              $1,337,911   $1,323,808
                                                              ==========   ==========

                         NOTES TO FINANCIAL STATEMENTS

13. INCOME TAXES

     Federal and state income taxes receivable and (payable) as of December 31, 1997 and 1996 included in other assets and other liabilities, respectively, were as follows:

                                                                1997        1996
                                                              ---------   --------
Current
  Federal...................................................  $  26,482   $ (6,660)
                                                              =========   ========
  State.....................................................  $(145,885)  $(68,340)
                                                              =========   ========

     The components of the deferred income tax asset included in other assets as of December 31, 1997 and 1996 are as follows:

Deferred tax asset:
  Federal...................................................  $ 294,521   $ 323,875
  State.....................................................     36,465      38,677
                                                              ---------   ---------
          Total deferred income tax asset...................    330,986     362,552
                                                              ---------   ---------
Deferred tax liability:
  Federal...................................................   (456,487)   (129,060)
  State.....................................................    (75,097)    (26,956)
                                                              ---------   ---------
          Total deferred income tax liability...............   (531,584)   (156,016)
                                                              ---------   ---------
Net deferred tax asset (liability)..........................  $(200,598)  $ 206,536
                                                              =========   =========

     The tax effects of each type of income and expense item that gave rise to deferred taxes at December 31, 1997 and 1996 are:

Net unrealized gains and losses on securities
  available-for-sale........................................  $(415,098)  $  15,107
Depreciation................................................    (91,688)   (130,118)
Allowance for loan losses...................................    236,423     167,893
Alternative minimum tax credit carryover....................          0     104,707
Amortization of intangibles.................................     94,563      74,845
Accretion on securities.....................................    (24,765)    (20,021)
Other.......................................................        (33)     (5,877)
                                                              ---------   ---------
Net deferred tax asset (liability)..........................  $(200,598)  $ 206,536
                                                              =========   =========

     The components of income tax expense for the years ended December 31, 1997 and 1996 were as follows:

                                                                1997       1996
                                                              --------   ---------
Current
  Federal...................................................  $682,186   $ 328,089
  State.....................................................   145,885      68,340
Deferred
  Federal...................................................    (8,890)   (119,474)
  State.....................................................   (14,181)     (3,955)
                                                              --------   ---------
                                                              $805,000   $ 273,000
                                                              ========   =========

     The tax effect of securities transactions for the years ended December 31, 1997 and 1996 was approximately $53,000 and $58,000, respectively.

                         NOTES TO FINANCIAL STATEMENTS

     The principal reasons for the difference in the effective tax rate and the federal statutory rate are as follows for the years ended December 31, 1997 and 1996:

                                                              1997    1996
                                                              -----   -----
Statutory federal income tax rate...........................   34.0%   34.0%
Effect on rate of:
  Tax-exempt securities.....................................  (12.3)  (24.3)
  Tax-exempt loan income....................................    (.5)   (0.3)
  Interest expense disallowed...............................    1.5     3.0
  State income tax, net of federal tax benefit..............    3.1     2.2
  Capital loss carryover utilization........................    (.7)    0.0
  Other.....................................................    (.9)    0.1
                                                              -----   -----
Effective income tax rate...................................   24.2%   14.7%
                                                              =====   =====

14. RETIREMENT PLAN

     The Bank has a qualified employee benefit plan under section 401(k) of the Internal Revenue Code. The Plan covers substantially all employees, subject to eligibility requirements. Employees may defer up to fifteen percent of their compensation, subject to limitation, with a matching employer contribution of fifty cents for every dollar up to six percent of compensation. Annual discretionary contributions are also permitted as determined by the Board of Directors. The Bank's matching and discretionary contributions charged to operations amounted to $80,000 per year for the years ended December 31, 1997 and 1996.

15. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Bank offers a variety of financial products to its customers to aid them in meeting their requirements for liquidity, credit enhancement, and interest rate protection. Generally accepted accounting principles recognize these transactions as contingent liabilities and, accordingly, they are not reflected in the accompanying financial statements.

     A summary of the Bank's commitments and contingent liabilities at December 31, 1997 and 1996, is as follows:

                                                                     CONTRACT OR
                                                                   NOTIONAL AMOUNT
                                                              -------------------------
                                                                 1997          1996
                                                              -----------   -----------
Commitments to extend credit................................  $16,399,000   $11,904,000
Standby letters of credit...................................      399,000       441,000

     Commitments to extend credit, credit card arrangements, commercial letters of credit, and standby letters of credit all include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for credit commitments and financial guarantees are the same as those for extension of credit that are recorded on the statement of financial condition. Because these instruments have fixed maturity dates, and because many of them expire without being drawn upon, they do not generally present any significant liquidity risk to the Bank.

     Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of the Bank's allowance for loan losses. Management does not anticipate any material losses as a result of these commitments.

     Loans Sold with Recourse: The Bank originates certain mortgage loans for resale. Upon sale, these loans are removed from the Bank's books, however, for up to thirteen months following sale, the Bank could become liable for these loans under the happening of certain events and be required to buy-back these loans. At December 31, 1997 and 1996 such recourse loans still outstanding of which the Bank could become liable amounted to approximately $156,205 and $1,707,400, respectively. These loans have been included in total loans with an offsetting charge to other short-term borrowings.

                         NOTES TO FINANCIAL STATEMENTS

16. CONCENTRATIONS OF CREDIT

     All of the Bank's loans, commitments, and commercial and standby letters of credit have been granted to customers in the Bank's market area. All such customers are depositors of the Bank. Investments in state and municipal securities also involve governmental entities within the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit related primarily to unused real estate draw lines and commercial lines of credit. Commercial and standby letters of credit were granted primarily to commercial borrowers.

     The bank maintains its cash accounts at various commercial banks in Alabama and Georgia. The total cash balances in commercial banks are insured by the FDIC up to $100,000. Total uninsured balances held at commercial banks at December 31, 1997 and 1996 amounted to $269,762 and $507,549, respectively.

17. RESTRICTIONS ON DIVIDENDS

     The Bank is subject to the dividend restrictions set forth by the State Banking Department. Under such restrictions, the Bank may not, without the prior approval of the State Banking Department, declare dividends in excess of the sum of the current year's earnings plus the retained earnings from the prior two years. The dividends as of December 31, 1997, that the Bank could declare without the approval of the State Banking Department, amounted to approximately $4,316,307.

18. LEASES

     The Bank entered into an operating lease agreement on July 11, 1994 for the building and premises of its Haysland branch. This lease is noncancellable and expires in November, 1999. The lease provides for one five-year renewal term and requires the Bank to pay maintenance, taxes and insurance costs. For the years ended December 31, 1997 and 1996, rental expense for this operating lease was $27,854 per year.

     Future minimum lease payments under this operating lease agreement at December 31, 1997 are as follows:

Years Ending December 31,
  1998......................................................  $27,854
  1999......................................................   25,532
                                                              -------
          Total minimum lease payments......................  $53,386
                                                              =======

19. LITIGATION

     While the Bank is party to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings except as described below, threatened or pending against the Bank that will, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Bank.

     The Bank is a counterdefendent in a legal proceeding which began in 1993 in which the counterclaimants seek to recover damages from the company for the value of certain machinery and equipment, plus interest, costs and punitive damages. This case has been and will continue to be vigorously defended.

     Litigation is subject to many uncertainties, and it is possible that this action could be decided unfavorably. Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Company's result of operations or cash flows in a particular quarter or annual period could be materially affected by an ultimate unfavorable outcome of pending litigation. Management believes, however, that the ultimate outcome of all pending litigation will not have a material adverse effect on the Company's financial position.

                         NOTES TO FINANCIAL STATEMENTS

20. SUBSEQUENT EVENTS

     On February 18, 1998, the Board of Directors signed a non-binding letter of intent with Regions Financial Corporation to enter into negotiations for the possibility of a merger. It is the intent of the Board to only pursue such a merger if proven to be beneficial to the Bank, its customers and its shareholders should negotiations continue. Any proposed merger would be subject to regulatory and shareholder approvals.

21. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Bank's financial instruments as of December 31, 1997 and 1996 are as follows:

                                                       1997                  1996
                                                -------------------   -------------------
                                                CARRYING     FAIR     CARRYING     FAIR
                                                 AMOUNT     VALUE      AMOUNT     VALUE
                                                --------   --------   --------   --------
                                                  (IN THOUSANDS)        (IN THOUSANDS)
FINANCIAL ASSETS
  Cash and short-term investments.............  $  8,959   $  8,959   $  5,016   $  5,016
  Investment securities.......................    86,139     86,139     91,125     91,125
  Loans.......................................    87,852     88,344     71,719     68,205
  Accrued interest receivable.................     2,010      2,010      2,015      2,015
                                                --------   --------   --------   --------
          TOTAL FINANCIAL ASSETS..............  $184,960   $185,452   $169,875   $166,361
                                                ========   ========   ========   ========
FINANCIAL LIABILITIES
  Deposits....................................  $156,655   $158,120   $148,616   $151,101
  FHLB borrowings.............................     7,000      7,000      3,000      3,000
  Other short-term borrowings.................       984        984      1,871      1,871
  Accrued interest payable....................       785        785        723        723
                                                --------   --------   --------   --------
          TOTAL FINANCIAL LIABILITIES.........  $165,424   $166,889   $154,210   $156,695
                                                ========   ========   ========   ========
UNRECOGNIZED FINANCIAL INSTRUMENTS
  Commitments to extend credit................  $ 16,399   $ 16,399   $ 11,904   $ 11,904
  Standby letters of credit...................       399        399        441        441
                                                --------   --------   --------   --------
          TOTAL UNRECOGNIZED FINANCIAL
            INSTRUMENTS.......................  $ 16,798   $ 16,798   $ 12,345   $ 12,345
                                                ========   ========   ========   ========

                       STATEMENTS OF FINANCIAL CONDITION

                                  JACOBS BANK
                                 MARCH 31, 1998

                                                              (UNAUDITED)
                                  ASSETS
Cash and due from banks.....................................  $  5,851,740
Interest-bearing deposits at banks..........................       166,480
Federal funds sold..........................................     2,140,000
Securities available-for-sale...............................    86,172,344
Loans.......................................................    93,419,794
Less: Unearned income.......................................       673,370
      Allowance for loan losses.............................     1,155,572
                                                              ------------
          NET LOANS.........................................    91,590,852
Premises and equipment, net.................................     2,709,964
Accrued interest............................................     1,947,051
Intangibles, net............................................     1,459,137
Foreclosed real estate......................................             1
Cash surrender value of life insurance......................       870,268
Other assets................................................       136,328
                                                              ------------
          TOTAL ASSETS......................................  $193,044,165
                                                              ============
                   LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Noninterest-bearing....................................  $ 24,758,428
     Interest-bearing.......................................   135,740,859
                                                              ------------
          TOTAL DEPOSITS....................................   160,499,287
  FHLB borrowings...........................................     7,000,000
  Other short-term borrowings...............................       361,617
  Accrued interest..........................................       756,070
  Other liabilities.........................................       597,606
                                                              ------------
          TOTAL LIABILITIES.................................   169,214,580
SHAREHOLDERS' EQUITY
  Preferred stock -- par value $1,000 per share, 100 shares
     authorized, 22 shares issued and outstanding...........        22,000
  Common stock -- par value $1.00 per share, 100,000 shares
     authorized, issued and outstanding.....................       100,000
  Capital surplus...........................................     1,900,000
  Retained earnings.........................................    21,234,153
  Accumulated comprehensive income; unrealized gains on
     investment securities available for sale, net of tax...       573,432
                                                              ------------
          TOTAL SHAREHOLDERS' EQUITY........................    23,829,585
                                                              ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $193,044,165
                                                              ============

                              STATEMENTS OF INCOME

                                  JACOBS BANK
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                 1998         1997
                                                              ----------   ----------
                                                                    (UNAUDITED)
INTEREST INCOME
  Interest and fees on loans................................  $2,128,230   $1,738,343
  Interest and dividends on investment securities:
     Taxable securities.....................................   1,044,611    1,148,469
     Tax-exempt securities..................................     312,483      307,446
  Interest on federal funds sold............................      75,871          915
  Interest on deposits in banks.............................       1,567        1,603
                                                              ----------   ----------
          TOTAL INTEREST INCOME.............................   3,562,762    3,196,776
                                                              ----------   ----------
INTEREST EXPENSE
  Interest on deposits......................................   1,560,467    1,445,526
  Interest on FHLB borrowings...............................      74,977       20,790
  Interest on short-term borrowings.........................      11,814       13,326
                                                              ----------   ----------
          TOTAL INTEREST EXPENSE............................   1,647,258    1,479,642
                                                              ----------   ----------
Net interest income.........................................   1,915,504    1,717,134
Provision for loan losses...................................      90,000       90,000
                                                              ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES.........   1,825,504    1,627,134
NONINTEREST INCOME
  Service charges on deposits...............................     260,155      163,703
  Investment security gains.................................      17,543       16,911
  Other operating income....................................     113,242       56,869
                                                              ----------   ----------
          TOTAL NONINTEREST INCOME..........................     390,940      237,483
                                                              ----------   ----------
NONINTEREST EXPENSES
  Salaries and employee benefits............................     562,821      588,393
  Occupancy and equipment expense...........................     190,258      174,334
  Amortization..............................................      70,500       70,500
  Other operating expenses..................................     316,251      303,304
                                                              ----------   ----------
          TOTAL NONINTEREST EXPENSES........................   1,139,830    1,136,531
                                                              ----------   ----------
Income before income taxes..................................   1,076,614      728,086
Income tax expense..........................................     240,000      135,000
                                                              ----------   ----------
          NET INCOME........................................  $  836,614   $  593,086
                                                              ==========   ==========
Basic earnings per common share.............................  $     8.37   $     5.93
                                                              ==========   ==========
Diluted earnings per common share...........................  $     8.37   $     5.93
                                                              ==========   ==========
Weighted average common shares outstanding..................     100,000      100,000
                                                              ==========   ==========

                       STATEMENTS OF COMPREHENSIVE INCOME

                                  JACOBS BANK
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                1998         1997
                                                              ---------   -----------
                                                                    (UNAUDITED)
NET INCOME..................................................  $ 836,614   $   593,086
Other comprehensive income (loss), net of tax:
  Unrealized gains (losses) on securities
     Unrealized holding losses arising during period........   (118,278)   (1,020,837)
  Less: reclassification adjustments for gains included in
     net income.............................................    (17,543)      (16,911)
                                                              ---------   -----------
  Net unrealized losses.....................................   (135,821)   (1,037,748)
  Income tax benefit related to items of other comprehensive
     income.................................................     35,920       384,959
                                                              ---------   -----------
Other comprehensive income (loss)...........................    (99,901)     (652,789)
                                                              ---------   -----------
Comprehensive Income (loss).................................  $ 736,713   $   (59,703)
                                                              =========   ===========

                            STATEMENTS OF CASH FLOWS

                                  JACOBS BANK
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                 1998         1997
                                                              -----------     ----
                                                                 (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $   836,614      $593,086
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses..............................       90,000        90,000
     Depreciation, amortization, and accretion, net.........      159,434       160,899
  Realized investment security gains........................       17,543        16,911
  Decrease in accrued interest receivable...................       63,218       111,169
  (Decrease) in accrued interest payable....................      (28,522)      (46,655)
  Other, net................................................      210,759        97,252
                                                              -----------     ---------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........    1,349,046     1,022,662
                                                              -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease (increase) in interest-bearing deposits with
     banks..................................................       10,167       (25,295)
  (Purchases) sales of investment securities
     available-for-sale.....................................     (217,417)    1,883,209
  Net increase in loans to customers........................   (4,851,583)     (970,281)
  Purchase of premises and equipment........................      (17,585)      (12,345)
  Proceeds from disposition of other real estate............       25,834           -0-
                                                              -----------     ---------
          NET CASH (USED IN) PROVIDED BY INVESTING
            ACTIVITIES......................................   (5,050,584)      875,288
                                                              -----------       -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW accounts, and savings
     accounts...............................................    2,235,873     4,049,416
  Net increase (decrease) in certificates of deposit........    1,608,137    (4,028,531)
  Issuance of long-term debt................................          -0-       575,000
  Net decrease in short-term borrowings.....................     (622,470)     (465,609)
  Cash dividends............................................     (310,513)     (150,572)
                                                              -----------    ----------
          NET CASH PROVIDED BY (USED IN) FINANCING
            ACTIVITIES......................................    2,911,027       (20,296)
                                                              -----------    ----------
          NET (DECREASE) INCREASE IN CASH AND CASH
            EQUIVALENTS.....................................     (790,511)    1,877,654
Cash and Cash Equivalents at Beginning of Period............    8,782,251     4,916,341
                                                              -----------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................  $ 7,991,740    $6,793,995
                                                              ===========    ==========

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                                  JACOBS BANK
                                 MARCH 31, 1998
                                  (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ending March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997.

NOTE B -- INCOME TAXES

     The effective tax rates of approximately 22.3 percent and 18.5 percent for the three months ended March 31, 1998 and 1997 are less than the statutory rate principally because of the effect of tax-exempt interest income.

NOTE C -- INVESTMENT SECURITIES

     At March 31, 1998, the Bank had net unrealized gains of $952,609 in available-for-sale securities which are reflected in the presented assets and resulted in an increase in stockholders' equity of $573,432, net of deferred tax liability. There were no trading securities. The net decrease in stockholders' equity as a result of the SFAS No. 115 adjustment from December 31, 1997 to March 31, 1998 was $99,901.

NOTE D -- SHAREHOLDERS' EQUITY

     In March of 1997 the Board of Directors of the Bank declared a dividend of $1.50 per share per quarter to shareholders of record as of March 1, 1997. A dividend of $3.10 per share was declared in March of 1998. The payment of dividends on common stock is subject to the maintenance of sufficient earnings and regulatory restrictions.

NOTE E -- MERGER

     On February 18, 1998, the Board of Directors signed a non-binding letter of intent with Regions Financial Corporation to enter into negotiations for the possibility of a merger. It is the intent of the Board to only pursue such a merger if proven to be beneficial to the Bank, its customers and its shareholders should negotiations continue. Any proposed merger would be subject to regulatory and shareholder approvals.

NOTE F -- CONTINGENCIES, COMMITMENTS AND SUBSEQUENT EVENTS

     While the Bank is party to various legal proceedings arising from the ordinary course of business, management believes after consultation with legal counsel that there are no proceedings except as described below, threatened or pending against the Bank that could, individually or in the aggregate, have a material adverse effect on the business or financial condition of the Bank.

     The Bank is a counterdefendant in a legal proceeding which began in 1993 in which the counterclaimants seek to recover damages from the company for the value of certain machinery and equipment, plus interest, costs and punitive damages. This case has been and will continue to be vigorously defended.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

     Litigation is subject to many uncertainties, and it is possible that this action could be decided unfavorably. Management is unable to make a meaningful estimate of the amount or range of loss that could result from an unfavorable outcome of pending litigation. It is possible that the Bank's results of operations or cash flows in a particular quarter or annual period could be materially affected by an ultimate unfavorable outcome of pending litigation. Management believes, however, that the ultimate outcome of all pending litigation will not have a material adverse effect on the Bank's financial position.

                                                                      APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                                  JACOBS BANK

                                      AND

                         REGIONS FINANCIAL CORPORATION

                         DATED AS OF FEBRUARY 18, 1998

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Parties...............................................................  A-6

Preamble..............................................................  A-6

ARTICLE 1 -- TRANSACTIONS AND TERMS OF MERGER.........................  A-6

  1.1     Merger......................................................  A-6

  1.2     Time and Place of Closing...................................  A-6

  1.3     Effective Time..............................................  A-6

  1.4     Execution of Support Agreements.............................  A-7

ARTICLE 2 -- TERMS OF MERGER..........................................  A-7

  2.1     Certificate of Incorporation................................  A-7

  2.2     Bylaws......................................................  A-7

  2.3     Directors and Officers......................................  A-7

ARTICLE 3 -- MANNER OF CONVERTING SHARES..............................  A-7

  3.1     Conversion of Shares........................................  A-7

  3.2     Anti-Dilution Provisions....................................  A-7

  3.3     Shares Held by Jacobs or Regions............................  A-8

  3.4     Fractional Shares...........................................  A-8

  3.5     Dissenting Stockholders.....................................  A-8

ARTICLE 4 -- EXCHANGE OF SHARES.......................................  A-8

  4.1     Exchange Procedures.........................................  A-8

  4.2     Rights of Former Jacobs' Stockholders.......................  A-9

ARTICLE 5 -- REPRESENTATIONS AND WARRANTIES OF JACOBS.................  A-9

  5.1     Organization, Standing, and Power...........................  A-9

  5.2     Authority; No Breach by Agreement...........................  A-9

  5.3     Capital Stock...............................................  A-10

  5.4     Jacobs Subsidiaries.........................................  A-10

  5.5     Financial Statements........................................  A-11

  5.6     Absence of Undisclosed Liabilities..........................  A-11

  5.7     Absence of Certain Changes or Events........................  A-11

  5.8     Tax Matters.................................................  A-11

  5.9     Assets......................................................  A-12

 5.10     Environmental...............................................  A-12

 5.11     Compliance with Law.........................................  A-13

 5.12     Labor Relations.............................................  A-13

 5.13     Employee Benefit Plans......................................  A-14

 5.14     Material Contracts..........................................  A-15

 5.15     Legal Proceedings...........................................  A-15

 5.16     Statements True and Correct.................................  A-16

 5.17     Tax, Accounting, and Regulatory Matters.....................  A-16

 5.18     State Takeover Laws.........................................  A-16

 5.19     Certificate of Incorporation Provisions.....................  A-16

 5.20     Support Agreements..........................................  A-16

 5.21     Derivatives Contracts.......................................  A-16

 5.22     Year 2000...................................................  A-17

                                                                        PAGE
                                                                        ----
ARTICLE 6 -- REPRESENTATIONS AND WARRANTIES OF REGIONS................  A-17

  6.1     Organization, Standing, and Power...........................  A-17

  6.2     Authority; No Breach by Agreement...........................  A-17

  6.3     Capital Stock...............................................  A-17

  6.4     SEC Filings; Financial Statements...........................  A-18

  6.5     Absence of Undisclosed Liabilities..........................  A-18

  6.6     Absence of Certain Changes or Events........................  A-18

  6.7     Compliance with Law.........................................  A-18

  6.8     Legal Proceedings...........................................  A-19

  6.9     Statements True and Correct.................................  A-19

 6.10     Tax, Accounting, and Regulatory Matters.....................  A-19

 6.11     Matters Relating to Regions Merger Subsidiary...............  A-19

ARTICLE 7 -- CONDUCT OF BUSINESS PENDING CONSUMMATION.................  A-20

  7.1     Covenants of Both Parties...................................  A-20

  7.2     Covenants of Jacobs.........................................  A-20

  7.3     Covenants of Regions........................................  A-21

  7.4     Adverse Changes in Condition................................  A-22

  7.5     Reports.....................................................  A-22

ARTICLE 8 -- ADDITIONAL AGREEMENTS....................................  A-22

  8.1     Registration Statement; Proxy Statement; Stockholder          A-22
          Approval....................................................

  8.2     Nasdaq NMS Listing..........................................  A-22

  8.3     Applications................................................  A-22

  8.4     Agreement as to Efforts to Consummate.......................  A-23

  8.5     Investigation and Confidentiality...........................  A-23

  8.6     Press Releases..............................................  A-23

  8.7     Certain Actions.............................................  A-23

  8.8     Tax Matters.................................................  A-24

  8.9     Agreements of Affiliates....................................  A-24

 8.10     Employee Benefits and Contracts.............................  A-24

 8.11     Indemnification.............................................  A-24

 8.12     State Takeover Laws.........................................  A-25

 8.13     Certificate of Incorporation Provisions.....................  A-25

 8.14     Redemption of Jacobs Preferred Stock........................  A-25

 8.15     Regions Merger Subsidiary Organization......................  A-25

ARTICLE 9 -- CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE........  A-26

  9.1     Conditions to Obligations of Each Party.....................  A-26

  9.2     Conditions to Obligations of Regions........................  A-27

  9.3     Conditions to Obligations of Jacobs.........................  A-27

ARTICLE 10 -- TERMINATION.............................................  A-28

 10.1     Termination.................................................  A-28

 10.2     Effect of Termination.......................................  A-31

 10.3     Non-Survival of Representations and Covenants...............  A-31

ARTICLE 11 -- MISCELLANEOUS...........................................  A-31

 11.1     Definitions.................................................  A-31

 11.2     Expenses....................................................  A-35

 11.3     Brokers and Finders.........................................  A-36

 11.4     Entire Agreement............................................  A-36

 11.5     Amendments..................................................  A-36

 11.6     Waivers.....................................................  A-36

                                                                        PAGE
                                                                        ----

 11.7     Assignment..................................................  A-36

 11.8     Notices.....................................................  A-37

 11.9     Governing Law...............................................  A-37

11.10     Counterparts................................................  A-37

11.11     Captions....................................................  A-37

11.12     Severability................................................  A-37

Signatures............................................................  A-38

                                LIST OF EXHIBITS

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   1      --   Form of Support Agreement. (sec. 1.4).
   2      --   Form of Plan of Merger. (sec. 1.1).
   3      --   Form of agreement of affiliates of Jacobs. (sec. 8.9).
   4      --   Form of Claims Letter. (sec. 9.2).
   5      --   Form of Opinion Letter of Jacobs Counsel. (sec. 9.2).
   6      --   Form of Opinion Letter of Regions Counsel. (sec. 9.3).

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of February 18, 1998, by and between JACOBS BANK ("Jacobs"), a bank organized and existing under the laws of the State of Alabama, with its principal office located in Scottsboro, Alabama, and REGIONS FINANCIAL CORPORATION ("Regions"), a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     The Boards of Directors of Jacobs and Regions are of the opinion that the transactions described herein are in the best interests of the parties and their respective stockholders. This Agreement provides for the acquisition of Jacobs by Regions pursuant to the merger ("Merger") of a newly-formed, wholly-owned state bank subsidiary of Regions to be organized under the Laws of the State of Alabama ("Regions Merger Subsidiary") with and into Jacobs. Jacobs shall be the surviving bank of the merger. At the effective time of such merger, the outstanding shares of the capital stock of Jacobs shall be converted into shares of the common stock of Regions (except as provided herein). As a result, stockholders of Jacobs shall become stockholders of Regions and Jacobs shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. The transactions described in this Agreement are subject to the approvals of the stockholders of Jacobs, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Superintendent of the Alabama State Banking Department, and other applicable federal and state regulatory authorities and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the merger (i) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes shall be accounted for as a "pooling of interests."

     As a condition and inducement to Regions' willingness to consummate the transactions contemplated by this Agreement, prior to the execution of this Agreement, each of Jacobs' directors will execute and deliver to Regions an agreement (a "Support Agreement"), in substantially the form of Exhibit 1.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 MERGER. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Regions Merger Subsidiary shall be merged into and with Jacobs in accordance with the provisions of Section 5-7A-1 et seq. of the ABC. Jacobs shall be the Surviving Bank of the Merger and shall continue to be governed by the Laws of the State of Alabama. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the Boards of Directors of Jacobs and Regions, and the Plan of Merger, in substantially the form of Exhibit 2, which will be approved and adopted by the Boards of Directors of Jacobs and Regions Merger Subsidiary upon the organization of Regions Merger Subsidiary.

     1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by the Parties.

     1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Alabama Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Jacobs approve this Agreement and the Plan of Merger to the extent such approval is required by applicable Law; or such later date within 30 days thereof as may be specified by Regions.

     1.4 EXECUTION OF SUPPORT AGREEMENTS. Immediately prior to the execution of this Agreement by the Parties and as a condition hereto, each of the directors of Jacobs is executing and delivering to Regions a Support Agreement in substantially the form of Exhibit 1 to this Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Jacobs in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank after the Effective Time until otherwise amended or repealed.

     2.2 BYLAWS. The Bylaws of Jacobs in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank after the Effective Time until otherwise amended or repealed.

     2.3 DIRECTORS AND OFFICERS. The directors of Jacobs in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Jacobs in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Regions Merger Subsidiary Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Jacobs Common Stock.

          (c) Each share of Jacobs Common Stock (excluding shares held by Jacobs or any of its Subsidiaries or by Regions or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 13.50 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of this Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Jacobs changes the number of shares of Jacobs Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY JACOBS OR REGIONS. Each of the shares of Jacobs Common Stock held by any Jacobs Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement or the Plan of Merger, each holder of shares of Jacobs Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Jacobs Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the Effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.5 DISSENTING STOCKHOLDERS. Any holder of shares of Jacobs Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA or other applicable Law shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Article 13 of the ABCA or other applicable Law and surrendered to Jacobs the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Jacobs fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holders' shares of Jacobs Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Jacobs Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Jacobs appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Jacobs Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Jacobs Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section of this Agreement, each holder of shares of Jacobs Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Jacobs Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Jacobs Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Jacobs Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Regions, Jacobs, nor the Exchange Agent shall be liable to a holder of Jacobs Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

     4.2 RIGHTS OF FORMER JACOBS' STOCKHOLDERS. At the Effective Time, the stock transfer books of Jacobs shall be closed as to holders of Jacobs Common Stock immediately prior to the Effective Time, and no transfer of Jacobs Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Jacobs Common Stock (other than shares to be canceled pursuant to Section 3.3 or 3.4 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and of this Agreement in exchange therefor. To the extent permitted by Law, former stockholders of record of Jacobs shall be entitled to vote after the Effective Time at any meeting of Regions' stockholders the number of whole shares of Regions Common Stock into which their respective shares of Jacobs Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Jacobs Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Jacobs Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Jacobs Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                    REPRESENTATIONS AND WARRANTIES OF JACOBS

     Jacobs hereby represents and warrants to Regions as follows:

     5.1 ORGANIZATION, STANDING, AND POWER. Jacobs is a state duly organized, validly existing, and in good standing under the Laws of the State of Alabama, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Jacobs is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs. Jacobs is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund or the Savings Association Insurance Fund.

     5.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Jacobs has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby, subject to the approval of this Agreement and the Plan of Merger by the required vote of the outstanding shares of Jacobs Common Stock. The execution, delivery, and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated herein, including the Merger, have been or will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Jacobs, subject to the approval of this Agreement by the required vote of the issued and outstanding shares of Jacobs Common Stock. Subject to such requisite stockholder approval, this Agreement and the Plan of Merger represent legal, valid, and binding obligations of Jacobs, enforceable against Jacobs in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservator-ship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement and the Plan of Merger by Jacobs, nor the consummation by Jacobs of the transactions contemplated hereby or thereby, nor compliance by Jacobs with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Jacobs' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Jacobs Company under, any Contract or Permit of any Jacobs Company, where such Default or Lien is reasonably likely to have individually or in the Aggregate a Material Adverse Effect on Jacobs, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Jacobs Company or any of their Material Assets where such violation would have, individually or in the Aggregate, a Material Adverse Effect on Jacobs.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Jacobs of the Merger and the other transactions contemplated in this Agreement and the Plan of Merger.

     5.3 CAPITAL STOCK.  (a) The authorized capital stock of Jacobs consists of
(i) 100,000 shares of Jacobs Common Stock, of which 100,000 shares are issued and outstanding as of the date of this Agreement and not more than 100,000 shares will be issued and outstanding at the Effective Time and (ii) 100,000 shares of Jacobs Preferred Stock, of which 22 shares are issued and outstanding as of the date of this Agreement and none of which shares will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of Jacobs Common Stock and Jacobs Preferred Stock are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Jacobs Common Stock and Jacobs Preferred Stock has been issued in violation of any preemptive rights of the current or past stockholders of Jacobs.

     (b) Except as set forth in Section 5.3(a) of this Agreement and the Plan of Merger, there are no shares of capital stock or other equity securities of Jacobs outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Jacobs or contracts, commitments, understandings, or arrangements by which Jacobs is or may be bound to issue additional shares of Jacobs capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     5.4 JACOBS SUBSIDIARIES. Jacobs has disclosed in Section 5.4 of the Jacobs Disclosure Memorandum all of the Jacobs Subsidiaries as of the date of this Agreement. Jacobs or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Jacobs Subsidiary. No equity securities of any Jacobs Subsidiary are or may become required to be issued (other than to a Jacobs Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any Jacobs Subsidiary is bound to issue (other than to a Jacobs Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any Jacobs Company is or may be bound to transfer any shares of the capital stock of any Jacobs Subsidiary (other than to a Jacobs Company). There are no Contracts relating to the rights of any Jacobs Company to vote or to dispose of any shares of the capital stock of any Jacobs Subsidiary. All of the shares of capital stock of each Jacobs Subsidiary held by a Jacobs Company are duly authorized, validly issued, and fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by

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the Jacobs Company free and clear of any Lien. Each Jacobs Subsidiary is a corporation, and is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is chartered or incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Jacobs Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     5.5 FINANCIAL STATEMENTS. Jacobs has disclosed in Section 5.5 of the Jacobs Disclosure Memorandum, and has delivered to Regions copies of, all Jacobs Financial Statements prepared for periods ended prior to the date hereof and will deliver to Regions copies of all Jacobs Financial Statements prepared subsequent to the date hereof. The Jacobs Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Jacobs Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Jacobs Companies as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows of the Jacobs Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments which were not or are not expected to be Material in amount or effect).

     5.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Jacobs Company has any Material Liabilities that are reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Jacobs, except Liabilities which are accrued or reserved against in the consolidated balance sheet of Jacobs as of September 30, 1997 included in the Jacobs Financial Statements or reflected in the notes thereto. No Jacobs Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate a Material Adverse Effect on Jacobs.

     5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Jacobs Financial Statements delivered prior to the date of this Agreement, to the Knowledge of Jacobs, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs, and (ii) the Jacobs Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a Material breach or violation of any of the covenants and agreements of Jacobs provided in Article Seven of this Agreement.

     5.8 TAX MATTERS. (a) All Tax returns required to be filed by or on behalf of any of the Jacobs Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file or untimely filings, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Jacobs, and all returns filed are complete and accurate in all Material respects to the Knowledge of Jacobs. All Taxes shown on filed returns have been paid. There is no audit examination, deficiency, refund Litigation or penalties due or owed with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Jacobs, except to the extent reserved against in the Jacobs Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

     (b) None of the Jacobs Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable Taxing authorities) that is currently in effect.

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

     (c) To the Knowledge of Jacobs, adequate provision for any Taxes due or to become due for any of the Jacobs Companies for the period or periods through and including the date of the respective Jacobs Financial Statements has been made and is reflected on such Jacobs Financial Statements.

     (d) Each of the Jacobs Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     (e) None of the Jacobs Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

     (f) There are no Liens with respect to Taxes upon any of the assets of the Jacobs Companies.

     (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Jacobs Companies that occurred during or after any taxable period in which the Jacobs Companies incurred a net operating loss that carries over to any taxable period ending after December 31, 1996.

     (h) No Jacobs Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

     (i) All Material elections with respect to Taxes affecting the Jacobs Companies as of the date of this Agreement have been or will be timely made as set forth in Section 5.8 of the Jacobs Disclosure Memorandum. After the date hereof, no election with respect to Taxes will be made without the prior written consent of Regions, which consent will not be unreasonably withheld.

     (j) No Jacobs Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 ASSETS. Except as disclosed or reserved against in the Jacobs Financial Statements made available prior to the date of this Agreement, the Jacobs Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets that are material to the business of the Jacobs Companies. All Material tangible properties used in the businesses of the Jacobs Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Jacobs' past practices. All Assets which are material to the business of the Jacobs Companies, which are held under leases or subleases by any of the Jacobs Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

     5.10 ENVIRONMENTAL. (a) To the Knowledge of Jacobs, each Jacobs Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     (b) There is no Litigation pending or, to the Knowledge of Jacobs, threatened before any court, governmental agency, or authority, or other forum in which any Jacobs Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material (as defined below) or oil, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Jacobs Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     (c) There is no Litigation pending or, to the Knowledge of Jacobs, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Jacobs in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     (d) To the Knowledge of Jacobs, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     (e) To the Knowledge of Jacobs, during the period of (i) any Jacobs Company's ownership or operation of any of their respective current properties,
(ii) any Jacobs Company's participation in the management of any Participation Facility, or, (iii) any Jacobs Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs. Prior to the period of (i) any Jacobs Company's ownership or operation of any of their respective current properties, (ii) any Jacobs Company's participation in the management of any Participation Facility, or (iii) any Jacobs Company's holding of a security interest in a Loan Property, there were no releases of Hazardous Material or oil in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs.

     5.11 COMPLIANCE WITH LAWS. Each Jacobs Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs, and there has occurred no Default under any such Permit other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs. Except as disclosed in
Section 5.11 of the Jacobs Disclosure Memorandum, none of the Jacobs Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Jacobs Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs; (ii) threatening to revoke any Material Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs; or (iii) requiring any Jacobs Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     5.12 LABOR RELATIONS. No Jacobs Company is the subject of any Litigation asserting that it or any other Jacobs Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Jacobs Company to bargain with any labor organization as to wages or conditions of employment, nor is any Jacobs Company a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Jacobs Company, pending or threatened, or to its Knowledge, is there any activity involving any Jacobs Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
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

     5.13 EMPLOYEE BENEFIT PLANS. (a) Jacobs has disclosed in Section 5.13 of the Jacobs Disclosure Memorandum, and has delivered or made available to Regions prior to the execution of this Agreement copies in each case of, all written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other written employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any Jacobs Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Jacobs Benefit Plans"). Any of the Jacobs Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Jacobs ERISA Plan." Any Jacobs ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Jacobs Pension Plan." On or after September 26, 1980, neither Jacobs nor any Jacobs Company has had an "obligation to contribute" (as defined in ERISA
Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). The only "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Jacobs Company that was intended to qualify under Section 401(a) of the Internal Revenue Code, are the ones previously disclosed to Regions.

     (b) Jacobs has delivered or made available to Regions prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Jacobs Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Jacobs Benefit Plans or amendments, all determination letters, rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1991, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Jacobs Benefit Plan with respect to the most recent three plan years, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

     (c) All Jacobs Benefit Plans are in compliance in all Material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs. Each Jacobs ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and Jacobs is not aware of any circumstances which will or could result in revocation of any such favorable determination letter. Each trust created under any Jacobs ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Jacobs is not aware of any circumstance which will or could result in revocation of such exemption. With respect to each Jacobs Benefit Plan to the Knowledge of Jacobs, no event has occurred which will or could give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code. There is no Material pending or, to the Knowledge of Jacobs, threatened Litigation relating to any Jacobs ERISA Plan. No Jacobs Company has engaged in a transaction with respect to any Jacobs Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject any Jacobs Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA, that individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Jacobs.

     (d) No Jacobs Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position of any Jacobs Pension Plan, (ii) no change in the actuarial assumptions with respect to any Jacobs

Pension Plan, and (iii) no increase in benefits under any Jacobs Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs or materially adversely affect the funding status of any such plan. Neither any Jacobs Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Jacobs Company, or the single-employer plan of any entity which is considered one employer with Jacobs under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of
Section 412 of the Internal Revenue Code or Section 302 of ERISA. No Jacobs Company has provided, or is required to provide, security to a Jacobs Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (e) No liability under Title IV of ERISA has been or is expected to be incurred by any Jacobs Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any ERISA Affiliate.

     (f) No Jacobs Company has any obligations for retiree health and retiree life benefits under any of the Jacobs Benefit Plans and, to the Knowledge of Jacobs, there are no restrictions on the rights of such Jacobs Company to amend or terminate any such plan without incurring any Liability thereunder.

     (g) Except as set forth in Section 5.13(g) of the Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Jacobs Company from any Jacobs Company under any Jacobs Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Jacobs Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (h) No oral or written representation or communication with respect to any aspect of the Jacobs Benefit Plans has been made to employees of any of the Jacobs Companies prior to the date hereof which is not in accordance with the written or otherwise preexisting terms and provisions of such plans. All Jacobs Benefit Plan documents and annual reports or returns, audited or unaudited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Jacobs Benefit Plans are correct and complete and there have been no changes in the information set forth therein.

     5.14 MATERIAL CONTRACTS. Except as disclosed in Section 5.14 of the Jacobs Disclosure Memorandum, none of the Jacobs Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Jacobs Company or the guarantee by any Jacobs Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts between or among Jacobs Companies; and (iv) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Jacobs with the Securities and Exchange Commission (the "SEC") as of the date of this Agreement if Jacobs were required to file a Form 10-K with the SEC (together with all Contracts referred to in Section 5.9 of this Agreement, the "Jacobs Contracts"). None of the Jacobs Companies is in Default under any Jacobs Contract which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Jacobs.

     5.15 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Jacobs, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Jacobs Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, if adversely determined, individually or in the aggregate, a Material Adverse Effect on Jacobs, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Jacobs Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Jacobs. Section 5.15 of the Jacobs Disclosure Memorandum provides a list of all Litigation in which a Jacobs company is a named defendant.
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     5.16 STATEMENTS TRUE AND CORRECT.  No statement, certificate, instrument, or other writing furnished or to be furnished by any Jacobs Company or any Affiliate thereof to Regions pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Jacobs Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Jacobs Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Jacobs' stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by a Jacobs Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Jacobs, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Jacobs Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.17 TAX, ACCOUNTING, AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Jacobs Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of Jacobs, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such
Section 9.1(b).

     5.18 STATE TAKEOVER LAWS. Each Jacobs Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of Alabama (collectively, "Takeover Laws").

     5.19 CERTIFICATE OF INCORPORATION PROVISIONS. Each Jacobs Company has taken all action so that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated by this Agreement and the Plan of Merger do not and will not result in the grant of any rights to any Person (other than a Regions Company) under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jacobs Company or restrict or impair the ability of Regions to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jacobs Company that may be acquired or controlled by it.

     5.20 SUPPORT AGREEMENTS. Each of the directors of Jacobs has executed and delivered to Regions an agreement in substantially the form of Exhibit 1 to this Agreement.

     5.21 DERIVATIVES CONTRACTS. Neither Jacobs nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheet which is a financial derivative contract (including various combinations thereof) and which might reasonably be expected to have a Material Adverse Effect on Jacobs.

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     5.22 YEAR 2000.  Except as disclosed in Section 5.22 of the Jacobs
Disclosure Memorandum, to the Knowledge of Jacobs, all computer software necessary for the conduct of its business (the "Software") is designed to be used prior to, during, and after the calendar year 2000 A.D., and that the Software will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. Jacobs further represents and warrants that the Software accepts, calculates, sorts, extracts and otherwise processes date inputs and date values, and returns and displays date values, in a consistent manner regardless of the dates used, whether before, on, or after January 1, 2000.

                                   ARTICLE 6

                   REPRESENTATIONS AND WARRANTIES OF REGIONS

     Regions hereby represents and warrants to Jacobs as follows:

     6.1 ORGANIZATION, STANDING, AND POWER. Regions is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Regions is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.2 AUTHORITY; NO BREACH BY AGREEMENT. (a) Regions has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions. This Agreement represents a legal, valid, and binding obligation of Regions, enforceable against Regions in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

     (b) Neither the execution and delivery of this Agreement by Regions, nor the consummation by Regions of the transactions contemplated hereby, nor compliance by Regions with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Regions' Certificate of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Regions Company under, any Contract or Permit of any Regions Company, which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Regions Company or any of their respective Material Assets.

     (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Regions of the Merger and the other transactions contemplated in this Agreement.

     6.3 CAPITAL STOCK. The authorized capital stock of Regions consists, as of the date of this Agreement, of 240,000,000 shares of Regions Common Stock, of which 136,696,150 shares were issued and outstanding and 322,221 shares were held as treasury shares as of December 31, 1997. All of the issued and outstanding shares of Regions Common Stock are, and all of the shares of Regions Common Stock to be issued in exchange for shares of Jacobs Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the DGCL. None of the outstanding shares of Regions Common Stock has been, and none of the shares of Regions Common Stock to be issued in exchange for shares of Jacobs Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of Regions.

     6.4 SEC FILINGS; FINANCIAL STATEMENTS. (a) Regions has filed all forms, reports, and documents required to be filed by Regions with the SEC since December 31, 1994, other than registration statements on Forms S-4 and S-8 (collectively, the "Regions SEC Reports"). The Regions SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Regions SEC Reports or necessary in order to make the statements in such Regions SEC Reports, in light of the circumstances under which they were made, not misleading.

     (b) Each of the Regions Financial Statements (including, in each case, any related notes) contained in the Regions SEC Reports, including any Regions SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Regions and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.5 ABSENCE OF UNDISCLOSED LIABILITIES. To the Knowledge of Regions, no Regions Company has any Material Liabilities that are reasonably likely to have individually or in the aggregate a Material Adverse Effect on Regions, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Regions as of September 30, 1997 included in the Regions Financial Statements or reflected in the notes thereto. No Regions Company has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 1997, except as disclosed in the Regions Financial Statements filed with the SEC after such date and prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.7 COMPLIANCE WITH LAWS. Regions is duly registered as a bank holding company under the BHC Act. Each Regions Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions. None of the Regions Companies:

          (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; and

          (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Regions Company is not in compliance with any of the Material Laws or Material Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions; or (iii) requiring any Regions Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking which restricts materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

     6.8 LEGAL PROCEEDINGS. Except to the extent specifically reserved against in the Regions Financial Statements dated prior to the date of this Agreement, there is no Litigation instituted or pending, or, to the Knowledge of Regions, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Regions Company, or against any Asset, interest, or right of any of them, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Regions Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Regions.

     6.9 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument, or other writing furnished or to be furnished by any Regions Company or any Affiliate thereof to Jacobs pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by Regions with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Regions Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Jacobs' stockholders in connection with the Stockholders' Meeting, and any other documents to be filed by any Regions Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Jacobs, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting. All documents that any Regions Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.10 TAX, ACCOUNTING, AND REGULATORY MATTERS. Except as specifically contemplated by this Agreement, no Regions Company or any Affiliate thereof has taken any action, or agreed to take any action, or has any Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in
Section 9.1(b) of this Agreement. To the Knowledge of Regions, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without imposition of any condition of the type described in the second sentence of such
Section 9.1(b).

     6.11 MATTERS RELATING TO REGIONS MERGER SUBSIDIARY. At the Effective Time, Regions Merger Subsidiary will be a state bank duly organized under the Laws of the State of Alabama, and will have the corporate power and authority to carry on its business as contemplated by this Agreement and the Plan of Merger and to own, lease, and operate its Material Assets. Regions Merger Subsidiary will have the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of the Plan of Merger and the consummation of the transactions contemplated therein, including the Merger, will be duly and validly authorized by all necessary corporate action in respect thereof on the part of Regions Merger Subsidiary, subject to the approval of the Plan of Merger by Regions as the sole stockholder of Regions Merger Subsidiary, which is the only stockholder vote required for approval of the Plan of Merger, and the consummation of the Merger by Regions Merger Subsidiary.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 COVENANTS OF BOTH PARTIES. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to from the date of this Agreement until the Effective Time or termination of this Agreement (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organizations and Assets and maintain its rights and franchises, and (iii) take no action which would materially adversely affect the ability of any Party to (a) obtain any Consents required for the transactions contemplated hereby, or (b) perform its covenants and agreements under this Agreement and the Plan of Merger in all Material respects and to consummate the Merger; provided, that the foregoing shall not prevent any Regions Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the judgment of Regions, desirable in the conduct of the business of Regions and its Subsidiaries.

     7.2 COVENANTS OF JACOBS. Except as specifically contemplated or permitted by this Agreement or as disclosed in the Jacobs Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Jacobs covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of a duly authorized officer of Regions:

          (a) amend the Certificate of Incorporation, Bylaws, or other governing instruments of any Jacobs Company; or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Jacobs Company to another Jacobs Company) in excess of an aggregate of $50,000 (for the Jacobs Companies on a consolidated basis) except in the ordinary course of the business of Jacobs Companies consistent with past practices (which shall include, for Jacobs, creation of deposit liabilities, purchases of federal funds, advances from the Federal Home Loan Bank or the Federal Reserve Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any Jacobs Company of any Lien or permit any such Lien to exist; or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than in connection with the redemption of the Jacobs Preferred Stock as contemplated by this Agreement), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Jacobs Company, or declare or pay any dividend or make any other distribution in respect of any Jacobs Common Stock; provided that Jacobs may (to the extent legally able to do so), but shall not be obligated to, declare and pay regular cash dividends on the Jacobs Common Stock at a rate not in excess of, and in accordance with Jacobs' most recent past practices for cash dividends as disclosed in Section 7.2(c) of the Jacobs Disclosure Memorandum, provided that any dividend declared or payable on the shares of Jacobs Common Stock for the quarterly period during which the Effective Time occurs shall, unless otherwise agreed upon in writing by Regions and Jacobs, be declared with a record date prior to the Effective Time only if the normal record date for payment of the corresponding quarterly dividend to holders of Regions Common Stock is before the Effective Time; or

          (d) except pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereof, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Jacobs Common Stock or any other capital stock of any Jacobs Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Jacobs Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Jacobs Common Stock or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Jacobs Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Jacobs Company) or any Assets having in the aggregate a book value in excess of $25,000 other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) acquire direct or indirect control over, or invest in equity securities of, any Person, other than in connection with (i) foreclosures in the ordinary course of business, or (ii) acquisitions of control by Jacobs in its fiduciary capacity; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Jacobs Company except as disclosed in Section 7.2(g) of the Jacobs Disclosure Memorandum or as required by Law; pay any bonus except pursuant to the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement and disclosed in
     Section 7.2(g) of the Jacobs Disclosure Memorandum; enter into or amend any severance agreements with officers of any Jacobs Company except as disclosed in Section 7.2(g) of the Jacobs Disclosure Memorandum; grant any increase in fees or other increases in compensation or other benefits to directors of any Jacobs Company; or

          (h) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

          (i) enter into or amend any employment Contract between any Jacobs Company and any Person (unless such amendment is required by Law) that the Jacobs Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (j) except as disclosed in Section 7.2 of the Jacobs Disclosure Memorandum, adopt any new employee benefit plan or program of any Jacobs Company or make any Material change in or to any existing employee benefit plans or programs of any Jacobs Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (k) make any significant change in any accounting methods, principles, or practices or systems of internal accounting controls, except as may be necessary to conform to changes in regulatory accounting requirements or GAAP; or

          (l) commence or settle any Material Litigation other than in accordance with past practice; provided that, except to the extent specifically reserved against in the Jacobs Financial Statements dated prior to the date of this Agreement, no Jacobs Company shall settle any Litigation involving any Liability of any Jacobs Company for Material money damages or imposing Material restrictions upon the operations of any Jacobs Company; or

          (m) except in the ordinary course of business, enter into or terminate any Material Contract or make any change in any Material lease or Contract.

     7.3 COVENANTS OF REGIONS. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Regions covenants and agrees that: (i) it will not, without the prior written consent of a duly authorized officer of Jacobs amend the Certificate of Incorporation or Bylaws of Regions, in each case, in any manner which is adverse to, and discriminates against, the holders of Jacobs Common Stock;
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

and (ii) it will continue to conduct its business and the business of its Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the Regions Common Stock and the business prospects to Regions.

     7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which is reasonably likely to cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and each Party shall deliver to the other Party copies of all such reports filed by such Party promptly after the same are filed. If financial statements are contained in any such reports filed with appropriate Regulatory Authorities, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC, will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to a Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 REGISTRATION STATEMENT; PROXY STATEMENT; STOCKHOLDER APPROVAL. As soon as reasonably practicable after the execution of this Agreement, Regions shall file the Registration Statement with the SEC, provided Jacobs has provided, on a reasonably timely basis, all information concerning Jacobs necessary for inclusion in the Registration Statement, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable after the filing thereof and take any action required to be taken under other applicable securities Laws in connection with the issuance of the shares of Regions Common Stock upon consummation of the Merger. Jacobs shall promptly furnish all information concerning it and the holders of its capital stock as Regions may reasonably request in connection with such action. Jacobs shall call a Stockholders' Meeting, to be held within forty-five
(45) days after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of (i) this Agreement, (ii) the Plan of Merger, and (iii) such other related matters as it deems appropriate. In connection with the Stockholders' Meeting, (i) Jacobs shall mail the Proxy Statement to all of its stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Board of Directors of Jacobs shall recommend (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board) to its stockholders the approval of this Agreement and the Plan of Merger, and (iv) the Board of Directors and officers of Jacobs shall use their reasonable efforts to obtain such stockholders' approval (subject to compliance with their fiduciary duties as advised in writing by counsel to such Board).

     8.2 NASDAQ NMS LISTING. Regions shall file with the NASD a notification for the listing on the Nasdaq NMS relating to the proposed issuance of the shares of Regions Common Stock to be issued to the holders of Jacobs Common Stock pursuant to the Merger.

     8.3 APPLICATIONS. As soon as reasonably practicable after execution of this Agreement, Regions shall prepare and file, and Jacobs shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement and the Plan of Merger seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement and the Plan of Merger. Regions shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications.

     8.4 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions applicable to such Party referred to in Article Nine of this Agreement and the Plan of Merger, provided that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.5 INVESTIGATION AND CONFIDENTIALITY. (a) Prior to the Effective Time, each Party will keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unreasonably with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

     (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

     (c) Jacobs shall use its reasonable efforts to exercise its rights under confidentiality agreements entered into with Persons which were considering an acquisition transaction with Jacobs to preserve the confidentiality of the information relating to Jacobs provided to such parties.

     8.6 PRESS RELEASES. Prior to the Effective Time, Jacobs and Regions shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section
8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel advises as necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.7 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no Jacobs Company nor any Affiliate thereof nor any investment banker, attorney, accountant, or other representative (collectively, "Representatives") retained by any Jacobs Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Jacobs' Board of Directors as advised in writing by counsel to such Board of Directors, no Jacobs Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, any Acquisition Proposal, and shall direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing, but Jacobs may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations. Jacobs shall promptly notify Regions orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Jacobs shall immediately cease and cause to be terminated as of the date of this Agreement any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

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

     8.8 TAX MATTERS. The Parties agree to use their reasonable efforts to obtain written opinions of Alston & Bird llp to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) the exchange in the Merger of Jacobs Common Stock for Regions Common Stock will not give rise to gain or loss to the stockholders of Jacobs with respect to such exchange (except to the extent of any cash received), and (iii) each of Jacobs and Regions will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code ("Tax Opinions"). In rendering such Tax Opinions, counsel shall be entitled to rely upon representations of officers of Jacobs and Regions reasonably satisfactory in form and substance to such counsel. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for Federal income tax purposes.

     8.9 AGREEMENT OF AFFILIATES. Jacobs has disclosed in Section 8.9 of the Jacobs Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Jacobs for purposes of Rule 145 under the 1933 Act. Jacobs shall use its reasonable efforts to cause each such Person to deliver to Regions not later than 30 days prior to the Effective Time a written agreement, substantially in the form of Exhibit 30, providing that such Person will not sell, pledge (except for pledges that are made with recourse), transfer, or otherwise dispose of the shares of Jacobs Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge (except for pledges that are in place as of the date of this Agreement), transfer, or otherwise dispose of the shares of Regions Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Regions and Jacobs have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. Shares of Regions Common Stock issued to such affiliates of Jacobs in exchange for shares of Jacobs Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Regions and Jacobs have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and Regions shall be entitled to place restrictive legends upon certificates for shares of Regions Common Stock issued to affiliates of Jacobs pursuant to this Agreement to enforce the provisions of this Section 8.9). Regions shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Regions Common Stock by such affiliates.

     8.10 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, Regions shall provide generally to officers and employees of the Jacobs Companies, who at or after the Effective Time become employees of a Regions Company, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Regions Common Stock except as set forth in this Section 8.10), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the Regions Companies to their similarly situated officers and employees. For purposes of participation and vesting (but not accrual of benefits) under such employee benefit plans, (i) service under any qualified defined benefit plans of Jacobs shall be treated as service under Regions' qualified defined benefit plans, (ii) service under any qualified defined contribution plans of Jacobs shall be treated as service under Regions' qualified defined contribution plans, and
(iii) service under any other employee benefit plans of Jacobs shall be treated as service under any similar employee benefit plans maintained by Regions. Regions also shall cause Jacobs and its Subsidiaries to honor all employment, severance, consulting, and other compensation Contracts disclosed in Section
8.10 of the Jacobs Disclosure Memorandum to Regions between any Jacobs Company and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the Jacobs Benefit Plans.

     8.11 INDEMNIFICATION.  (a) Subject to the conditions set forth in paragraph
(b) below, for a period of six (6) years after the Effective Time, Regions shall indemnify, defend, and hold harmless each person entitled to indemnification from a Jacobs Company (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted by Alabama Law and Jacobs'

Certificate of Incorporation and Bylaws, in each case as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Jacobs is required to effectuate any indemnification, Regions shall cause Jacobs to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Regions and the Indemnified Party.

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) above, upon learning of any such Liability or Litigation, shall promptly notify Regions thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Regions or Jacobs shall have the right to assume the defense thereof and Regions shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Regions or Jacobs elects not to assume such defense or counsel for the Indemnified Parties advises in writing that there are Material substantive issues which raise conflicts of interest between Regions or Jacobs and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Regions or Jacobs shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that (i) Regions shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such Litigation, and (iii) Regions shall not be liable for any settlement effected without its prior written consent; and provided further that Regions shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

     8.12 STATE TAKEOVER LAWS. Each Jacobs Company shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.13 CERTIFICATE OF INCORPORATION PROVISIONS. Each Jacobs Company shall take all necessary action to ensure that the entering into of this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby do not and will not result in the grant of any rights to any Person under the Certificate of Incorporation, Bylaws, or other governing instruments of any Jacobs Company or restrict or impair the ability of Regions or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Jacobs Company that may be directly or indirectly acquired or controlled by it.

     8.14 REDEMPTION OF JACOBS PREFERRED STOCK. Prior to the Effective Time, Jacobs shall redeem the Jacobs Preferred Stock in accordance with the terms thereof in an amount not to exceed $1,000 per share.

     8.15 REGIONS MERGER SUBSIDIARY ORGANIZATION. Regions shall organize Regions Merger Subsidiary as a state bank under the Laws of the State of Alabama. Prior to the Effective Time, the outstanding capital stock of Regions Merger Subsidiary shall consist of 1,000 shares of Regions Merger Subsidiary Common Stock, all of which shares shall be owned by Regions. Prior to the Effective Time, Regions Merger Subsidiary shall not (i) conduct any business operations whatsoever or (ii) enter into any Contract or agreement of any kind, acquire any assets or incur any Liability, except as may be specifically contemplated by this Agreement or the Plan of Merger or as the Parties may otherwise agree. Regions, as the sole stockholder of Regions Merger Subsidiary, shall vote prior to the Effective Time the shares of Regions Merger Subsidiary Common Stock in favor of the Plan of Merger.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approval. The stockholders of Jacobs shall have approved this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent so obtained which is necessary to consummate the transactions as contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement and the Plan of Merger so as to render inadvisable the consummation of the Merger.

          (c) Consents and Approvals. Each Party shall have obtained any and all other Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party. No Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of Regions would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement and the Plan of Merger so as to render inadvisable the consummation of the Merger.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement and the Plan of Merger.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Regions Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq NMS Listing. The shares of Regions Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS.

          (g) Tax Matters. Each Party shall have received a copy of the Tax Opinions referred to in Section 8.8 of this Agreement. Each Party shall have delivered to the other a Certificate, dated as of the date of the Tax Opinion, signed by its duly authorized officers, to the effect that, to the best Knowledge and belief of such officers, the statement of facts and representations made on behalf of the management of such Party, presented to the legal counsel delivering the Tax Opinions were at the date of such presentation, true, correct, and complete, and are on the date of such Certificate, to the extent contemplated by the presentation, true, correct, and complete, as though such presentation had been made on the date of such Certificate.

     9.2 CONDITIONS TO OBLIGATIONS OF REGIONS. The obligations of Regions to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Regions pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Jacobs set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Jacobs set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Jacobs set forth in Sections 5.17, 5.18, and 5.19 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Jacobs set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.17, 5.18, and 5.19) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Jacobs; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material" or "Material Adverse Effect" or to the "Knowledge" of Jacobs shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Jacobs to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied.

          (c) Certificates. Jacobs shall have delivered to Regions (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Jacobs' Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Regions and its counsel shall request.

          (d) Claims Letters. Each of the directors and executive officers of Jacobs shall have executed and delivered to Regions letters in substantially the form of Exhibit 4 to this Agreement.

          (e) Legal Opinion. Regions shall have received a written opinion, dated as of the Effective Time, of counsel to Jacobs, in substantially the form of Exhibit 5 to this Agreement.

          (f) Affiliate Agreements. Regions shall have received from each affiliate of Jacobs the affiliates agreement referred to in Section 8.9 of this Agreement.

          (g) Pooling Treatment. Regions shall have received a letter, dated as of the Effective Time, in form and substance reasonably acceptable to Regions, from Ernst & Young LLP to the effect that the Merger will qualify for pooling-of-interest accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

          (h) Redemption of Jacobs Preferred Stock. Jacobs shall have redeemed the outstanding shares of Jacobs Preferred Stock in accordance with the provisions of Section 8.14 of this Agreement.

     9.3 CONDITIONS TO OBLIGATIONS OF JACOBS. The obligations of Jacobs to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Jacobs pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of Regions set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Regions set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Regions set forth in Section 6.10 of this Agreement shall be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Regions set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.10) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Regions; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Regions to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Regions shall have delivered to Jacobs (i) a certificate, dated as of the Effective Time and signed on its behalf by its duly authorized officers, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Regions' Board of Directors and Regions Bank's Board of Directors and sole stockholder evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement and the Plan of Merger, as appropriate, and the consummation of the transactions contemplated hereby and thereby, all in such reasonable detail as Jacobs and its counsel shall request.

          (d) Legal Opinion. Jacobs shall have received a written opinion, dated as of the Effective Time, of counsel to Regions, in substantially the form of Exhibit 6 to this Agreement.

                                   ARTICLE 10

                                  TERMINATION

     10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Jacobs, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of Regions and the Board of Directors of Jacobs; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Jacobs and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Jacobs and Section 9.3(a) of this Agreement in the case of Regions; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Jacobs and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of Jacobs fail to vote their approval of this Agreement and the Plan of Merger and the transactions contemplated hereby as required by applicable law at the Jacobs Stockholders' Meeting where the transactions were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of Jacobs or by the Board of Directors of Regions in the event that the Merger shall not have been consummated by December 31, 1998, in each case only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Jacobs and Section 9.3(a) in the case of Regions or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger (other than as contemplated by Section 10.1(d) of this Agreement) cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement as the date after which such Party may terminate this Agreement; or

          (g) By the Board of Directors of Jacobs, if it determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

             (1) the Average Closing Price shall be less than the product of (i)
        0.80 and (ii) the Starting Price; and

             (2)(i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Regions Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause
        (2)(ii) (such number being referred to herein as the "Index Ratio");

        subject, however, to the following three sentences. If Jacobs refuses to consummate the Merger pursuant to this Section 10.1(g), it shall give prompt written notice thereof to Regions; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Regions shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient (rounded to the nearest one-ten-thousandth) obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Regions Ratio. If Regions makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Jacobs of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
        Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

     For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) for the 10 consecutive full trading days in which such shares are traded on the Nasdaq NMS ending at the close of trading on the Determination Date.

                "DETERMINATION DATE" shall mean the date on which the Consent of the Federal Deposit Insurance Corporation to the Merger shall be received.

                "INDEX GROUP" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANIES                                        WEIGHTING
----------------------                                        ---------
AmSouth Bancorporation......................................     4.07%
BB&T Corporation............................................     6.78
Compass Bancshares, Inc. ...................................     3.34
Fifth Third Bancorp.........................................     7.84
First American Corporation..................................     2.96
First Security Corporation..................................     5.86
First Tennessee National Corporation........................     3.25
First Virginia Banks, Inc. .................................     2.62
Hibernia Corporation........................................     6.62
Huntington Bancshares, Inc. ................................     9.68
Mercantile Bancorporation, Inc. ............................     6.60
SouthTrust Corporation......................................     5.05
Star Banc Corporation.......................................     4.32
Summit Bancorp..............................................     8.91
SunTrust Banks, Inc. .......................................    10.67
Union Planters Corporation..................................     3.45
Wachovia Corporation........................................     7.99
                                                               ------
          Total.............................................   100.00%
                                                               ======

                "INDEX PRICE" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the last sale prices of the companies composing the Index Group.

                "STARTING DATE" shall mean the fourth full trading day after the announcement by press release of the Merger.

                "STARTING PRICE" shall mean the last sale price per share of Regions Common Stock as reported on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Regions) on the Starting Date.

             If any company belonging to the Index Group or Regions declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Regions shall be appropriately adjusted for the purposes of applying this Section 10.1(g); or

                (h) By the Board of Directors of Regions, at any time prior to the 45th day after execution of this Agreement without any Liability in the event that the review of the Assets, business, financial condition, and results of operations of Jacobs undertaken by Regions during such time period or any of the disclosures contained in the Jacobs Disclosure Memorandum causes the Board of Directors of Regions to determine, in its reasonable good faith judgment, that a fact or circumstance of which Regions is not aware as of the date of this Agreement exists which materially and adversely impacts the economic benefit to Regions of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

     10.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
10.2 and Article Eleven and Section 8.5(b) of this Agreement shall survive any such termination, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. Each of the Support Agreements shall be governed by its own terms as to its termination.

     10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles Two, Three, Four, and Eleven and Sections 8.9 and 8.11 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

          "ABC" shall mean the Alabama Banking Code.

          "ABCA" shall mean the Alabama Business Corporation Act, as amended.

          "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such Party or any of its Subsidiaries.

          "AFFILIATE" of a Person shall mean (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person, (ii) any executive officer, director, partner, employer, or direct or indirect beneficial owner of any ten percent (10%) or greater equity or voting interest of such Person, or
     (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          "AGREEMENT" shall mean this Agreement and Plan of Reorganization, including each of the Support Agreements and the other Exhibits delivered pursuant hereto and incorporated herein by reference.

          "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by Regions Bank and Jacobs and filed with the Alabama Banking Department and the Secretary of State of the State of Alabama in connection with the Merger.

          "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

          "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

          "BUSINESS COMBINATION" shall mean an acquisition of, merger or combination with, share exchange involving any class of voting stock of, sale of more than fifty percent (50%) of the consolidated assets by, or other business combination involving, or tender offer for or sale or issuance of any equity securities involving an acquisition by a third party of more than fifty percent (50%) of the voting stock of, Jacobs, other than the formation of a newly organized holding company for Jacobs in which the shares of Jacobs Common Stock are exchanged for shares of the holding company on a basis that does not cause the respective beneficial interests of each stockholder to change or transactions with a Regions Company.

          "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

          "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

          "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

          "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or
     (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit.

          "DGCL" shall mean the Delaware General Corporation Law.

          "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

          "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA PLAN" shall have the meaning provided in Section 5.13 of this Agreement.

          "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

          "EXCHANGE RATIO" shall have the meaning provided in Section 3.1(b) of this Agreement.

          "EXHIBITS" 1 through 6, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

          "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., or any similar federal, state, or local Law.

          "HSR ACT" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          "JACOBS BENEFIT PLANS" shall have the meaning set forth in Section
     5.13 of this Agreement.

          "JACOBS COMMON STOCK" shall mean the $1.00 par value common stock of Jacobs.

          "JACOBS COMPANIES" shall mean, collectively, Jacobs and all Jacobs Subsidiaries.

          "JACOBS DISCLOSURE MEMORANDUM" shall mean the written information entitled "Jacobs Disclosure Memorandum" delivered by the 10th day following the date of this Agreement, to Regions describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

          "JACOBS FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Jacobs as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the fiscal years ended December 31, 1996, 1995, and 1994, included in the Jacobs Disclosure Memorandum, and
     (ii) the consolidated balance sheets of Jacobs (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1997.

          "JACOBS PREFERRED STOCK" shall mean the $1,000 par value preferred stock of Jacobs.

          "JACOBS SUBSIDIARIES" shall mean the Subsidiaries of Jacobs, which shall include the Jacobs Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Jacobs in the future and owned by Jacobs at the Effective Time.

          "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel (not including outside counsel), any assistant or deputy general counsel, or any senior or executive vice president of such Person.

          "LAW" shall mean any code, law, ordinance, regulation, reporting, or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including, without limitation, those promulgated, interpreted, or enforced by any of the Regulatory Authorities.

          "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including, without limitation, costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute, or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

          "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institutions, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

          "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

          "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

          "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

          "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, is likely to have a Material adverse impact on (i) the financial position, business, results of operations or prospects of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement and the Plan of Merger, provided that "material adverse effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, savings associations, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, or (d) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

          "MERGER" shall mean the merger of Regions Merger Subsidiary with and into Jacobs referred to in Section 1.1 of this Agreement.

          "NASD" shall mean the National Association of Securities Dealers, Inc.

          "NASDAQ NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "1933 ACT" shall mean the Securities Act of 1933, as amended.

          "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

          "PARTICIPATION FACILITY" shall mean any facility in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator or such property, but only with respect to such property.

          "PARTY" shall mean either Jacobs or Regions and "PARTIES" shall mean both Jacobs and Regions.

          "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

          "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

          "PLAN OF MERGER" shall mean the plan of merger providing for the Merger, in substantially the form of Exhibit 2.

          "PROXY STATEMENT" shall mean the proxy statement used by Jacobs to solicit the approval of its stockholders of the transactions contemplated by this Agreement and the Plan of Merger and shall include the prospectus of Regions relating to the shares of Regions Common Stock to be issued to the stockholders of Jacobs.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions Subsidiaries.

          "REGIONS FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Regions as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997, and for each of the three years ended December 31, 1996, 1995, and 1994, as filed by Regions in SEC Documents, and (ii) the consolidated statements of condition of Regions (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

          "REGIONS MERGER SUBSIDIARY" shall mean the wholly-owned interim state bank subsidiary of Regions to be organized to effect the Merger under the Laws of the State of Alabama and with the name of Regions Interim Bank.

          "REGIONS MERGER SUBSIDIARY COMMON STOCK" shall mean the $1.00 par value common stock of Regions Merger Subsidiary.

          "REGIONS SUBSIDIARIES" shall mean the Subsidiaries of Regions.

          "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by Regions under the 1933 Act in connection with the transactions contemplated by this Agreement.

          "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision, the Office of the Comptroller of the Currency, the FDIC, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

          "SEC" shall mean the United States Securities and Exchange Commission.

          "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

          "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

          "STOCKHOLDERS' MEETING" shall mean the meeting of the stockholders of Jacobs to be held pursuant to Section 8.1 of this Agreement and the Plan of Merger, including any adjournment or adjournments thereof.

          "SUBSIDIARY" or collectively "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls fifty percent (50%) or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which fifty percent (50%) or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

          "SUPPORT AGREEMENTS" shall mean the various Support Agreements, each in substantially the form of Exhibit 1.

          "SURVIVING BANK" shall mean Jacobs as the surviving bank resulting from the Merger.

          "TAX" or "TAXES" shall mean any federal, state, county, local or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes, assessments, charges, fares, or impositions, of any nature whatsoever, including interest, penalties, and additions imposed thereon or with respect thereto.

     11.2 EXPENSES. (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Regions shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy

Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

     (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 BROKERS AND FINDERS. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Jacobs or Regions, each of Jacobs and Regions, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to, or shall, confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.9 and 8.11 of this Agreement.

     11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Jacobs Common Stock, there shall be made no amendment decreasing the consideration to be received by Jacobs stockholders without the further approval of such stockholders.

     11.6 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Jacobs, to waive or extend the time for the compliance or fulfillment by Jacobs of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Regions under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Jacobs, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Regions, to waive or extend the time for the compliance or fulfillment by Regions of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Jacobs under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Jacobs.

     11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

     11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received:

Jacobs:           Jacobs Bank
                  510 East Laurel Street
                  Scottsboro, Alabama 35768
                  Telecopy Number:

                  Attention: J. E. Moody
                             Chairman and Chief Executive Officer

Copy to Counsel:  Powell, Goldstein, Frazer & Murphy LLP
                  191 Peachtree Street, NE
                  Atlanta, Georgia 30303
                  Telecopy Number: (404) 572-5958

                  Attention: Walter G. Moeling, IV

Regions:          Regions Financial Corporation
                  417 North 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7571

                  Attention: Richard D. Horsley
                             Vice Chairman and Executive Financial Officer

Copy to Counsel:  Regions Financial Corporation
                  417 North 20th Street
                  Birmingham, Alabama 35203
                  Telecopy Number: (205) 326-7751

                  Attention: Samuel E. Upchurch, Jr.
                             General Counsel and Corporate Secretary

     11.9 GOVERNING LAW. Except to the extent the laws of the State of Alabama apply to the Merger, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any applicable conflicts of Laws.

     11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                                     JACOBS BANK

By:                                                        By:
   ------------------------------------------------           -------------------------------------------------
                   H. Grady Jacobs                                               J. E. Moody
                 Corporate Secretary                                Chairman and Chief Executive Officer

[BANK SEAL]

ATTEST:                                                     REGIONS FINANCIAL CORPORATION

By:                                                         By:
   ------------------------------------------------            ------------------------------------------------
               Samuel E. Upchurch, Jr.                                       Richard D. Horsley
                 Corporate Secretary                                            Vice Chairman

[CORPORATE SEAL]

                                                                      APPENDIX B

                                 PLAN OF MERGER

     THIS PLAN OF MERGER (this "Plan of Merger") is made and entered into as of
the                day of             , 1998, by and between JACOBS BANK
("Jacobs"), a state bank organized and existing under the laws of the State of Alabama, with its principal office located in Scottsboro, Alabama, and JACOBS INTERIM BANK ("Interim") a newly-formed, wholly-owned state bank subsidiary of Regions Financial Corporation ("Regions"), organized and existing under the laws of the State of Alabama ("Interim"). Regions is a corporation organized and existing under the laws of the State of Delaware, with its principal office located in Birmingham, Alabama.

                                    PREAMBLE

     Each of the Boards of Directors of Interim and Jacobs deems it advisable and in the best interests of their respective institutions and the stockholders thereof for Interim to be merged with and into Jacobs (the "Merger") on the terms and conditions provided in this Plan of Merger. This Plan of Merger is made and entered into pursuant to an Agreement and Plan of Reorganization, dated as of February 18, 1998, by and between Jacobs and Regions (the "Agreement"). At the Effective Time of the Merger, the outstanding shares of the capital stock of Jacobs shall be converted into shares of the common stock of Regions (subject to certain exceptions as set forth in the Agreement). As a result, stockholders of Jacobs shall become stockholders of Regions, and Jacobs shall continue to conduct its business and operations as a wholly-owned subsidiary of Regions. It is intended that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall be accounted for as a "pooling of interests."

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Interim and Jacobs hereby make, adopt, and approve this Plan of Merger in order to set forth the terms and conditions of the Merger of Interim into Jacobs.

                                   ARTICLE 1

                                  DEFINITIONS

     Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

          "ABC" shall mean the Alabama Banking Code.

          "ABCA" shall mean the Alabama Business Corporation Act, as amended.

          "AGREEMENT" shall mean the Agreement and Plan of Reorganization, dated as of February 18, 1998, by and between Jacobs and Regions, including each of the supporting agreements and the other exhibits delivered pursuant thereto and incorporated therein by reference.

          "ARTICLES OF MERGER" shall mean the articles of merger to be executed by Interim and Jacobs and filed with the Alabama Banking Department and the Secretary of State of the State of Alabama in connection with the merger.

          "CLOSING" shall mean the closing of the transactions contemplated hereunder, as described in Section 5.1 of this Plan of Merger.

          "EFFECTIVE TIME" shall mean the date and time on which the Merger contemplated by this Plan of Merger becomes effective pursuant to the laws of the State of Alabama, as defined in Section 5.2 of this Plan of Merger.

          "EXCHANGE AGENT" shall have the meaning specified in Section 4.1 of this Plan of Merger.

          "EXCHANGE RATIO" shall have the meaning specified in Section'3.1(c) of this Plan of Merger.

          "INTERIM COMMON STOCK" shall mean the $.50 par value common stock of Interim.

          "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "JACOBS COMMON STOCK" shall mean the $1.00 par value common stock of Jacobs.

          "JACOBS COMPANIES" shall mean, collectively, Jacobs and all Jacobs subsidiaries.

          "JACOBS PREFERRED STOCK" shall mean the $1,000 par value preferred stock of Jacobs.

          "MERGER" shall mean the merger of Interim with and into Jacobs, as provided in Article Two of this Plan of Merger.

          "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

          "PARTY" shall mean either Interim or Jacobs and "Parties" shall mean both Interim and Jacobs.

          "REGIONS COMMON STOCK" shall mean the $.625 par value common stock of Regions.

          "REGIONS COMPANIES" shall mean, collectively, Regions and all Regions subsidiaries.

          "SURVIVING BANK" shall mean Jacobs as the surviving bank resulting from the Merger.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 MERGER. Subject to the terms of this Plan of Merger and the Agreement, at the Effective Time, Interim shall be merged with and into Jacobs in accordance with the provisions of Section 5-7A-1 et. seq. of the ABC. Jacobs shall be the Surviving Bank of the Merger and shall continue to be governed by the laws of the State of Alabama as a state bank operating under the name of "Jacobs Bank." The Merger shall be consummated pursuant to the terms of this Plan.

     2.2 SURVIVING BANK. The business of the Surviving Bank from and after the Effective Time shall continue to be that of a state bank organized under the laws of the State of Alabama. The business shall be conducted from its main office located in Scottsboro, Alabama and its legally established branches, which shall also include the main office and all branches, whether in operation or approved but unopened, at the Effective Time, of Interim.

     2.3 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Jacobs in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until otherwise amended or repealed.

     2.4 BYLAWS. The Bylaws of Jacobs in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until otherwise amended or repealed.

     2.5 DIRECTORS AND OFFICERS. The directors of Jacobs in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank. The officers of Jacobs in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Bank from and after the Effective Time in accordance with the Bylaws of the Surviving Bank.

     2.6 CAPITAL STOCK. The authorized capital stock of Jacobs consists of (i) 100,000 shares of Jacobs Common Stock, of which 100,000 shares were issued and outstanding as of the date of the Agreement and not more than 100,000 shares will be issued and outstanding at the Effective Time and (ii) 100,000 shares of

Jacobs Preferred Stock, of which 22 shares were issued and outstanding as of the date of the Agreement and none of which shares will be issued and outstanding at the Effective Time.

     2.7 OFFICES. The main office of the Surviving Bank after the Effective Time will be located at the main office of the Surviving Bank in Scottsboro, Alabama. The Surviving Bank's offices will after the Effective Time be located at the locations set forth in Exhibit A to this Plan of Merger.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 CONVERSION OF SHARES. Subject to the provisions of this Article Three, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

          (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

          (b) Each share of Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Jacobs Common Stock.

          (c) Each share of Jacobs Common Stock (excluding shares held by any Jacobs Company or by any Regions Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 13.50 shares of Regions Common Stock, subject to adjustment as provided in Section 10.1(g) of the Agreement (the "Exchange Ratio").

     3.2 ANTI-DILUTION PROVISIONS. In the event Jacobs changes the number of shares of Jacobs Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event Regions changes the number of shares of Regions Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 SHARES HELD BY JACOBS OR REGIONS. Each of the shares of Jacobs Common Stock held by any Jacobs Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Jacobs Common Stock exchanged pursuant to the Merger, or of options to purchase shares of Jacobs Common Stock, who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger, or the date of exercise, in the case of options. The market value of one share of Regions Common Stock at the effective Time or the date of exercise, as the case may be, shall be the last sale price of such common stock on the Nasdaq/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time, in the case of shares exchanged pursuant to the Merger, and the date of exercise, in the case of options. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

     3.5 DISSENTING STOCKHOLDERS. Any holder of shares of Jacobs Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Article 13 of the ABCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of Article 13 of the ABCA or other applicable law and surrendered to the Surviving Bank the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Jacobs fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Jacobs Common Stock is entitled under this Article Three (without interest) upon surrender by such holder of the certificate or certificates representing shares of Jacobs Common Stock held by such holder.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, Regions shall cause the exchange agent selected by Regions (the "Exchange Agent") to mail to the former stockholders of Jacobs appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Jacobs Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Jacobs Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which dissenter's rights have been perfected as provided in Section 3.5 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares, to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Plan of Merger, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Jacobs Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Regions Common Stock to which such holder may be otherwise entitled (without interest). Regions shall not be obligated to deliver the consideration to which any former holder of Jacobs Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificates or certificates representing the shares of Jacobs Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Jacobs Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Plan of Merger notwithstanding, neither Regions, Jacobs, nor the Exchange Agent shall be liable to a holder of Jacobs Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.

     4.2 RIGHTS OF FORMER JACOBS STOCKHOLDERS. At the Effective Time, the stock transfer books of Jacobs shall be closed as to holders of Jacobs Common Stock immediately prior to the Effective Time, and no transfer of Jacobs Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Jacobs Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Plan of Merger or as to which the holder thereof has perfected dissenters' rights of appraisal as contemplated by Section 3.5 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Plan of Merger in exchange therefor. To the extent permitted by law, former stockholders of record of Jacobs shall be entitled to vote after the Effective Time at any meeting of Regions stockholders the number of whole shares of Regions Common Stock into which their respective shares of Jacobs Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Jacobs Common Stock for certificates representing Regions Common Stock in accordance with the provisions of this Plan of Merger. Whenever a dividend or other distribution is declared by Regions on the Regions Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Regions Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Regions Common Stock as of any time subsequent to the

Effective Time shall be delivered to the holder of any certificate representing shares of Jacobs Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Jacobs Common Stock certificate, both the Regions Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                           CLOSING AND EFFECTIVE DATE

     5.1 TIME AND PLACE OF CLOSING. The Closing will take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as Jacobs and Regions, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at the offices of Regions, or such other place as may be mutually agreed upon by Jacobs and Regions.

     5.2 EFFECTIVE TIME. The Merger and other transactions contemplated by the Agreement shall become effective on the date and at the time that the Alabama Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Alabama (the "Effective Time"). Subject to the terms and conditions thereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each party to the Agreement, the parties to the Agreement shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required consent of any regulatory authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of Jacobs approve the Agreement to the extent such approval is required by applicable Law; or such later date within thirty
(30) days thereof as may be specified by Regions.

                                   ARTICLE 6

                                 EFFECTIVENESS

     6.1 CONDITIONS PRECEDENT. Consummation of the Merger is conditioned upon the approval of the Merger by the stockholders of Jacobs and the sole stockholder of Interim, as and to the extent required by law, and the receipt of the requisite regulatory approvals as set forth in the Agreement. Additionally, consummation of the Merger is conditioned upon the fulfillment of the conditions precedent set forth in Article Nine of the Agreement or the waiver of such conditions as provided in Section 11.6 of the Agreement.

     6.2 TERMINATION. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto at any time after termination of the Agreement as provided in Article Ten of the Agreement.

     6.3 AMENDMENTS. To the extent permitted by law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of Jacobs Common Stock, there shall be made no amendment decreasing the consideration to be received by Jacobs stockholders without the further approval of such stockholders.

     6.4 WAIVERS. (a) Prior to or at the Effective Time, Regions, acting through its Board of Directors, chief executive officer, vice chairman, or other authorized officer, shall have the right to waive on behalf of it and Interim any default in the performance of any term of this Plan of Merger by Jacobs, to waive or extend the time for the compliance or fulfillment by Jacobs of any and all of its obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Regions under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Regions.

     (b) Prior to or at the Effective Time, Jacobs, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any default in the performance of any term of this Plan of Merger by Regions, to waive or extend the time for the compliance or fulfillment by Regions or Interim of any and all of their obligations under this Plan of Merger, and to waive any or all of the conditions precedent to the obligations of Jacobs under this Plan of Merger, except any condition which, if not satisfied, would result in the violation of any law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Jacobs.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth in
Section 11.8 of the Agreement (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so received.

     7.2 GOVERNING LAW. This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Alabama.

     7.3 COUNTERPARTS. This Plan of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     7.4 INCONSISTENT PROVISIONS. The Parties agree that, to the extent any of the provisions of this Plan of Merger shall conflict or be inconsistent with any provision of the Agreement, the provisions of the Agreement shall control and prevail and the Parties hereto agree to execute such amendments to this Plan of Merger to conform the provisions hereof to the provisions of the Agreement.

     IN WITNESS WHEREOF, each of the Parties has caused this Plan of Merger to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto duly authorized all as of the day and year first above written.

                                          JACOBS BANK

[BANK SEAL]
                                                       By:
                                                          ---------------------------------------------------
                                                                              J.E. Moody
                                                                 Chairman and Chief Executive Officer
ATTEST:
       ---------------------------------

       ---------------------------------
                 Corporate Secretary

           A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS OF JACOBS BANK

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-----------------------------------------------------  -----------------------------------------------------

                                          JACOBS INTERIM BANK

[BANK SEAL]
                                                       By:
                                                          ---------------------------------------------------

                                                          ---------------------------------------------------
                                                                              President

ATTEST:
       ---------------------------------

       ---------------------------------

       ---------------------------------

       ---------------------------------

                     A MAJORITY OF THE ENTIRE BOARD OF DIRECTORS OF
                                  JACOBS INTERIM BANK

-----------------------------------------------------  -----------------------------------------------------

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

                                                                      APPENDIX C

             TITLE 10.  CORPORATIONS, PARTNERSHIPS AND ASSOCIATIONS
                       CHAPTER 2B.  BUSINESS CORPORATIONS
                        ARTICLE 13.  DISSENTERS' RIGHTS
          DIVISION A.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 10-2B-13.01. DEFINITIONS

     (1) "Corporate action" means the filing of articles of merger or share exchange by the probate judge or Secretary of State, or other action giving legal effect to a transaction that is the subject of dissenters' rights.

     (2) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (3) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 10-2B-13.02 and who exercises that right when and in the manner required by Sections 10-2B-13.20 through 10-2B-13.28.

     (4) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans, or, if none, at a rate that is fair and equitable under all circumstances.

     (6) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (7) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 10-2B-13.02. RIGHT TO DISSENT

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 10-2B-11.03 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 10-2B-11.04;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange by all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) To the extent that the articles of incorporation of the corporation so provide, an amendment of the articles of incorporation that materially and adversely affects rights in respect to a dissenter's shares because it:

             (i) Alters or abolishes a preferential right of the shares;

             (ii) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

             (iii) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (iv) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (v) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 10-2B-6.04; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

          (b) A shareholder entitled to dissent and obtain payment for shares under this chapter may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

SEC. 10-2B-13.03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS

     (a) A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if:

          (1) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

SEC. 10-2B-13.20. NOTICE OF DISSENTERS' RIGHTS

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Section 10-2B-13.02 is taken without a vote of shareholders, the corporation shall (1) notify in writing all shareholders entitled to assert dissenters' rights that the action was taken; and (2) send them the dissenters' notice described in
Section 10-2B-13.22.

SEC. 10-2B-13.21. NOTICE OF INTENT TO DEMAND PAYMENT

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is submitted to a vote at a shareholder's meeting, a shareholder who wishes to assert dissenters' rights (1) must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment or his or her shares if the proposed action is effectuated; and (2) must not vote his or her shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his or her shares under this article.

SEC. 10-2B-13.22. DISSENTERS' NOTICE

     (a) If proposed corporate action creating dissenters' rights under Section 10-2B-13.02 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 10-2B-13.21.

     (b) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must:

          (1) State where the payment demand must be sent;

          (2) Inform holders of shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this article.

SEC. 10-2B-13.23. DUTY TO DEMAND PAYMENT

     (a) A shareholder sent a dissenters' notice described in Section 10-2B-13.22 must demand payment in accordance with the terms of the dissenters' notice.

     (b) The shareholder who demands payment retains all other rights of a shareholder until those rights are canceled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment by the date set in the dissenters' notice is not entitled to payment for his or her shares under this article.

     (d) A shareholder who demands payment under subsection (a) may not thereafter withdraw that demand and accept the terms offered under the proposed corporate action unless the corporation shall consent thereto.

SEC. 10-2B-13.24. SHARE RESTRICTIONS

     (a) Within 20 days after making a formal payment demand, each shareholder demanding payment shall submit the certificate or certificates representing his or her shares to the corporation for (1) notation thereon by the corporation that such demand has been made and (2) return to the shareholder by the corporation.

     (b) The failure to submit his or her shares for notation shall, at the option of the corporation, terminate the shareholders' rights under this article unless a court of competent jurisdiction, for good and sufficient cause, shall otherwise direct.

     (c) If shares represented by a certificate on which notation has been made shall be transferred, each new certificate issued therefor shall bear similar notation, together with the name of the original dissenting holder of such shares.

     (d) A transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

SEC. 10-2B-13.25. OFFER OF PAYMENT

     (a) As soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall offer to pay each dissenter who complied with Section 10-2B-13.23 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of the offer, an income statement for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under
     Section 10-2B-13.28; and

          (5) A copy of this article.

     (c) Each dissenter who agrees to accept the corporation's offer of payment in full satisfaction of his or her demand must surrender to the corporation the certificate or certificates representing his or her shares in accordance with terms of the dissenters' notice. Upon receiving the certificate or certificates, the corporation shall pay each dissenter the fair value of his or her shares, plus accrued interest, as provided in subsection (a). Upon receiving payment, a dissenting shareholder ceases to have any interest in the shares.

SEC. 10-2B-13.26. FAILURE TO TAKE CORPORATE ACTION

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment, the corporation shall release the transfer restrictions imposed on shares.

     (b) If, after releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 10-2B-13.22 and repeat the payment demand procedure.

SEC. 10-2B-13.28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH OFFER OF PAYMENT

     (a) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, or reject the corporation's offer under
Section 10-2B-13.25 and demand payment of the fair value of his or her shares and interest due, if:

          (1) The dissenter believes that the amount offered under Section 10-2B-13.25 is less than the fair value of his or her shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make an offer under Section 10-2B-13.25 within 60 days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not release the transfer restrictions imposed on shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (a) within 30 days after the corporation offered payment for his or her shares.

SEC. 10-2B-13.30. COURT ACTION

     (a) If a demand for payment under Section 10-2B-13.28 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided under the Alabama Rules of Civil Procedure.

     (d) After service is completed, the corporation shall deposit with the clerk of the court an amount sufficient to pay unsettled claims of all dissenters party to the action in an amount per share equal to its prior estimate of fair value, plus accrued interest, under Section 10-2B-13.25.

     (e) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (f) Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus accrued interest. If the court's determination as to the fair value of a dissenter's shares, plus accrued interest, is higher than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection (d), the corporation shall pay the excess to the dissenting shareholder. If the court's determination as to fair value, plus accrued interest, of a dissenter's shares is less than the amount estimated by the corporation and deposited with the clerk of the court pursuant to subsection
(d), then the clerk shall return the balance of funds deposited, less any costs under Section 10-2B-13.31, to the corporation.

     (g) Upon payment of the judgment, and surrender to the corporation of the certificate or certificates representing the appraised shares, a dissenting shareholder ceases to have any interest in the shares.

SEC. 10-2B-13.31. COURT COSTS AND COUNSEL FEES

     (a) The court in an appraisal proceeding commenced under Section 10-2B-13.30 shall determine all costs of the proceeding, including compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 10-2B-13.28.

     (b) The court may also assess the reasonable fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 10-2B-13.20 through 10-2B-13.28; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SEC. 10-2B-13.32. STATUS OF SHARES AFTER PAYMENT

     Shares acquired by a corporation pursuant to payment of the agreed value therefor or to payment of the judgment entered therefor, as in this chapter provided, may be held and disposed of by such corporation as in the case of other treasury shares, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange may otherwise provide.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article Tenth of the Certificate of Incorporation of the Registrant provides:

                  "(a) The corporation shall indemnify its officers, directors, employees, and agents to the full extent permitted by the General Corporation Law of Delaware. (b) No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages, for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit."

         Section 145 of the Delaware General Corporation law empowers the Registrant to indemnify its officers and directors under certain circumstances. The pertinent provisions of that statute read as follows:

                  "(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

                  "(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  "(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections
         (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  "(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

                  "(e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

                  "(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  "(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

                  "(h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  "(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  "(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  "(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         The Registrant has purchased a directors' and officers' liability insurance contract which provides, within stated limits, reimbursement either to a director or officer whose actions in his capacity result in liability, or to the Registrant, in the event it has indemnified the director or officer. Major exclusions from coverage include libel, slander, personal profit based on inside information, illegal payments, dishonesty, accounting of securities profits in violation of Section 16(b) of the Securities Exchange Act of 1934 and acts within the scope of the Pension Reform Act of 1974.


ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                                     DESCRIPTION
------         -----------------------------------------------------------------------------------------------
  2.1    --    Agreement and Plan of Reorganization, dated as of February 18, 1998, by and between Jacobs Bank and
               Regions Financial  Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  2.2    --    Form of Plan of Merger by and between Jacobs Bank and Jacobs Interim Bank -- included as Appendix B to the Proxy Statement/Prospectus.
  4.1    --    Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4
               Registration Statement of Regions Financial Corporation, file no. 333-37361.
  4.2    --    By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of
               Regions Financial Corporation, file no. 333-37361.
  5.     --    Opinion re: legality.
  8.     --    Form of Opinion re: tax matters.
 23.1    --    Consent of Ernst & Young LLP.
 23.2    --    Consent of Schauer, Taylor, Cox & Edwards, P.C.
 23.3    --    Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4    --    Consent of Alston & Bird LLP-- to be included in Exhibit 8.
 24.     --    Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.     --    Form of proxy.


ITEM 22.  UNDERTAKINGS.

         A. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         C.(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         D. The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         E. The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on this the 9th day of July, 1998.

                                    REGISTRANT:
                                    REGIONS FINANCIAL CORPORATION


                                    BY:  /s/ Richard D. Horsley
                                       --------------------------------------
                                             Richard D. Horsley
                                       Vice Chairman of the Board and
                                        Executive Financial Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Horsley and Samuel E. Upchurch, Jr. and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney- in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



   SIGNATURE                     TITLE                                 DATE
-------------------------- ----------------------------      ------------------

/s/ Carl E. Jones, Jr.
--------------------------  President and Chief Executive          July 9, 1998
Carl E. Jones, Jr.              Officer and Director
                            (principal executive officer)


/s/ Richard D. Horsley
--------------------------  Vice Chairman of the Board and         July 9, 1998
Richard D. Horsley          Executive Financial Officer
                                   and Director
                            (principal financial officer)

/s/ Robert P. Houston
--------------------------  Executive Vice President and           July 9, 1998
Robert P. Houston                  Comptroller
                            (principal accounting officer)

   SIGNATURE                     TITLE                                 DATE
-------------------------- ----------------------------      ------------------

/s/ Sheila S. Blair
--------------------------         Director                        July 9, 1998
Sheila S. Blair


/s/ William B. Boles, Sr.
--------------------------         Director                        July 9, 1998
William B. Boles, Sr.


/s/ James B. Boone, Jr.
--------------------------         Director                        July 9, 1998
James B. Boone, Jr.


/s/ Albert P. Brewer
--------------------------         Director                        July 9, 1998
Albert P. Brewer


/s/ James S.M. French
--------------------------         Director                        July 9, 1998
James S.M. French


/s/ Olin B. King
--------------------------         Director                        July 9, 1998
Olin B. King


/s/ J. Stanley Mackin
--------------------------  Chairman of the Board                  July 9, 1998
J. Stanley Mackin                 and Director


/s/ Henry E. Simpson
--------------------------         Director                        July 9, 1998
Henry E. Simpson


/s/ Lee J. Styslinger, Jr.
--------------------------         Director                        July 9, 1998
Lee J. Styslinger, Jr.


--------------------------         Director
Robert J. Williams

                                INDEX TO EXHIBITS

                                                                                                           SEQUENTIALLY
EXHIBIT                                                                                                       NUMBERED
NUMBER                           DESCRIPTION                                                                    PAGE
-------        ------------------------------------------------------------------------------------------  ------------

  2.1   --     Agreement and Plan of Reorganization, dated as of February 18, 1998, by and between Jacobs
               Bank and Regions Financial Corporation -- included as Appendix A to the Proxy
               Statement/Prospectus.
  2.2   --     Form of Plan of Merger by and between Jacobs Bank and Jacobs Interim Bank -- included as
               Appendix B to the Proxy Statement/Prospectus.
  4.1   --     Certificate of Incorporation of Regions Financial Corporation -- incorporated by reference from S-4 Registration Statement of Regions Financial Corporation, file no. 333-37361.
  4.2   --     By-laws of Regions Financial Corporation -- incorporated by reference from S-4 Registration
               Statement of Regions Financial Corporation, file no. 333-37361.
  5.    --     Opinion re: legality.
  8.    --     Form of Opinion re: tax matters.
 23.1   --     Consent of Ernst & Young LLP.
 23.2   --     Consent of Schauer, Taylor, Cox & Edwards, P.C.
 23.3   --     Consent of Lange, Simpson, Robinson & Somerville LLP -- included in Exhibit 5.
 23.4   --     Consent of Alston & Bird LLP -- to be included in Exhibit 8.
 24.    --     Power of Attorney -- the manually signed power of attorney is set forth in the signature page of the registration statement.
 99.    --     Form of proxy.